    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 1996.

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                        HARTE-HANKS COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216
                                 (512) 829-9000
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                                 LARRY FRANKLIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216
                                 (512) 829-9000
                      (Name, address, including zip code,
                      and telephone number, including area
                          code, of agent for service)

           DELAWARE                         2711                        74-1677284
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)        Identification No.)

                                   COPIES TO:

                 ALAN J. BOGDANOW                          RICHARD P. JAFFE
              HUGHES & LUCE, L.L.P.             MESIROV GELMAN JAFFE CRAMER & JAMIESON
                 1717 MAIN STREET                         1735 MARKET STREET
                    SUITE 2800                     PHILADELPHIA, PENNSYLVANIA 19103
               DALLAS, TEXAS 75201

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                             ---------------------
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                      PROPOSED        PROPOSED
                                                      MAXIMUM         MAXIMUM
                                       AMOUNT         OFFERING       AGGREGATE       AMOUNT OF
TITLE OF SECURITIES                    TO BE           PRICE          OFFERING      REGISTRATION
TO BE REGISTERED                     REGISTERED     PER SHARE(1)      PRICE(1)         FEE(2)
--------------------------------------------------------------------------------------------------
Common Stock ($1.00 par
  value)........................     7,742,453        $21.6875      $167,914,449      $57,901
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

(2) $33,583 of the fee amount was paid previously in connection with the filing of preliminary proxy materials.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        HARTE-HANKS COMMUNICATIONS, INC.

                             CROSS REFERENCE SHEET

                 ITEM OF FORM S-4                        PROSPECTUS CAPTION OR LOCATION
--------------------------------------------------  -----------------------------------------
   1.    Forepart of the Registration Statement
           and Outside Front Cover Page of
           Prospectus.............................  Forepart of the Registration Statement
                                                    and Outside Front Cover Page of the
                                                      Prospectus
   2.    Inside Front and Outside Back Cover Pages
           of the Prospectus......................  Inside Front and Outside Back Cover Pages
                                                    of the Prospectus; Available Information
   3.    Risk Factors, Ratio of Earnings to Fixed
           Charges, and Other Information.........  Risk Factors; Unaudited Pro Forma
                                                    Condensed Financial Information
   4.    Terms of the Transaction.................  The Proposed Merger and Related
                                                    Transactions
   5.    Pro Forma Financial Information..........  Unaudited Pro Forma Condensed Financial
                                                      Information; Selected Unaudited Pro
                                                      Forma Financial Information
   6.    Material Contacts with the Company Being
           Acquired...............................  Not Applicable
   7.    Additional Information Required for
           Reoffering by Persons and Parties
           Deemed to be Underwriters..............  Not Applicable
   8.    Interests of Named Experts and Counsel...  Legal Matters; Experts
   9.    Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities............................  Not Applicable
  10.    Information with Respect to S-3
           Registrants............................  Harte-Hanks Selected Historical
                                                    Consolidated Financial Data; Selected
                                                      Unaudited Pro Forma Financial
                                                      Information; Unaudited Pro Forma
                                                      Condensed Financial Information
  11.    Incorporation of Certain Information by
           Reference..............................  Incorporation of Certain Information by
                                                      Reference
  12.    Information with Respect to S-2 or S-3
           Registrants............................  Not Applicable
  13.    Incorporation of Certain Information by
           Reference..............................  Not Applicable
  14.    Information with Respect to Registrants
           Other Than S-3 or S-2 Registrants......  Not Applicable
  15.    Information with Respect to S-3
           Companies..............................  DiMark Selected Historical Consolidated
                                                      Financial Data; Selected Unaudited Pro
                                                      Forma Financial Information; Unaudited
                                                      Pro Forma Condensed Financial
                                                      Information
  16.    Information with Respect to S-2 or S-3
           Companies..............................  Not Applicable
  17.    Information with Respect to Companies
           Other Than S-2 or S-3 Companies........  Not Applicable

                 ITEM OF FORM S-4                        PROSPECTUS CAPTION OR LOCATION
--------------------------------------------------  -----------------------------------------
  18.    Information if Proxies, Consents or
           Authorizations Are to be Solicited.....  The Stockholders' Meetings; Interests of
                                                      Certain Persons in the Merger;
                                                      Management of Harte-Hanks; Executive
                                                      Compensation and Other Information;
                                                      Management of DiMark; Security
                                                      Ownership of Management and Principal
                                                      Stockholders of Harte-Hanks; Security
                                                      Ownership of Management and Principal
                                                      Stockholders of DiMark
  19.    Information if Proxies, Consents or
           Authorizations Are not to be Solicited,
           or in an Exchange Offer................  Not Applicable

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1996

     As a stockholder of Harte-Hanks Communications, Inc. ("Harte-Hanks"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of Harte-Hanks to be held at the offices of Harte-Hanks, 200 Concord Plaza, Suite 800, San Antonio, Texas 78216, on Tuesday, April 30, 1996, at 1:00 p.m. local time, for the following purposes:

          1. To approve the issuance of shares of Harte-Hanks Common Stock to DiMark stockholders pursuant to the Agreement and Plan of Merger dated as of February 4, 1996 (the "Merger Agreement") by and among Harte-Hanks, HHD Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Harte-Hanks ("Newco"), and DiMark, Inc., a New Jersey corporation ("DiMark"), providing for the merger of Newco with and into DiMark (the "Merger") and the conversion of each outstanding share of DiMark common stock, no par value per share, into .656 of a share of Harte-Hanks common stock, par value $1.00 per share ("Common Stock").

          2. To elect three Class III directors for a three-year term and one Class I director for a one-year term.

          3. To approve an amendment to the Certificate of Incorporation of Harte-Hanks to increase the number of authorized shares of Harte-Hanks Common Stock from 50,000,000 to 125,000,000.

          4. To approve an amendment to the Harte-Hanks Communications, Inc. 1991 Stock Option Plan to increase the aggregate number of shares of Harte-Hanks Common Stock that may be issued under such Plan from 3,000,000 to 4,000,000.

          5. To approve the adoption of the Harte-Hanks Communications, Inc. 1996 Incentive Compensation Plan.

          6. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          DONALD R. CREWS
                                          Senior Vice President, Legal and
                                          Secretary

San Antonio, Texas
March 29, 1996

                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                                  DIMARK INC.
                               THE DIMARK CENTER
                           2050 CABOT BOULEVARD WEST
                         LANGHORNE, PENNSYLVANIA 19047

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 29, 1996

     As a stockholder of DiMark, Inc. ("DiMark"), you are hereby given notice of and invited to attend in person or by proxy the Special Meeting of stockholders of DiMark to be held at the Doubletree Hotel Philadelphia, Broad Street at Locust, Philadelphia, Pennsylvania 19107 on Monday, April 29, 1996, at 10:00 AM local time, for the following purposes:

          1. To approve and adopt an Agreement and Plan of Merger, dated as of February 4, 1996 (the "Merger Agreement"), by and among Harte-Hanks Communications, Inc., a Delaware corporation ("Harte-Hanks"), HHD Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Harte-Hanks ("Newco") and DiMark, pursuant to which Newco will be merged with and into DiMark (the "Merger") and each outstanding share of DiMark common stock, no par value per share, will be converted into .656 of a share of Harte-Hanks common stock, par value $1.00 per share ("Common Stock") as a result of such Merger.

          2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of stockholder entitled to notice of and to vote at such meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, to assure your shares are represented at the meeting, please date, execute and mail promptly the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States.

                                          By Order of the Board of Directors,

                                          LESLEY A. BACHMAN
                                          Chief Financial Officer, Treasurer and
                                          Secretary

Langhorne, Pennsylvania
March 29, 1996

                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
DOCUMENTS DELIVERED HEREWITH..........................................................     i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................     i
AVAILABLE INFORMATION.................................................................    ii
SUMMARY...............................................................................     1
RISK FACTORS..........................................................................    13
THE STOCKHOLDERS' MEETINGS............................................................    14
  General.............................................................................    14
  Matters to be Considered at the Harte-Hanks Meeting.................................    14
  Record Dates; Voting at the Meetings; Vote Required.................................    17
  Revocability of Proxies.............................................................    17
  Solicitation of Proxies.............................................................    18
  Dissenters' Appraisal Rights........................................................    18
  Matters to be Considered at the DiMark Meeting......................................    18
  Record Dates; Voting at the Meetings; Vote Required.................................    18
  Revocability of Proxies.............................................................    19
  Solicitation of Proxies.............................................................    19
  Dissenters' Appraisal Rights........................................................    19
THE PROPOSED MERGER AND RELATED TRANSACTIONS..........................................    19
  Description of the Merger...........................................................    19
  Background of the Merger............................................................    20
  Harte-Hanks' Reasons for the Merger.................................................    21
  Harte-Hanks Board of Directors Recommendation of the Merger.........................    22
  Opinion of Financial Advisor to Harte-Hanks.........................................    22
  DiMark Reasons for the Merger.......................................................    25
  DiMark Board of Directors Recommendation of the Merger..............................    26
  Opinion of Financial Advisor to DiMark..............................................    26
  Irrevocable Proxies.................................................................    30
  Effective Time of the Merger........................................................    30
  Manner and Basis of Converting Shares...............................................    31
  DiMark Options and Warrants.........................................................    31
  Registration Rights.................................................................    32
  PRO Direct and H&R Acquisitions.....................................................    32
  Representations and Warranties......................................................    32
  Indemnification.....................................................................    32
  Conduct of the Business of the Combined Companies Following the Merger..............    32
  Conduct of DiMark's Business Prior to the Merger....................................    33
  Conditions to the Merger............................................................    35
  Termination or Amendment of Merger Agreement........................................    36
  Merger Expenses.....................................................................    38
  Interests of Certain Persons in the Merger..........................................    38
  Governmental and Regulatory Approvals...............................................    39
  Accounting Treatment................................................................    39
  Dissenters' Appraisal Rights........................................................    40
  Certain Federal Income Tax Consequences.............................................    40
MANAGEMENT AND OPERATIONS AFTER THE MERGER............................................    42
HARTE-HANKS AND DIMARK UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION............    42

                                                                                        PAGE
                                                                                        ----
MARKET PRICE DATA AND DIVIDEND INFORMATION............................................    52
HARTE-HANKS BUSINESS DESCRIPTION......................................................    53
MANAGEMENT OF HARTE-HANKS.............................................................    54
EXECUTIVE COMPENSATION AND OTHER INFORMATION..........................................    56
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF HARTE-HANKS............    61
DIMARK BUSINESS DESCRIPTION...........................................................    63
MANAGEMENT OF DIMARK..................................................................    64
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF DIMARK.................    65
COMPARATIVE RIGHTS OF STOCKHOLDERS OF HARTE-HANKS AND DIMARK..........................    66
AFFILIATES' RESTRICTION ON SALE OF HARTE-HANKS COMMON STOCK...........................    70
LEGAL MATTERS.........................................................................    70
EXPERTS...............................................................................    71
INDEPENDENT AUDITORS..................................................................    71
STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING.........................................    71
INDEX TO FINANCIAL STATEMENTS.........................................................    71
  Consolidated Financial Statements of Harte-Hanks....................................    71
  Consolidated Financial Statements of DiMark.........................................    71
  APPENDICES
  Appendix A -- Agreement and Plan of Merger..........................................   A-1
  Appendix B -- Fairness Opinion of Financial Advisor to Harte-Hanks..................   B-2
  Appendix C -- Fairness Opinion of Financial Advisor to DiMark.......................   C-3

                        JOINT PROXY STATEMENT/PROSPECTUS

GENERAL INFORMATION

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Harte-Hanks Communications, Inc., a Delaware corporation ("Harte-Hanks"), for use at the 1996 Annual Meeting of Stockholders of Harte-Hanks (the "Harte-Hanks Meeting") to be held on April 30, 1996, at the offices of Harte-Hanks, 200 Concord Plaza, Suite 800, San Antonio, Texas 78216, at 1:00 p.m. local time, or any adjournments or postponements thereof. At the Harte-Hanks Meeting, Harte-Hanks stockholders will consider and vote upon a proposal to approve the issuance (the "Stock Issuance") of shares of Harte-Hanks common stock, par value $1.00 per share ("Harte-Hanks Common Stock"), to the stockholders of DiMark, Inc., a New Jersey corporation ("DiMark"), in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated February 4, 1996, relating to the proposed merger (the "Merger") of HHD Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Harte-Hanks ("Newco"), with and into DiMark.

     This Joint Proxy Statement/Prospectus is also furnished in connection with the solicitation of proxies in favor of the Merger by the Board of Directors of DiMark for use at the Special Meeting of DiMark stockholders to be held on April 29, 1995, at the Doubletree Hotel Philadelphia, Broad Street at Locust, Philadelphia, Pennsylvania 19107, at 10:00 a.m. local time and as the Prospectus of Harte-Hanks for the issuance of Harte-Hanks Common Stock to the stockholders of DiMark in connection with the Merger. All information herein with respect to Harte-Hanks has been furnished by Harte-Hanks, and all information herein with respect to DiMark has been furnished by DiMark.

     As a result of the Merger, DiMark will become a wholly-owned subsidiary of Harte-Hanks. Each share of DiMark Common Stock will be converted into the right to receive .656 of a share of Harte-Hanks Common Stock (the "Exchange Ratio"). On March 15, 1996, the closing sale price of Harte-Hanks Common Stock on the New York Stock Exchange (the "NYSE") was $20 7/8 per share. On March 15, 1996, the closing sale price of DiMark Common Stock on the American Stock Exchange (the "AMEX") was $13 1/4 per share. Subject to stockholder approvals, the closing of the Merger will occur promptly after the satisfaction of the conditions precedent contained in the Merger Agreement, but in no event later than July 31, 1996. See "The Proposed Merger and Related Transactions -- Conditions to the Merger."

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Harte-Hanks that is part of the Registration Statement on Form S-4 (the "Registration Statement") of Harte-Hanks filed with the Securities and Exchange Commission with respect to the issuance of up to 7,742,453 shares of Harte-Hanks Common Stock to be issued pursuant to the Merger.

     SEE "RISK FACTORS" AT PAGE 13 FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF DIMARK WITH RESPECT TO THE MERGER AND AN INVESTMENT IN HARTE-HANKS UPON CONSUMMATION OF THE MERGER.

     This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Harte-Hanks and DiMark on or about March 29, 1996.

NEITHER THIS TRANSACTION NOR THE SECURITIES OF HARTE-HANKS TO BE ISSUED IN
  CONNECTION WITH THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
          THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
           TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

      The date of this Joint Proxy Statement/Prospectus is March   , 1996.

                          DOCUMENTS DELIVERED HEREWITH

     This Joint Proxy Statement/Prospectus is accompanied by a copy of Harte-Hanks 1995 Annual Report to Stockholders.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Harte-Hanks incorporates herein by reference the following documents filed by it with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) its Annual Report on Form 10-K for the year ended December 31, 1994, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, (iii) its Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, (iv) its Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, and (v) the description of Harte-Hanks Common Stock contained in its Registration Statement on Form 8-A dated October 7, 1993.

     DiMark incorporates herein by reference (i) its Annual Report on Form 10-K for the year ended February 28, 1995, which incorporates by reference certain portions of its 1995 Annual Report to Stockholders and its definitive Proxy Statement dated May 19, 1995, distributed to DiMark's stockholders in connection with the Annual Meeting of Stockholders held on June 22, 1995, (ii) its Quarterly Report on Form 10-Q for the quarter ended May 31, 1995, (iii) its Quarterly Report on Form 10-Q for the quarter ended August 31, 1995, (iv) its Quarterly Report on Form 10-Q for the quarter ended November 30, 1995, (v) its Current Report on Form 8-K, as amended by Form 8-K/A dated September 8, 1995, relating to the acquisition of the assets and business of H&R Communications, Inc., (vi) its Current Report on Form 8-K, as amended by Form 8-K/A dated January 4, 1996, relating to the acquisition of the assets and business of PRO Direct Response Corp., and (vii) the description of DiMark's Common Stock, no par value, contained in its Registration Statement on Form S-4 which was filed with the Commission on February 12, 1992.

     All documents filed by Harte-Hanks and DiMark pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the dates of the Harte-Hanks Annual Meeting and the DiMark Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be modified or superseded, for purposes of this Joint Proxy Statement/Prospectus, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. HARTE-HANKS AND DIMARK HEREBY UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO HARTE-HANKS ARE AVAILABLE UPON REQUEST FROM HARTE-HANKS COMMUNICATIONS, INC., 200 CONCORD DRIVE, SUITE 800, SAN ANTONIO, TEXAS 78216, ATTENTION: DONALD R. CREWS, SENIOR VICE PRESIDENT, LEGAL AND SECRETARY, (210) 829-5000. DOCUMENTS RELATING TO DIMARK ARE AVAILABLE UPON REQUEST FROM DIMARK, INC., 2050 CABOT BOULEVARD WEST, LANGHORNE, PENNSYLVANIA 19047, ATTENTION: LESLEY A. BACHMAN, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY, (215) 750-6600.

                             AVAILABLE INFORMATION

     Harte-Hanks and DiMark are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Harte-Hanks and DiMark with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Harte-Hanks Common Stock is listed on the NYSE. Reports and other information concerning Harte-Hanks can also be inspected at the offices of the NYSE, 30 Broad Street, New York, New York 10005. DiMark Common Stock is listed on the AMEX and reports, proxy statements, and other information of DiMark described above may also be inspected at the AMEX at 86 Trinity Place, New York, New York 10006. Upon consummation of the Merger, DiMark's Common Stock listing on the AMEX will be terminated.

     Harte-Hanks has filed with the Commission a Registration Statement on Form S-4 covering the shares of Harte-Hanks Common Stock to be issued as a result of the Merger. This Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the schedules and exhibits filed as a part thereof or incorporated by reference therein. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit hereto or as otherwise filed with the Commission. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. After the Merger, registration of DiMark Common Stock under the Exchange Act will be terminated.
                             ---------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/ PROSPECTUS, OR A SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS JOINT PROXY STATEMENT/ PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HARTE-HANKS OR DIMARK AT ANY TIME SUBSEQUENT TO THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                                    SUMMARY

     The following summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and the documents incorporated herein by reference and the Appendices attached hereto. The information contained in the Joint Proxy Statement/ Prospectus with respect to Harte-Hanks and its affiliates has been supplied by Harte-Hanks, and the information with respect to DiMark and its affiliates has been supplied by DiMark. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Joint Proxy Statement/ Prospectus.

                                 THE COMPANIES

HARTE-HANKS

     Harte-Hanks Communications, Inc., a Delaware corporation ("Harte-Hanks"), is a diversified communications company with operations throughout the United States in four principal businesses -- direct marketing, shoppers, newspapers, and television. Harte-Hanks' shoppers, newspapers, and television businesses operate in local markets, while its direct marketing business operates nationwide and internationally. The principal executive offices of Harte-Hanks are located at 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216, and its telephone number is (512) 829-9000. See "Harte-Hanks Business Description."

     HHD Acquisition Corp. ("Newco") is a newly formed New Jersey corporation and a wholly-owned subsidiary of Harte-Hanks. Newco was organized for the purpose of effecting the Merger pursuant to the Merger Agreement. Newco has no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of Newco are located at 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216, and its telephone number is
(512) 829-9000.

DIMARK

     DiMark, Inc., a New Jersey corporation ("DiMark"), through its wholly-owned subsidiaries, provides a full range of outsource marketing and database services and direct response printing services. DiMark's clients are principally in the insurance, healthcare, pharmaceutical, financial services, telecommunications and publishing industries. The principal executive offices of DiMark are located at 2050 Cabot Boulevard West, Langhorne, Pennsylvania 19047, and its telephone number is (215) 750-6600. See "DiMark Business Description."

                           THE STOCKHOLDERS' MEETINGS

HARTE-HANKS

     The Annual Meeting of Stockholders of Harte-Hanks will be held on April 30, 1996 at the offices of Harte-Hanks, 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216, commencing at 1:00 p.m., local time, for the purpose of considering and acting upon proposals to (i) approve the issuance of shares of Harte-Hanks Common Stock in connection with the Merger, (ii) elect three Class III directors for a three-year term and one Class I director for a one year term, (iii) amend the Certificate of Incorporation to increase the number of authorized shares of Harte-Hanks Common Stock, (iv) increase the number of shares available under the Harte-Hanks Communications, Inc. 1991 Stock Option Plan, and (v) approve the Harte-Hanks Communications, Inc. 1996 Incentive Compensation Plan. Only holders of record of Harte-Hanks Common Stock at the close of business on March 15, 1996 will be entitled to vote at the Harte-Hanks meeting. As of March 15, 1996, there were 30,047,781 shares of Harte-Hanks Common Stock issued and outstanding, all of which are entitled to vote.

     The affirmative vote of the holders of at least a majority of the shares of Harte-Hanks Common Stock present, in person or by proxy, at the Harte-Hanks meeting (assuming a quorum is present) is required in order to approve each of the proposals to be presented at the Harte-Hanks Annual Meeting; provided, however, that election of nominees for director requires a plurality of votes cast, and approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of shares of Common Stock outstanding. Andrew
B. Shelton and Houston H. Harte have executed and delivered irrevocable proxies to DiMark in favor of the Stock Issuance with respect to shares of voting stock held by them which in the aggregate constitute 28.2% of the outstanding voting stock of Harte-Hanks. See "The Stockholders' Meetings -- Vote Required;" "The Proposed Merger and Related Transactions -- Irrevocable Proxies."

DIMARK

     The Special Meeting of the Stockholders of DiMark will be held on April 29, 1996, at the Doubletree Hotel Philadelphia, Broad Street at Locust, Philadelphia, Pennsylvania 19107, at 10:00 a.m., local time, for the purpose of considering and voting on a proposal to approve and adopt the Merger Agreement. Only holders of record of DiMark Common Stock at the close of business on March 15, 1996 will be entitled to vote at the DiMark meeting. As of March 15, 1996, there were 9,222,388 shares of DiMark Common Stock issued and outstanding, all of which are entitled to vote.

     The affirmative vote of the holders of a majority of the shares of DiMark Common Stock present, in person or by proxy, at the DiMark special meeting (assuming a quorum is present) is required to approve the Merger Agreement. Thomas E. Garvey, Michael L. Wert, and Stephen C. Marcus have executed and delivered irrevocable proxies to Harte-Hanks in favor of the Merger with respect to all of the voting stock of DiMark held by them which in the aggregate constitute 28.2% of the outstanding voting stock of DiMark. See "Stockholders' Meeting -- Vote Required;" "The Proposed Merger and Related
Transactions -- Irrevocable Proxies."

                                   THE MERGER

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Harte-Hanks Board of Directors has approved the Merger Agreement and determined that the Merger and the issuance of shares of Harte-Hanks Common Stock pursuant to the Merger (the "Stock Issuance") are fair and in the best interests of Harte-Hanks and its stockholders. THE HARTE-HANKS BOARD OF DIRECTORS RECOMMENDS THAT HARTE-HANKS STOCKHOLDERS VOTE FOR THE STOCK ISSUANCE. For a discussion of factors considered by the Harte-Hanks Board of Directors in reaching its decision, see "The Proposed Merger and Related
Transactions -- Recommendations of the Board of Directors of Harte-Hanks." Harte-Hanks has agreed to use its best efforts to obtain the approval of its stockholders.

     The DiMark Board of Directors has approved the Merger Agreement and determined that the Merger is fair and in the best interests of DiMark and its stockholders. THE DIMARK BOARD OF DIRECTORS RECOMMENDS THAT DIMARK STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. For a discussion of the factors considered by the DiMark Board of Directors in reaching its decision, see "The Proposed Merger and Related Transactions -- Recommendations of the Board of Directors of DiMark." In considering the recommendation of the DiMark Board of Directors with respect to the Merger, DiMark stockholders should be aware that certain officers and directors have direct or indirect interests in recommending the Merger, apart from their interests as stockholders of DiMark, which are not identical to those of unaffiliated stockholders of DiMark. See "The Proposed Merger and Related Transactions -- Interests of Certain Persons in the Merger."

FAIRNESS OPINIONS

     The Board of Directors of Harte-Hanks has received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to the effect that the consideration to be paid by Harte-Hanks to the stockholders of DiMark pursuant to the Merger Agreement is fair to the stockholders of Harte-Hanks from a financial point of view. The Board of Directors of DiMark has received an opinion from Alex. Brown & Sons Incorporated ("Alex. Brown") to the effect that the consideration to be received by the stockholders of DiMark in the Merger is fair from a financial point of view. The full text of the written opinions of Alex. Brown and DLJ are attached to this Joint Proxy Statement/Prospectus as Appendices B and C respectively. See "The Proposed Merger and Related Transactions -- Opinion of Financial Advisor to Harte-Hanks" and " -- Opinion of Financial Advisor to DiMark."

EMPLOYMENT AGREEMENTS

     Certain members of the Board of Directors and management of DiMark have certain interests separate from their interests as stockholders. Thomas E. Garvey, Michael L. Wert, and Stephen C. Marcus will enter into new employment agreements with DiMark once it becomes a Harte-Hanks subsidiary. These employment agreements provide for substantially less bonus potential than their prior agreements and therefore are more consistent with Harte-Hanks' executive compensation philosophy. The new employment agreements provide, in addition to salary, potential bonus and benefits, that Messrs. Garvey, Wert and Marcus will receive the following payments from Harte-Hanks: Mr. Garvey will receive an aggregate of $3 million; Mr. Wert will receive an aggregate of $3 million; and Mr. Marcus will receive an aggregate of $500,000. These payments are in consideration for (i) entering into the new employment agreements, (ii) entering into non-competition agreements contained in the new employment agreements, and
(iii) terminating their previous employment agreements. For more information on such employment agreements, see "The Proposed Merger and Related
Transactions -- Interests of Certain Persons in the Merger."

TERMS OF THE MERGER

     Exchange Ratio. At the Effective Time (as hereinafter defined), Newco will merge with and into DiMark and DiMark will become a wholly owned subsidiary of Harte-Hanks. Pursuant to the Merger, each outstanding share of DiMark Common Stock will be converted into the right to receive .656 of a share of Harte-Hanks Common Stock (the "Exchange Ratio"). The Exchange Ratio was determined by dividing $15.00, which was the value per share placed on the DiMark Common Stock, by the closing price of Harte-Hanks Common Stock on the day preceding the date the Merger was publicly announced. Based on the number of DiMark shares, warrants and stock options outstanding on the Record Date (as defined herein) and on the assumption that all such warrants and stock options are exercised immediately before the Effective Time, Harte-Hanks would issue 7,742,453 shares of Harte-Hanks Common Stock pursuant to the Merger.

     Fractional Shares. No fractional shares of Harte-Hanks Common Stock will be issued in connection with the Merger. In lieu of such fractional shares, each holder who would otherwise receive a fractional share will receive cash (without interest) rounded to the nearest cent, determined by multiplying the per share closing price of Harte-Hanks Common Stock on the New York Stock Exchange at the Effective Time by the fractional interest to which such holder would otherwise be entitled.

     Effective Time of the Merger. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of New Jersey. Assuming that the requisite stockholder approval of the Merger Agreement is obtained, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the stockholder meetings of Harte-Hanks and DiMark. If all other conditions to the Merger have not been satisfied prior to the stockholder meetings, however, it is expected that the Merger will occur as soon as practicable after such conditions have been satisfied or waived.

     Exchange of DiMark Common Stock Certificates. As promptly as practicable after the Effective Time, Harte-Hanks will send or cause to be sent to each record holder of DiMark at the Effective Time a letter of transmittal and other appropriate materials for use in surrendering certificates and will issue such holders certificates representing the appropriate shares of Harte-Hanks Common Stock.

     Assumption of DiMark Options and Warrants. Pursuant to the Merger Agreement and immediately after the Effective Time, Harte-Hanks will assume the obligations under each outstanding DiMark option ("Assumed Option") or warrant ("Assumed Warrant") to purchase DiMark Common Stock that remains unexercised in whole or in part as of the Effective Time and substitute shares of Harte-Hanks Common Stock for the shares of DiMark Common Stock purchasable under each such Assumed Option or Assumed Warrant in an amount equal to the number of DiMark shares purchasable multiplied by the Exchange Ratio. The per share exercise price of such Assumed Option or Assumed Warrant shall be an amount equal to the per share exercise price of the DiMark option or DiMark warrant being assumed divided by the Exchange Ratio.

     Acquisition Earnouts. As a condition to the Closing, DiMark will amend each of (i) the Asset Purchase Agreement by and among DiMark, H&R Communications, Inc., Thomas V. Whelan and Monte Rosen (the "H&R Agreement") and
(ii) the Asset Purchase Agreement by and among DiMark, PRO Direct Response Corp., PRO Direct Response, Inc. of New Jersey, PRO Direct Interviewing Corp., Inc., Peter Wood, and Robert Pinsky (the "PRO Direct Agreement"), to provide that any amounts payable by DiMark in cash or in DiMark Common Stock pursuant to any Earnout (as defined in the H&R Agreement or PRO Direct Agreement, as applicable) shall be payable only in cash or in Harte-Hanks Common Stock. The H&R Agreement provides for future earnout payments of up to $3,850,000 in cash and DiMark Common Stock to Thomas V. Whalen and Monte Rosen, based upon the future operations of H&R. The H&R Agreement also provides that in the event of a change in control of DiMark the earnout will become payable in full. Consequently, such earnout will become payable at the Effective Time.

     Indemnification. Under the Merger Agreement, for a period six years after the Effective Time, Harte-Hanks agrees not to amend or otherwise modify Article Eighth of the charter of DiMark or Article VIII of the bylaws of DiMark (in each case as in effect February 4, 1996) in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of DiMark in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) unless such amendment or modification is required by law. Harte-Hanks has agreed to purchase a three-year, customary director's and officer's liability insurance "tail" policy from a reputable insurer in the amount of $5,000,000 in respect of claims arising out of facts or events that occurred on or before the Effective Time, so long as the total premium cost thereof does not exceed $175,000. See "The Proposed Merger and Related Transactions -- Indemnification."

     Federal Income Tax Considerations. Harte-Hanks will receive the opinion of its counsel to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and each party to the Merger will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (ii) no gain or loss will be recognized for federal income tax purposes by Harte-Hanks, Newco, or DiMark as a result of the consummation of the Merger. DiMark will receive the opinion of its counsel to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and each party to the Merger will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (ii) no gain or loss will be recognized for federal income tax purposes by holders of DiMark Common Stock as a result of the consummation of the Merger, except for gain or loss attributable to cash received in lieu of fractional shares. Receipt of these opinions prior to mailing of this Joint Proxy Statement/Prospectus is a condition precedent to the consummation of the Merger. See "The Proposed Merger and Related Transactions -- Federal Income Tax Considerations."

     Accounting Treatment. Upon execution of the Merger Agreement, KPMG Peat Marwick LLP ("Peat Marwick") delivered to Harte-Hanks a letter stating that, based upon discussions and information furnished to Peat Marwick through the date of the letter, Peat Marwick concurs with Harte-Hanks management's assessment that Harte-Hanks has not taken or agreed to take any action that would prevent the Merger from being accounted for as a pooling of interests for financial reporting purposes. It is also a condition precedent to the closing of the Merger that Peat Marwick will deliver a similar letter on the Closing Date. Upon execution of the Merger Agreement, Arthur Andersen LLP ("Arthur Andersen") delivered to DiMark a letter stating that, based upon discussions and information furnished to Arthur Andersen through the date of the letter, Arthur Andersen concurs with DiMark management's assessment that DiMark has not taken or agreed to take any action that would prevent the Merger from being accounted for as a pooling of interests for financial reporting purposes.

     Government and Regulatory Approvals. Consummation of the Merger is conditioned upon the expiration or termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Harte-Hanks and DiMark respectively have filed notification reports under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice. See "The Proposed Merger and Related
Transactions -- Government and Regulatory Approvals." In addition, in order to effect the Merger, the Registration Statement shall have been declared effective by the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and Harte-Hanks shall have received from state authorities all Blue Sky and other authorizations necessary to consummate the transactions contemplated by the Agreement.

     No Injunction Preventing Merger. Consummation of the Merger is subject to the condition that no injunction or decree by any federal or state court that prevents the consummation of the Merger shall have been issued and remain in effect.

     Other Conditions to Merger. The obligations of Harte-Hanks and DiMark to consummate the Merger are subject to the satisfaction of certain customary and other conditions, including, without limitation, that shares of Harte-Hanks Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to notice of issuance. See "The Proposed Merger and Related Transactions -- Conditions to the Merger."

IRREVOCABLE PROXIES

     Certain management officials of DiMark, Thomas E. Garvey, Michael L. Wert and Stephen C. Marcus, have executed and delivered irrevocable proxies to Harte-Hanks with respect to all of the voting stock of DiMark held by them, which in the aggregate constitute 28.2% of the Common Stock of DiMark. Accordingly, the favorable vote of only another 22.8% of shares of DiMark Common Stock would assure approval of the Merger proposal. Two Harte-Hanks directors, Andrew B. Shelton and Houston H. Harte, have also executed and delivered irrevocable proxies to DiMark with respect to certain of their shares of voting Common Stock of Harte-Hanks which in the aggregate constitute 28.2% of the outstanding Common Stock of Harte-Hanks. The favorable vote of another 22.8% of Harte-Hanks Common Stock, all of which can be satisfied out of the stockholdings of Harte-Hanks management and related parties, would assure approval of the Stock Issuance. See "The Proposed Merger and Related Transactions -- Irrevocable Proxies."

NO APPRAISAL RIGHTS

     Neither New Jersey nor Delaware law requires that holders of Harte-Hanks Common Stock or DiMark Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger be afforded any appraisal rights or the right to receive cash for their shares. Neither Harte-Hanks nor DiMark intends to make available any such rights to its respective stockholders.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

     Termination. The Merger Agreement may be terminated under certain circumstances, including (a) the mutual consent of Harte-Hanks and DiMark, (b) either by Harte-Hanks or DiMark at any time prior to the consummation of the Merger (i) upon a breach of any representation, warranty, covenant or agreement on the part of the other party, or if any representation or warranty of such party shall have become untrue, in either case such that the conditions to the Merger could not be satisfied by July 31, 1996, (ii) if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate the Merger Agreement has not complied with its obligations under Section 6.03 of the Merger Agreement,
(iii) if the Merger shall not have been consummated before July 31, 1996, (iv) if the Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of DiMark at DiMark's stockholders' meeting or if the issuance of the Harte-Hanks Common Stock in connection with the Merger shall fail to receive the requisite vote for approval by the stockholders of Harte-Hanks at the Harte-Hanks stockholders' meeting, (c) by Harte-Hanks (i) if the Board of Directors of DiMark withdraws, modifies or changes its recommendation of the Merger Agreement or the

Merger in a manner adverse to Harte-Hanks or shall have resolved to do any of the foregoing, (ii) if the Board of Directors of DiMark shall have recommended to the stockholders of DiMark any Competing Transaction or shall have resolved to do so, (iii) if a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of DiMark is commenced, and the Board of Directors of DiMark does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) if any person (other than Harte-Hanks or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of DiMark; (d) by DiMark if the Board of Directors of DiMark (i) fails to make or withdraws its recommendation to vote in favor of the Merger and the Merger Agreement if there exists at such time a Competing Transaction, or (ii) recommends to DiMark's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of DiMark, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (e) by DiMark, (i) if the Board of Directors of Harte-Hanks withdraws, modifies or changes its recommendation of the Stock Issuance or the Merger in a manner adverse to DiMark or shall have resolved to do any of the foregoing, (ii) if the Board of Directors of Harte-Hanks shall have recommended to the stockholders of Harte-Hanks any Alternate Transaction or shall have resolved to do so, (iii) if a tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of Harte-Hanks is commenced, and the Board of Directors of Harte-Hanks does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) if any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Harte-Hanks; or (f) by Harte-Hanks if the Board of Directors of Harte-Hanks (i) fails to make or withdraws its recommendation to vote in favor of the Stock Issuance and the Merger Agreement if there exists at such time an Alternate Transaction, or (ii) recommends to Harte-Hanks' stockholders approval or acceptance of an Alternate Transaction, in each case only if the Board of Directors of Harte-Hanks, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     Amendment. Except as otherwise required by law or the rules of the NYSE, the Merger Agreement may be amended or modified and any condition specified therein may be waived without resubmission to the stockholders of Harte-Hanks or DiMark by the mutual consent of Harte-Hanks and DiMark. See "The Proposed Merger and Related Transactions -- Termination or Amendment of the Merger Agreement."

     Termination Fees; Expenses. Under certain circumstances, DiMark may be required to pay Harte-Hanks upon termination of the Merger Agreement a fee of $4,000,000, which amount is inclusive of all Harte-Hanks expenses. Under certain circumstances, Harte-Hanks may be required to pay DiMark upon termination of the Merger Agreement a fee of $4,000,000, which amount is inclusive of all DiMark expenses. Certain expenses incurred in connection with this Joint Proxy Statement/Prospectus will be shared equally by Harte-Hanks and DiMark, as well as the filing fee for notification reports under the HSR Act. Except as provided below, all other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated are to be paid by the party incurring such expenses, whether or not the Merger is consummated. In the event the Merger is not consummated and such failure to consummate is due to the breach of the Merger Agreement by DiMark or Harte-Hanks, then the breaching party shall be fully liable for the costs and expenses of the non-breaching party. See "The Proposed Merger and Related Transactions -- Termination Fees; Merger Expenses."

                        STOCKHOLDERS' COMPARATIVE RIGHTS

     The rights of DiMark's stockholders are currently governed by New Jersey law and by DiMark's Articles of Incorporation and Bylaws. Upon effectiveness of the Merger, DiMark's stockholders will become stockholders of Harte-Hanks, a Delaware corporation, and their rights as Harte-Hanks stockholders will be governed by Delaware law and by Harte-Hanks' Amended and Restated Certificate of Incorporation and Bylaws. See "Comparative Rights of Stockholders of Harte-Hanks and DiMark."

                         COMPARATIVE MARKET PRICE DATA

     Harte-Hanks Common Stock is listed under the trading symbol "HHS" on the NYSE. DiMark Common Stock is listed under the trading symbol "DMK" on the AMEX. The following table sets forth for the periods indicated the high and low sales prices per share of Harte-Hanks Common Stock and DiMark Common Stock, as reported by the NYSE and AMEX respectively. The stock prices reflect stock splits retroactively.

                                                                     HARTE-HANKS         DIMARK
                       Calendar Year Ended                          --------------  ---------------
                              1995                                   HIGH     LOW    HIGH     LOW
                       -------------------                          ------  ------  ------   ------
       First Quarter.............................................   13 3/8   12 1/2  13        9 7/8
       Second Quarter............................................   16 7/8   13 1/4  15 1/8   10 1/4
       Third Quarter.............................................   19 7/8   16 5/8  16       11 5/8
       Fourth Quarter............................................   22 1/4   18 3/4  15       11 7/8
                       Calendar Year Ended
                              1994
                       -------------------
       First Quarter.............................................   14 1/8   11 7/8  15 7/8    9 1/4
       Second Quarter............................................   13 1/4   12 1/4  14 7/8   12 5/8
       Third Quarter.............................................   13 1/4   12      14 1/4   12 1/2
       Fourth Quarter............................................   13 1/4   11 1/2  13 3/4    9 3/8
                       Calendar Year Ended
                              1993
                       -------------------
       First Quarter.............................................   --       --       6 1/2    4 1/8
       Second Quarter............................................   --       --       7 1/2    5 3/8
       Third Quarter.............................................   --       --      12 3/8    7
       Fourth Quarter............................................   13       10      14 3/4    7 1/4

     On February 2, 1996, the last trading day prior to the public announcement of the Merger, the closing sales price per share of Harte-Hanks Common Stock as reported on the NYSE was $22.88. On March 15, 1996, there were 1,456 holders of record of Harte-Hanks Common Stock and there were 30,047,781 shares of outstanding Harte-Hanks Common Stock.

     On February 2, 1996, the last trading day prior to the public announcement of the Merger, the closing sales price per share of DiMark Common Stock as reported on the AMEX was $14.75. On March 15, 1996, there were 490 holders of record of DiMark Common Stock and there were 9,222,388 shares of outstanding DiMark Common Stock.

     Harte-Hanks' common stock was listed on the NYSE November 4, 1993, which was at the time of Harte-Hanks' initial public offering.

     Because the market price of Harte-Hanks Common Stock is subject to fluctuation, the market value of the shares of Harte-Hanks Common Stock that holders of DiMark Common Stock will receive in the Merger may increase or decrease prior to the Effective Date. See "Risk Factors -- Exchange Ratio Will Not Reflect Any Change in Stock Prices; Shares Eligible for Future Sale."

                         SUMMARY FINANCIAL INFORMATION

                        HARTE-HANKS COMMUNICATIONS, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for Harte-Hanks Communications, Inc. and subsidiaries for each of the five years in the period ended December 31, 1995. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and financial information contained in the Annual Report to Stockholders, and incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference."

                                                          YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------
                                           1995         1994       1993         1992         1991
                                         --------     --------   --------     --------     --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
  Revenues.............................. $532,852     $513,630   $463,510     $423,296     $416,227
  Operating income (loss)...............   74,034       64,014     (3,540)(1)   47,248       38,328
  Interest expense, net.................   16,429       17,210     30,712       36,493       40,879
  Income (loss) from continuing
     operations.........................   33,985(2)    23,822    (45,472)(1)    2,336       (7,052)
  Earnings (loss) from continuing
     operations per share -- fully
     diluted(3).........................     1.10(2)       .80      (2.33)(1)      .13         (.38)
  Weighted average shares outstanding --
     fully diluted(3)...................   31,197       30,732     19,557       18,321       18,515
  Cash dividends per share(3)...........      .07           --         --           --           --
Balance Sheet Data:
  Total assets.......................... $477,715     $496,898   $478,938     $515,479     $526,908
  Long term debt........................  220,040      292,858    320,087      218,828(4)   399,243
  Total stockholders' equity............  165,094      107,640     83,864(5)    41,439       41,356

---------------

(1) Includes goodwill write-down of $55.5 million. Excluding the goodwill write-down, earnings per share on a fully diluted basis were 47 cents.
(2) Includes gains on divestitures of $3.1 million, or 10 cents per share, net of $10.6 million income tax expense. Excluding these net gains, earnings per share on a fully diluted basis were $1.00.
(3) Per share and share data give retroactive effect to the December 1995 three-for-two stock split.
(4) Long term debt in 1992 excludes $174.7 million of borrowings under Harte-Hanks' revolving credit commitment and commercial paper borrowings classified as current maturities.
(5) Includes the net proceeds from issuance of 9,375,000 shares of Harte Hanks' common stock at $11.00 per share in an initial public offering in November 1993.

                                  DIMARK, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for DiMark, Inc. and subsidiaries for each of the five years in the period ended February 28, 1995 and for the nine month periods ended November 30, 1995 and 1994. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and financial information contained in DiMark's Annual Report on Form 10-K for the year ended February 28, 1995, and the unaudited consolidated interim financial statements contained in DiMark's Quarterly Report on Form 10-Q for the nine months ended November 30, 1995, incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference."

                                NINE MONTHS ENDED
                                  NOVEMBER 30,                YEAR ENDED FEBRUARY 28 (29),
                                -----------------   -------------------------------------------------
                                 1995      1994      1995      1994      1993        1992      1991
                                -------   -------   -------   -------   -------     -------   -------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
  Revenues....................  $56,620   $52,342   $73,403   $58,337   $51,027     $37,421   $32,565
  Operating income............    5,799     4,575     8,549     6,101     4,207       2,879     2,426
  Interest expense (income),
     net......................     (176)        2       (17)       99       177         247       402
  Income from continuing
     operations...............    3,649     2,751     5,063     3,531     3,257(2)    1,440     1,191
  Earnings from continuing
     operations per
     share -- fully
     diluted(1)...............      .36       .28       .52       .37       .38(2)      .18       .15
  Weighted average shares
     outstanding -- fully
     diluted(1)...............   10,050     9,777     9,774     9,641     8,636       8,070     7,931
Balance Sheet Data:
  Total assets................  $49,206   $40,083   $43,232   $36,986   $31,871     $22,970   $18,807
  Long term debt..............      779     1,970     1,641     2,969     1,641       2,438     3,087
  Total stockholders'
     equity...................   36,502    27,675    30,200    24,157    18,717      12,132     9,176

---------------

(1) Earnings per share and weighted average number of shares give retroactive effect to stock dividends and stock splits.
(2)  Includes proceeds of $1,000,000 of life insurance.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following selected unaudited pro forma financial information is based on adjustments to the historical consolidated balance sheets and related consolidated statements of income of Harte-Hanks and DiMark to give effect to the Merger using the pooling of interests method of accounting for business combinations, and based on the Exchange Ratio of .656 of a share of Harte-Hanks Common Stock for each share of DiMark Common Stock.

     DiMark's consolidated financial statements are based on a fiscal year end of February 28 as compared with Harte-Hanks' fiscal year end of December 31. As a result, the unaudited pro forma financial information combines different fiscal periods. The unaudited pro forma balance sheet as of December 31, 1995 assumes that the Merger occurred as of that date and reflects the combination of the historical balance sheet of Harte-Hanks as of that date with the historical balance sheet of DiMark as of November 30, 1995.

     The pro forma statements of income for the years ended December 31, 1995, 1994 and 1993 assume that the Merger occurred as of January 1, 1993, and combine the historical results of operations of Harte-Hanks for those periods with the historical results of operations of DiMark for the twelve months ended November 30, 1995 and the fiscal years ended February 28, 1995 and 1994, respectively. For ease of reference, all column headings used in such table refer to the period-ended date of Harte-Hanks. These pro forma statements of income do not reflect DiMark's acquisition of the net assets of H&R Communications, Inc. and PRO Direct. See pages 49-51 for the impact of these acquisitions.

     This pro forma information should be read in conjunction with the unaudited pro forma financial information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma income statement data are not necessarily indicative of the operating results that would have occurred had the Merger occurred on January 1, 1993, nor are they necessarily indicative of future operating results of the combined companies.

                                                               YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1995         1994         1993
                                                          --------     --------     --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                                       AMOUNTS)
Income Statement Data:
  Revenues..............................................  $602,219     $579,602     $515,905
  Operating income......................................    83,807       72,563        2,561(2)
  Interest expense, net.................................    16,234       17,193       30,811
  Income (loss) from continuing operations..............    39,945(1)    28,885      (41,941)(2)
  Earnings (loss) from continuing operations per
     share -- fully diluted.............................      1.07(1)       .80        (1.64)(2)
  Weighted average shares outstanding -- fully
     diluted............................................    37,675       37,144       25,638

                                                                               DECEMBER 31, 1995
                                                                               -----------------
Balance Sheet Data:
  Total assets...............................................................      $ 526,921
  Long term debt.............................................................        220,819
  Total stockholders' equity.................................................        192,496

---------------

(1) Includes net gains on divestitures of $3.1 million, or 8 cents per share. Excluding net gains on divestitures, earnings per share were 99 cents.
(2) Includes goodwill write-down of $55.5 million. Excluding goodwill write-down, fully diluted earnings per share were 49 cents.

              COMPARATIVE PER SHARE DATA OF HARTE-HANKS AND DIMARK

     Set forth below are the income from continuing operations, cash dividends and book value per common share data, on a fully diluted basis, of Harte-Hanks and DiMark on an historical basis, a pro forma basis for Harte-Hanks and an equivalent pro forma basis for DiMark.

     The Harte-Hanks pro forma data were derived by combining historical consolidated financial information of Harte-Hanks and DiMark, giving effect to the Merger under the pooling of interests method of accounting for business combinations. Harte-Hanks pro forma dividends per common share assume dividend payments are consistent with Harte-Hanks' historical dividend level. The equivalent pro forma data for DiMark were calculated by multiplying the Harte-Hanks pro forma per common share data by the Exchange Ratio of .656.

     The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Harte-Hanks and DiMark incorporated by reference and included elsewhere in this Joint Proxy Statement/Prospectus and the unaudited pro forma financial information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                  HARTE-HANKS

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                  1995      1994       1993
                                                                  -----     -----     ------
Historical Per Share Data:
  Income from continuing operations.............................  $1.10(1)  $0.80     $(2.33)(2)
  Dividends.....................................................   0.07        --         --
  Book Value....................................................   5.29
Pro Forma Per Share Data:
  Income from continuing operations.............................  $1.07(1)  $0.80     $(1.64)(2)
  Dividends.....................................................   0.07        --         --
  Book Value....................................................   5.11

                                     DIMARK

                                                                                   YEAR ENDED
                                                              TWELVE MONTHS       FEBRUARY 28,
                                                                  ENDED         ----------------
                                                            NOVEMBER 30, 1995   1995       1994
                                                            -----------------   -----     ------
Historical Per Share Data:
  Income from continuing operations.......................        $0.60         $0.52     $ 0.37
  Dividends...............................................           --            --         --
  Book Value..............................................         3.70
Equivalent Pro Forma Per Share Data:
  Income from continuing operations.......................        $0.70         $0.52     $(1.08)(2)
  Dividends...............................................         0.04            --         --
  Book Value..............................................         3.35

---------------

(1) Includes net gains on divestitures of $3.1 million, or 10 cents per share on a historical basis or 8 cents per share on a pro forma basis.
(2) Includes goodwill write-down of $55.5 million. Excluding goodwill write-down, fully diluted earnings per share were 47 cents on a historical basis, 49 cents on a pro forma basis and 32 cents on an equivalent pro forma per share basis.

       OTHER PROPOSALS TO BE PRESENTED AT THE HARTE-HANKS ANNUAL MEETING

     At the Harte-Hanks Annual Meeting, stockholders of Harte-Hanks will also be asked to consider and act upon the following proposals:

          Proposal No. 2. To elect three Class III members to the Board of Directors of Harte-Hanks for a three-year term and one Class I member to the Board of Directors for a one-year term. THE BOARD OF DIRECTORS OF HARTE-HANKS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HARTE-HANKS VOTE FOR THE NOMINEES FOR DIRECTOR DESCRIBED HEREIN.

          Proposal No. 3. To approve an amendment to the Certificate of Incorporation of Harte-Hanks to increase the number of authorized shares of Harte-Hanks Common Stock from 50,000,000 to 125,000,000. THE BOARD OF DIRECTORS OF HARTE-HANKS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HARTE-HANKS VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES.

          Proposal No. 4. To approve an amendment to the Harte-Hanks Communications, Inc. 1991 Stock Option Plan to increase the aggregate number of shares of Harte-Hanks Common Stock that may be issued under such Plan from 3,000,000 to 4,000,000. THE BOARD OF DIRECTORS OF HARTE-HANKS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HARTE-HANKS VOTE FOR THE INCREASE.

          Proposal No. 5. To approve the adoption of the Harte-Hanks Communications, Inc. 1996 Incentive Compensation Plan. THE BOARD OF DIRECTORS OF HARTE-HANKS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HARTE-HANKS VOTE FOR THE ADOPTION OF THE PLAN.

                                  RISK FACTORS

     In addition to the other information set forth in this Joint Proxy Statement/Prospectus, the following factors should be considered by the Harte-Hanks stockholders and the DiMark stockholders before voting on the proposals herein.

EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED

     There can be no assurance that the expected benefits of the Merger relative to the combined businesses as described under "The Proposed Merger and Related Transactions -- Harte-Hanks' Reasons for the Merger" will be achieved. The integration of departments, systems and procedures present significant management challenges and there can be no assurance that such actions will be successfully accomplished within a specified period of time.

EXCHANGE RATIO WILL NOT REFLECT ANY CHANGE IN STOCK PRICES

     The relative stock prices of Harte-Hanks Common Stock and DiMark Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof, or the date on which stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of Harte-Hanks or DiMark, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. The Exchange Ratio is fixed and will not be adjusted based upon fluctuations in the relative stock prices of Harte-Hanks Common Stock and DiMark Common Stock.

INDUSTRY CONDITIONS

     Harte-Hanks' direct marketing business faces competition primarily from other direct marketing and database organizations, as well as from print and electronic media and other forms of advertising. Harte-Hanks believes that its database capabilities, combined with its national production capability and its ability to offer a full range of specialized and coordinated services, enable Harte-Hanks to compete effectively. Harte-Hanks' newspaper, shopper and television businesses compete for advertising as well as readers and viewers with other print and electronic media. Additionally, the advertising media market has become increasingly fragmented. As a result, Harte-Hanks faces increased competition. Competition for advertisers, readers and viewers comes from local and regional newspapers, magazines, radio, broadcast and cable television, shoppers and other communications media that operate in Harte-Hanks' markets, some of which may be larger or have greater financial resources than Harte-Hanks. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets targeted by a particular advertiser and the number of media alternatives in those markets. See "Harte-Hanks Business Description."

ECONOMIC CONDITIONS

     Revenues from Harte-Hanks' newspaper, shopper and television businesses are dependent to a large extent on local advertising expenditures in the markets in which they operate. Such expenditures are substantially affected by the strength of the local economies in such markets. In particular, Harte-Hanks' results are subject to the effects of regional economies in California, Florida, South Carolina and Texas. In addition, changes in national economic conditions can affect levels of advertising expenditures generally.

REGULATORY MATTERS

     KENS-TV and KENS-AM, Harte-Hanks' AM radio station, operate pursuant to licenses issued by the Federal Communications Commission ("FCC"). FCC approval is required for transfers, assignments and renewals of broadcasting licenses. Additionally, FCC regulations limit the number of broadcasting properties Harte-Hanks may acquire and restricts foreign ownership and voting of capital stock of, and participation in the affairs of, licensees. See "Harte-Hanks Business Description -- Television."

CONTROL BY INSIDERS AND EFFECT OF ANTI-TAKEOVER PROVISIONS

     As of the date of this Joint Proxy Statement/Prospectus, directors and officers and related parties own beneficially approximately 56% of the outstanding Harte-Hanks Common Stock. After the Stock Issuance, such persons will hold approximately 46% of the outstanding Common Stock and, therefore, may continue to be in a position to control the outcome of substantially all action requiring stockholder approval, including the election of the entire Board of Directors. See "Security Ownership of Management and Principal Stockholders." Such control, together with certain anti-takeover provisions of Harte-Hanks' certificate of incorporation and bylaws, could have the effect of delaying or discouraging an unsolicited takeover of Harte-Hanks.

SHARES AVAILABLE FOR FUTURE SALE

     While neither Harte-Hanks nor DiMark is aware of any plans on the part of DiMark stockholders to sell significant amounts of Harte-Hanks Common Stock after the Merger, the Merger will increase the number of shares of Harte-Hanks Common Stock available for future sale by approximately 7,742,453. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale by former DiMark stockholders, will have on the market price of Harte-Hanks Common Stock prevailing from time to time. Sales of substantial amounts of Harte-Hanks Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market prices for Harte-Hanks Common Stock. DiMark affiliates have rights to require the registration of their Harte-Hanks Common Stock under the Securities Act. See "The Proposed Merger and Related Transactions -- Registration Rights."

                           THE STOCKHOLDERS' MEETINGS
GENERAL

     The Harte-Hanks Annual Meeting will be held at 1:00 p.m. local time on April 30, 1996 at Harte-Hanks' offices at 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216. The Special Meeting of the stockholders of DiMark will be held on April 29, 1996, at The Doubletree Hotel Philadelphia, Broad Street at Locust, Philadelphia, Pennsylvania 19107, at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE HARTE-HANKS MEETING

     At the Harte-Hanks Meeting, the stockholders of Harte-Hanks will be asked to consider and vote upon proposals to (i) approve and authorize the issuance of shares of Harte-Hanks Common Stock pursuant to the Merger Agreement (the "Stock Issuance"); (ii) elect three Class III directors for a three-year term and one Class I director for a one-year term, (iii) amend the certificate of incorporation to increase the number of authorized shares of Harte-Hanks Common Stock, (iv) increase the number of shares available under the Harte-Hanks Communications, Inc. 1991 Stock Option Plan; (v) approve the Harte-Hanks Communications, Inc. 1996 Incentive Compensation Plan; and (vi) such other business as may come before the Harte-Hanks Meeting or any adjournments or postponements thereof.

  Proposal One -- Stock Issuance

     The Stock Issuance is being submitted to the stockholders of Harte-Hanks for approval in accordance with Harte-Hanks' listing agreement with the NYSE. Among other things, the NYSE listing agreement generally requires that Harte-Hanks' stockholders approve an acquisition transaction or series of related transactions that will result in the issuance of shares of Harte-Hanks Common Stock if the new shares will have 20% or more of the voting power outstanding before such issuance. Because the issuance of shares of Harte-Hanks Common Stock pursuant to the Merger Agreement would exceed 20% of the voting power currently outstanding, the proposal is being submitted to Harte-Hanks stockholders for approval in accordance with the NYSE rules and the listing agreement. See "The Proposed Merger and Related Transactions."

     THE BOARD OF DIRECTORS OF HARTE-HANKS RECOMMENDS THAT HARTE-HANKS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE STOCK ISSUANCE.

  Proposal Two -- Election of Class I and Class III Directors

     The number of members of the board is being increased from seven to nine at the Annual Meeting of Stockholders. The Board of Directors is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year. The term of Harte-Hanks' Class III directors will expire at the Annual Meeting. The Class III directors elected in 1996 will serve for a term of three years which expires at the Annual Meeting of Stockholders in 1999, or when their successors are elected and qualified. The election of directors will be decided by a plurality vote of the votes cast in writing. The increased board will include an additional Class I director. The three-year term for Class I directors will expire at the Annual Meeting to be held in 1997. The additional Class I director elected at the 1996 Annual Meeting will stand for election in 1997 for a three-year term.

     The nominees for the Class III directors are Houston H. Harte, Andrew B. Shelton and Richard M. Hochhauser. Messrs. Harte and Shelton are present members of the Board of Directors. The nominee for Class I director is David L. Copeland. The Board believes that all nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Joint Proxy Statement/Prospectus entitled "Management of Harte-Hanks."

     THE BOARD OF DIRECTORS RECOMMENDS THAT HARTE-HANKS STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

  Proposal Three -- Amendment to Increase the Number of Authorized Shares of Common Stock

     The authorized capital stock of Harte-Hanks consists of 50,000,000 shares of common stock, par value $1.00 ("Harte-Hanks Common Stock"), and 1,000,000 shares of preferred stock, par value $1.00 ("Harte-Hanks Preferred Stock"). As of December 31, 1995, 29,971,709 shares of Harte-Hanks Common Stock were issued and outstanding, and 3,863,328 shares were reserved for issuance for purposes other than the Merger. No shares of Harte-Hanks Preferred Stock were issued and outstanding. The Harte-Hanks Preferred Stock may be issued from time to time in one or more series, and each series will have such designations, rates of dividends, redemption prices, liquidation payments, or other special rights as may be established by the Board of Directors of Harte-Hanks at the time of issuance.

     The Merger will require the issuance and the reservation for issuance of approximately 8,031,525 shares of Harte-Hanks Common Stock. In addition to the shares issued in connection with the Merger, the Board of Directors believes that it is in the best interests of Harte-Hanks to have additional shares of Common Stock available for issuance at its discretion for future acquisitions, stock splits, stock dividends, employee benefit plans, equity financing and other corporate purposes. Accordingly, the Board of Directors has proposed an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 125,000,000.

     If the proposal is approved by the stockholders of Harte-Hanks as described below, the additional shares of Harte-Hanks Common Stock may be issued from time to time upon authorization of the Board of Directors, without further approval by the stockholders unless required by applicable law or NYSE rules, which generally require the approval of a majority of Harte-Hanks stockholders when Harte-Hanks Common Stock is to be issued if such Harte-Hanks Common Stock has voting power equal to or in excess of 20% of the voting power outstanding, and for such consideration as the Harte-Hanks Board of Directors may determine and as may be permitted by applicable law. The availability of additional shares of Harte-Hanks Common Stock for issuance will afford Harte-Hanks greater flexibility in acting upon proposed transactions.

     The increase in authorized shares is not being proposed as a means of preventing or dissuading a change in control or takeover of Harte-Hanks. However, use of these shares for such a purpose is possible. Shares of authorized but unissued or unreserved Harte-Hanks Common Stock and Preferred Stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of

Harte-Hanks or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares, if approved, may have the effect of discouraging a challenge for control or making it less likely that such a challenge, if attempted, would be successful.

     The proposed amendment does not change the terms of the Harte-Hanks Common Stock, which does not have preemptive rights. The additional shares of Harte-Hanks Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the shares of Harte-Hanks Common Stock now authorized.

     THE BOARD OF DIRECTORS RECOMMENDS THAT HARTE-HANKS STOCKHOLDERS VOTE "FOR" THE INCREASE OF THE AUTHORIZED SHARES OF HARTE-HANKS COMMON STOCK FROM 50,000,000 SHARES TO 125,000,000 SHARES.

  Proposal Four -- Amendment of the Harte-Hanks 1991 Stock Option Plan

     Harte-Hanks has for many years utilized stock incentives as part of its overall compensation program. The Board of Directors of Harte-Hanks believes stock options and stock-based incentives play an important role in attracting and retaining the services of outstanding personnel and in encouraging such employees to have a greater personal financial investment in Harte-Hanks.

     Since 1984, Harte-Hanks has had a stock option plan. The Harte-Hanks Stockholders approved the 1991 Stock Option Plan (the "1991 Plan") in 1991.

     The 1991 Plan permits the granting, either alone or in combination, of "nonqualified" stock options that do not qualify for beneficial treatment under the Code and incentive stock options under Section 422A of the Code. Stock options permit the recipient to purchase shares of Harte-Hanks Common Stock at a fixed price, determined on the date of grant, regardless of the fair market value on the date of exercise. Grants may be made to officers and other employees of Harte-Hanks who are responsible for or contribute to the management, growth, success and profitability of Harte-Hanks and who are designated by the Compensation Committee that administers the 1991 Plan. James
L. Johnson and Dr. Peter T. Flawn are the current members of that committee.

     The Board of Directors of Harte-Hanks proposes to amend the 1991 Plan to increase the number of shares of Harte-Hanks Common Stock authorized for granting of awards under the 1991 Plan from 3,000,000 to 4,000,000, which requires stockholder approval. As of February 7, 1996, options to acquire 2,613,400 shares of Harte-Hanks Common Stock had been granted under the 1991 Plan and remain outstanding, and 332,225 shares remained available for future awards. Harte-Hanks had 29,971,709 shares outstanding at December 31, 1995 and if the Merger is approved, assuming all DiMark warrants and stock options are exercised, Harte-Hanks will have approximately 37,714,162 shares outstanding at the Effective Time. The Board of Directors of Harte-Hanks believes this amendment is necessary to assure that an adequate number of shares of Harte-Hanks Common Stock will be available for future award grants in order to provide appropriate incentives to employees of Harte-Hanks (and current employees of DiMark upon consummation of the Merger).

     THE HARTE-HANKS BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE INCREASE IN THE NUMBER OF SHARES OF HARTE-HANKS COMMON STOCK THAT MAY BE ISSUED UNDER THE 1991 PLAN FROM 3,000,000 TO 4,000,000.

  Proposal Five -- Approve Harte-Hanks Communications, Inc. 1996 Incentive Compensation Plan

     For many years, Harte-Hanks has provided short-term incentive compensation to executives and key employees as part of its overall compensation program on substantially similar terms to those comprising the 1996 Incentive Compensation Plan. Harte-Hanks believes that such incentives permit it to attract and retain highly qualified people and to motivate them to achieve business and financial goals that create value for stockholders.

     The Board has recently approved the 1996 Incentive Compensation Plan and is submitting it to stockholders for approval in order to comply with the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the tax deduction available to a company with respect to compensation paid to certain of its executive officers unless, among other conditions, the compensation is "performance based" and is paid pursuant to a plan approved by stockholders.

     Executive officers, and such other officers and key employees as are selected by the Compensation Committee, are eligible to participate. Each year the Compensation Committee establishes specific financial or other goals against which each participant's performance is measured. These goals may relate to revenues, operating income, debt levels, earnings per share or otherwise and may apply to Harte-Hanks on a consolidated basis, to a core business or unit thereof, or any combination of the foregoing depending upon the position and level of responsibility of the participant. The goals are established in gradations and payments are tied to the level of performance achieved. No payment is made if the minimum performance goals are not met. Each participant has the opportunity to receive an incentive payment equal to a percentage of the participant's base salary established by the Compensation Committee. That percent cannot exceed 100%, and in no event can a participant's incentive payment exceed $2,000,000 for any year. The bonus amounts listed in the Summary Compensation Table were awarded in each case based upon criteria similar to those which will be used to determine the amounts payable under the 1996 Incentive Compensation Plan.

     The Compensation Committee has broad authority to administer and interpret the Plan. The Plan can be amended in any material respect only by the Board. Stockholder approval of any material amendment would be required in order to remain in compliance with Section 162(m).

     THE HARTE-HANKS BOARD OF DIRECTORS RECOMMENDS THAT HARTE-HANKS STOCKHOLDERS VOTE "FOR" ADOPTION OF THE 1996 INCENTIVE COMPENSATION PLAN.

RECORD DATE; VOTING AT THE MEETING; VOTE REQUIRED

     Only holders of record of Harte-Hanks Common Stock on March 15, 1996 (the "Record Date") are entitled to notice of, and to vote at the Harte-Hanks Annual Meeting. There were issued and outstanding 30,047,781 shares of Harte-Hanks Common Stock on the Record Date. Each holder of Harte-Hanks Common Stock will be entitled to one vote, in person or by proxy, for each share standing in his or her name on the books of Harte-Hanks on the Record Date on any matter submitted to a vote of the Harte-Hanks stockholders. The presence, in person or by proxy, of holders of record of a majority of the shares entitled to vote constitutes a quorum for action at the Harte-Hanks meeting. Except Proposal Two, which requires each director nominee to receive a plurality of votes cast, and Proposal Three, which requires the affirmative vote of a majority of the Common Stock outstanding, approval of each of the above proposals requires the affirmative vote of the holders of at least a majority of the shares of Harte-Hanks Common Stock present, in person or by proxy, at the Harte-Hanks meeting, provided a quorum is present at the Harte-Hanks meeting. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine total number of votes cast. Abstentions are not counted as votes for or against any such proposal. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved. DiMark has received irrevocable proxies from the holders of 28.2% of the outstanding shares of Harte-Hanks Common Stock to vote in favor of the Stock Issuance. The favorable vote of another 22.8% of Harte-Hanks Common Stock, all of which can be satisfied out of the stockholdings of Harte-Hanks management and related parties, would assure approval of the Stock Issuance.

REVOCABILITY OF PROXIES

     A proxy for use at the Harte-Hanks meeting is enclosed with this Joint Proxy Statement/Prospectus mailed to Harte-Hanks stockholders. A Harte-Hanks stockholder executing and returning a proxy may revoke it at any time before the vote is taken by filing with the Secretary of Harte-Hanks a written revocation of the proxy or a duly executed proxy bearing a later date than the proxy being revoked, or such stockholder may revoke the proxy in person at the Harte-Hanks meeting at any time before the vote is taken by electing to vote at such meeting. All shares represented by a properly executed proxy, unless such proxy previously has been revoked, will be voted in accordance with the directions on such proxy. If no directions are given to the contrary on such proxy, the shares of Harte-Hanks Common Stock represented by such proxy will be voted FOR approval of all proposals addressed at the meeting. It is not anticipated that any matters will be presented at the Harte-Hanks meeting other than as set forth in the notice of the Harte-Hanks meeting. If, however, other matters are properly presented at the Harte-Hanks meeting, the proxy will be voted in accordance with the best judgment and discretion of the proxy holders.

SOLICITATION OF PROXIES

     The expense of preparing, printing and mailing this Joint Proxy Statement / Prospectus and the material used in this solicitation of proxies will be borne equally by Harte-Hanks and DiMark. It is contemplated that Harte-Hanks proxies will be solicited through the mail, but officers, directors and employees of Harte-Hanks may solicit proxies personally for the Harte-Hanks meeting. Harte-Hanks will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. Harte-Hanks and DiMark have engaged Georgeson & Co. to represent them in connection with the solicitation of proxies at a cost of $10,000 plus expenses. In addition, Harte-Hanks may pay for and utilize the services of individuals or companies employed by Harte-Hanks in connection with the solicitation of proxies for its meeting if the Board of Directors of Harte-Hanks determines that this is advisable.

DISSENTERS' APPRAISAL RIGHTS

     Holders of Harte-Hanks Common Stock will not have any dissenters' appraisal rights in connection with, or as a result of, the matters to be acted upon at the Harte-Hanks meeting. See "The Proposed Merger and Related
Transaction -- Dissenters' Appraisal Rights."

MATTERS TO BE CONSIDERED AT THE DIMARK MEETING

     The purpose of the DiMark meeting is to consider and vote upon a proposal by the Board of Directors of DiMark to approve the Merger Agreement and the Merger of Newco with and into DiMark. The Merger will be accomplished in accordance with the Merger Agreement by a statutory merger of Newco with and into DiMark, pursuant to which all of the outstanding DiMark Common Stock will be converted into the right to receive shares of Harte-Hanks Common Stock. As a result, DiMark will become a wholly-owned subsidiary of Harte-Hanks and holders of DiMark Common Stock will become stockholders of Harte-Hanks. See "The Proposed Merger and Related Transactions."

     THE BOARD OF DIRECTORS OF DIMARK RECOMMENDS A VOTE BY THE DIMARK STOCKHOLDERS "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; VOTING AT THE MEETING; VOTE REQUIRED

     Only holders of record of DiMark Common Stock on March 15, 1996 ("Record Date") entitled to notice of, and to vote at, the DiMark stockholders' meeting. There were issued and outstanding 9,222,388 shares of DiMark Common Stock on the Record Date. Each holder of DiMark Common Stock will be entitled to one vote, in person or by proxy, for each share standing in his or her name on the books of DiMark on the Record Date on any matter submitted to a vote of the DiMark stockholders. The presence, in person or by proxy, of holders of record of a majority of the shares entitled to vote constitutes a quorum for action at the DiMark meeting. The affirmative vote of the holders of a majority of the shares of DiMark Common Stock present, in person or by proxy, at the DiMark meeting, provided a quorum is present, is required for the approval of the Merger Agreement and the Merger. Harte-Hanks has received irrevocable proxies from the holders of 28.2% of the outstanding shares of DiMark Common Stock in favor of the Merger. The favorable vote of another 22.8% of the shares of DiMark would assure approval of the Merger.

REVOCABILITY OF PROXIES

     A proxy for use at the DiMark meeting is enclosed with this Joint Proxy Statement/Prospectus mailed to DiMark stockholders. A DiMark stockholder executing and returning a proxy may revoke it at any time before the vote is taken by filing with the Secretary of DiMark a written revocation of the proxy or a duly executed proxy bearing a later date than the proxy being revoked, or such stockholder may revoke the proxy in person at the DiMark meeting at any time before the vote is taken by electing to vote at such Meeting. All shares represented by a properly executed proxy, unless such proxy previously has been revoked, will be voted in accordance with the directions on such proxy. If no directions are given to the contrary on such proxy the shares represented by such proxy will be voted FOR the Merger. It is anticipated that no matters will be presented at the DiMark Meeting other than as set forth in the notice of the DiMark meeting. If, however, other matters are properly presented at the DiMark Meeting, the proxy will be voted in accordance with the best judgment and discretion of the proxy holders.

SOLICITATION OF PROXIES

     The expense of preparing, printing and mailing this Joint Proxy Statement/Prospectus and the material used in this solicitation of proxies from DiMark stockholders will be borne equally by Harte-Hanks and DiMark. It is contemplated that DiMark proxies will be solicited through the mail, but officers, directors and employees of DiMark may solicit proxies personally for the DiMark meeting. DiMark will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. Harte-Hanks and DiMark have engaged Georgeson & Co. to represent them in connection with the solicitation of proxies at a cost of $10,000 plus expenses. In addition, DiMark may pay for and utilize the services of individuals or companies not regularly employed by DiMark in connection with the solicitation of proxies for its meeting if the Board of Directors of DiMark determines that this is advisable.

DISSENTERS' APPRAISAL RIGHTS

     Holders of DiMark Common Stock will not have any dissenters' appraisal rights in connection with, or as a result of, the matters to be acted upon at the DiMark meeting. See "The Proposed Merger and Related
Transaction -- Dissenters' Appraisal Rights."

                  THE PROPOSED MERGER AND RELATED TRANSACTIONS

     The detailed terms and conditions to the consummation of the Merger are contained in the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The following description in this Joint Proxy Statement/Prospectus of the terms and conditions to the consummation of the Merger is qualified in its entirety by reference to the Merger Agreement.

DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Newco will merge with and into DiMark, and DiMark will become a wholly owned subsidiary of Harte-Hanks. Each outstanding share of DiMark Common Stock will be converted into .656 of a share of Harte-Hanks Common Stock. The Exchange Ratio was determined by dividing $15.00, which was the value per share placed on the DiMark Common Stock, by the closing price of Harte-Hanks Common Stock on the day preceding the date the Merger was publicly announced. Based on the number of DiMark shares, warrants and stock options outstanding on the Record Date (as defined herein) and on the assumption that all such warrants and stock options are exercised immediately before the Effective Time, Harte-Hanks would issue 7,742,453 shares of Harte-Hanks Common Stock pursuant to the Merger.

BACKGROUND OF THE MERGER

     On April 19, 1995, a representative of Alex. Brown & Sons Inc. ("Alex. Brown") called Larry Franklin, President and Chief Executive Officer of Harte-Hanks, and informed him that Alex. Brown had been retained by DiMark to explore strategic alternatives which might include a sale of DiMark and had been authorized to contact Harte-Hanks and other parties. On April 20, 1995, Harte-Hanks signed a confidentiality agreement and received preliminary information on DiMark, including management's financial projections for DiMark's 1996 fiscal year. On April 27, 1995, representatives from Harte-Hanks and Alex. Brown met to discuss a number of issues related to a potential merger, including the process, structure and timing of a potential transaction. Alex. Brown also contacted several other possible acquirors, several of whom met with management at DiMark headquarters; however, there was no interest in pursuing an acquisition expressed by these parties after these meetings.

     On May 4, 1995, representatives from Harte-Hanks, DiMark and Alex. Brown met to introduce senior members of management, present company overviews and visit DiMark's facilities. On May 12, 1995, representatives from Harte-Hanks and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") met to discuss retaining DLJ as financial advisor on a potential transaction. DLJ was retained shortly thereafter and an engagement letter was signed by both parties on June 6, 1995.

     On June 2, 1995, Mr. Franklin sent a letter to Thomas E. Garvey, Chairman of DiMark, and Michael L. Wert, Vice-Chairman and Chief Executive Officer of DiMark, which expressed Harte-Hanks interest in pursuing a merger in which DiMark stockholders would receive Harte-Hanks' stock for each of their current shares that represented a value of $15.00 per DiMark share based on the Harte-Hanks stock price on June 2, 1995, prior to a subsequent three for two stock split of Harte-Hanks Common Stock. The letter also addressed issues relating to the replacement of current employment contracts for key personnel, the proposed organizational structure after a merger, the accounting treatment for the transaction and the creation of an internal board for DiMark consisting of DiMark and Harte-Hanks senior managers. On June 9, 1995, representatives from Harte-Hanks, DiMark and their advisors met in New York City to negotiate terms of the agreement. At this meeting, representatives came to an agreement on a proposed valuation of $16.00 per DiMark share. Harte-Hanks also agreed to payments of $2 million each to Mr. Garvey and Mr. Wert and $700,000 to Stephen
C. Marcus in exchange for their entering into revised four year employment agreements that would be more consistent with Harte-Hanks executive compensation philosophy in that they would provide for substantially less bonus potential than their existing agreements. See "-- Interests of Certain Persons in the Merger." However, they were unable to come to agreement on a number of important issues including the timing of setting of the exchange ratio, the width of the collar around the exchange ratio and the length and other terms of various new employment contracts for senior members of DiMark management.

     Between June 26, 1995 and July 11, 1995, representatives of Harte-Hanks, DiMark and their financial advisors had a number of calls regarding the proposed terms of the agreement but were unable to come to agreement on a number of the terms. Since the start of negotiations of the merger terms beginning in June, the DiMark stock price had risen substantially and, on July 13, 1995, reached its all-time high of $16.00 per share. Shortly thereafter, Mr. Franklin called Mr. Garvey to inform him that, given the recent appreciation of DiMark's stock price and the number of terms still outstanding, Harte-Hanks would not be moving forward on the transaction.

     On October 10, 1995, Mr. Franklin and Mr. Garvey met and discussed the current state of business for both companies and recent mergers and acquisitions in the direct marketing industry. On November 2, 1995, Mr. Franklin called Mr. Garvey to inform him that Harte-Hanks was interested in re-opening discussions regarding a potential merger and requested an updated set of management projections for the 1996 and 1997 fiscal years. Shortly thereafter DiMark sent Harte-Hanks a new set of financial projections for the 1996 and 1997 fiscal years. The projections for DiMark Marketing were significantly below those which had been used by Harte-Hanks and its financial advisors as a basis for the June 9, 1995 acquisition proposal and, at a brief airport meeting on November 9, 1995, Mr. Franklin told Mr. Garvey that he did not believe Harte-Hanks would be interested in pursuing a transaction on the basis discussed during the summer.

     On November 16 and 17, 1995, representatives from Harte-Hanks, DiMark and DiMark's legal advisors met to review the documents relating to DiMark's recently completed acquisition of H&R and to discuss the new management projections of DiMark recently received by Harte-Hanks. On November 21, 1995, Richard Hochhauser, President and Chief Executive Officer of Harte-Hanks Direct Marketing, met with Mr. Garvey and Mr. Wert to discuss the operating performance of DiMark for the first eight months of the 1996 fiscal year as well as its future prospects.

     On December 7, 1995, representatives of Harte-Hanks and DiMark met in New York City to discuss a number of issues related to a potential transaction including the new management projections supplied by DiMark, potential organizational structure and potential deal structure. On December 15, 1995, Mr. Franklin sent a letter to Mr. Garvey outlining key features of a new proposal which, based on the new management projections received by Harte-Hanks, proposed a valuation for DiMark's stock of $15.00 per share using a fixed exchange ratio determined by the stock price of Harte-Hanks on the trading day immediately prior to announcement and provided for payments of $3 million each to Messrs. Garvey and Wert and $700,000 to Mr. Marcus in connection with the replacement of their current employment contracts with five year agreements. On December 18, 1995, Mr. Garvey sent a letter to Mr. Franklin acknowledging receipt of the previous letter and stated that, after the holidays, Harte-Hanks, DiMark and their financial advisors should schedule a meeting.

     A draft of the Merger Agreement was sent to DiMark on January 10, 1996 which provided for a $5,000,000 termination fee payable to Harte-Hanks under certain conditions involving a competing transaction and proxies from Messrs. Garvey, Wert and Marcus to vote in favor of the Merger. During the negotiations and due diligence investigation, which continued throughout January, DiMark requested that the termination fee be reduced to $4,000,000 and that the terms of the Merger Agreement reflect reciprocity from Harte-Hanks on several issues, including Harte-Hanks' largest stockholders providing irrevocable proxies to vote in favor of the Merger and a termination fee to be paid to DiMark if Harte-Hanks breached the Merger Agreement while considering an alternate transaction to the Merger. After several rounds of discussions, the parties agreed on the terms of the Merger Agreement and the various employment contracts for senior management, including five-year agreements for Mr. Garvey and Mr. Wert. See "-- Interests of Certain Persons in the Merger." During that period Alex. Brown again contacted the potential acquirors with whom DiMark met during April 1995, but none was interested in pursuing an acquisition.

     The Board of Directors of DiMark and Harte-Hanks held special meetings on Saturday, February 3, 1996 and Sunday, February 4, 1996, respectively, to consider the proposed Merger Agreement and the transactions contemplated thereby. At such meetings, members of each company's senior management, together with legal and financial advisors, reviewed with the Board of Directors, among other things, the background of the proposed Merger, the strategic rationale and benefits of the Merger, a summary of due diligence findings, financial and valuation analyses of the transaction and the terms of the Merger Agreement. In addition, each Board received an oral opinion, which was subsequently confirmed in writing, from its financial advisor that as of such date, the transaction was fair, from a financial point of view, to their respective stockholders. After a full discussion, both companies' Boards of Directors unanimously approved the Merger Agreement, and authorized their respective companies to enter into the Merger Agreement.

HARTE-HANKS' REASONS FOR THE MERGER

     In recent years Harte-Hanks has grown its direct marketing business by serving new industries, developing new capabilities, expanding its client base, selling additional services to existing clients, expanding geographically and acquiring other direct marketing companies. The Board of Directors of Harte-Hanks believes that the Merger would represent a significant step in continuing Harte-Hanks' expansion of its direct marketing business. DiMark is a leader in providing direct marketing services to the insurance and healthcare industries, whereas Harte-Hanks is a leader in providing such services to the retail, financial services and high technology industries. In September 1995, DiMark acquired H&R Communications, Inc. which serves the pharmaceutical industry, an industry not currently served by Harte-Hanks. In addition, DiMark has recently acquired the PRO Direct companies that specialize in outbound telemarketing whereas Harte-Hanks' response management service specializes in inbound telemarketing. Consequently, there is relatively little overlap between the industries served by Harte-Hanks and DiMark, and they place different emphasis on the services that they offer. As a result, the Harte-Hanks Board believes that DiMark's client base and services will be largely complementary to those offered by Harte-Hanks and that significant cross-selling opportunities exist. In brief, the Merger would create not only a combined direct marketing entity bigger and stronger than either Harte-Hanks or DiMark on a stand-alone basis, but also an enterprise positioned to compete more effectively on both a strategic and financial basis.

     For the foregoing reasons, the Harte-Hanks Board believes that the terms and conditions of the Merger Agreement are in the best interests of Harte-Hanks and its stockholders. In reaching its conclusion, the Harte-Hanks Board considered, among other things: (i) the judgment, advice and analyses of its management; (ii) the judgment and advice of, and the analyses prepared by, DLJ;
(iii) the financial condition, results of operations and cash flows of Harte-Hanks and DiMark, both on an historical and a prospective basis; (iv) the synergies, cost reductions and operating efficiencies that should become available to the combined enterprise as a result of the Merger, and the many management challenges associated with successfully integrating the businesses of two public corporations; (v) the strategic benefits of the Merger; (vi) the express terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis of the Merger from the standpoint of Harte-Hanks;
(vii) historical market prices and trading information with respect to Harte-Hanks Common Stock and DiMark Common Stock; (viii) the tax effects of the Merger on Harte-Hanks; (ix) the significant enhancement of the market position of the combined enterprise; and (x) the ability to consummate the Merger as a pooling of interests under generally accepted accounting principles.

     The foregoing discussion of the information and factors considered and given weight by the Harte-Hanks Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Harte-Hanks Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Harte-Hanks Board may have given different weights to different factors.

HARTE-HANKS BOARD OF DIRECTORS RECOMMENDATION OF THE MERGER

     For the reasons stated under "Harte-Hanks' Reasons for the Merger," the Board of Directors of Harte-Hanks believes that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Harte-Hanks and the holders of Harte-Hanks Common Stock. All members of the Board of Directors were present at the meeting held on Sunday, February 4, 1996, and they unanimously approved the Stock Issuance, the Merger Agreement and the Merger and recommended that the holders of Harte-Hanks Common Stock vote FOR adoption and approval of the Stock Issuance.

OPINION OF FINANCIAL ADVISOR TO HARTE-HANKS

     In its role as financial advisor to Harte-Hanks, DLJ was asked by Harte-Hanks to render its opinion to the Harte-Hanks Board of Directors as to the fairness from a financial point of view to its stockholders of the consideration to be paid by Harte-Hanks to the stockholders of DiMark pursuant to the Merger Agreement.

     On February 4, 1996, DLJ issued to the Harte-Hanks Board of Directors its written opinion (the "DLJ Opinion") that the consideration to be paid by Harte-Hanks to the stockholders of DiMark pursuant to the Merger Agreement is fair to its stockholders from a financial point of view.

     A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF DLJ. THE SUMMARY OF THE OPINION OF DLJ SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE DLJ OPINION IS DIRECTED ONLY TO THE FAIRNESS AS OF FEBRUARY 4, 1996, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY HARTE-HANKS TO THE DIMARK STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY

STOCKHOLDER AS TO HOW TO VOTE AT EITHER THE HARTE-HANKS MEETING OR THE DIMARK MEETING.

     The DLJ Opinion does not constitute an opinion as to the price at which Harte-Hanks Common Stock will actually trade at any time. No restrictions or limitations were imposed by the Harte-Hanks Board of Directors upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed the Merger Agreement dated February 4, 1996. DLJ also reviewed financial and other information regarding Harte-Hanks and DiMark that was publicly available or furnished to DLJ by Harte-Hanks and DiMark, including information provided during discussions with Harte-Hanks and DiMark managements. Included in the information provided during discussions with Harte-Hanks and DiMark managements were financial projections prepared by the managements of Harte-Hanks and DiMark.

     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information provided or that was otherwise reviewed by DLJ. With respect to the financial projections reviewed and discussed, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Harte-Hanks and DiMark as to the future operating and financial performance of both companies. DLJ has not assumed any responsibility for making any independent evaluation of DiMark assets or liabilities or for making any independent verification of any of the information reviewed by DLJ.

     Comparable Companies Analysis. DLJ reviewed and analyzed certain publicly available financial and market information for direct marketing companies, including Acxiom Corporation, ADVO, Inc., American Business Information, Inc., Catalina Marketing Corporation, Fair Isaac & Co., Heritage Media Corporation, LCS Industries, Inc., and Valassis Communications, Inc., and for printing companies, including Banta Corporation, Cadmus Communications Corporation, Consolidated Graphics, Inc., Graphic Industries, Inc., Quebecor Printing, Inc., R.R. Donnelley & Sons Company, and World Color Press, Inc. (collectively, the "Comparable Companies") that, in DLJ's judgment, were comparable to DiMark for purposes of this analysis. DLJ noted that no company reviewed was identical to DiMark and that, accordingly, the Comparable Companies analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of DiMark and other factors that would affect the value of the companies to which it is being compared. DLJ calculated a range of market multiples for the Comparable Companies including the market price as a multiple of earnings per share and the enterprise value (defined as market capitalization plus total debt less cash and cash equivalents) as a multiple of revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest twelve months as reported in publicly available information and the 1995 and 1996 calendar years on the basis of estimates of selected investment banking firms. This analysis indicated that the mean fiscal 1995 multiples of revenues, EBITDA and net income for the Comparable Companies were 2.2x, 10.6x, and 24.7x, respectively for the direct marketing companies and were 0.8x, 6.7x and 17.8x, respectively, for the printing companies. DLJ derived the appropriate valuation range for DiMark by comparing DiMark's businesses and performance to those of the Comparable Companies and determined a reference range of enterprise values for DiMark of $155 million to $180 million.

     Analysis of Comparable Transactions. DLJ analyzed the purchase prices and multiples paid or proposed to be paid, to the extent publicly available, of 24 selected merger and acquisition transactions of companies in the direct marketing and advertising industries and 14 selected merger and acquisition transaction of companies in the printing industry that were announced since January 1, 1990 (collectively, the "Comparable Transactions"). DLJ noted that no transaction reviewed was identical to the Merger and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of DiMark and other factors that would affect the acquisition value of the Comparable Transactions. DLJ determined that the relevant ranges of multiples derived from the Comparable Transaction were 1.0x to 2.0x revenues and 5.5x to 10.5x EBITDA for the direct marketing transactions and 0.5x to 1.0x revenues and 4.0x to 6.0x EBITDA for the printing transactions. DLJ also specifically reviewed Heritage Media's pending acquisition of DIMAC which, of the Comparable Transactions for direct marketing was the most comparable to this transaction, and which was valued at 10.5x 1995 EBITDA. Using such information, DLJ derived a reference range enterprise value for DiMark of $120 million to $155 million.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis of the projected cash flows of DiMark for the five fiscal year period ending February 28, 2001, based in part upon certain projections of DiMark's future financial performance as provided to DLJ and reviewed by Harte-Hanks' management, which reflected a compound growth rate for DiMark Marketing's free cash flow of 11.1% and for Mars Graphics of 3.0%. These growth rates are consistent with the assumptions underlying the projections of Harte-Hanks management. Using such financial information, DLJ calculated the unlevered after-tax cash flows and discounted such projected cash flows back to January 1, 1996 using discount rates ranging from 11% to 13% (chosen to reflect the weighted average cost of capital for DiMark and other similar companies). To estimate the terminal value of DiMark at the end of the five-year period, DLJ applied a range of terminal multiples of 8.5x to 10.5x projected fiscal 2001 EBITDA for the direct marketing business and 4.0x to 6.0x projected fiscal 2001 EBITDA for the printing business and discounted such value estimates back to January 1, 1996 using discount rates ranging from 11% to 13%. DLJ then summed the present value of the unlevered after-tax cash flows and the terminal values to derive a reference range of enterprise values of $160 million to $180 million. DLJ performed various sensitivity analyses to three principal variables within the discounted cash flow methodology: (1) projected cash flows, (2) the weighted average cost of capital and (3) the terminal growth rate or exit multiple for DiMark.

     Contribution Analysis. DLJ analyzed Harte-Hanks' and DiMark's relative contribution to the combined companies with respect to revenues, EBITDA, EBIT, and net income. Such analysis was performed in both absolute dollar terms and on a percentage basis and was made based on Harte-Hanks' and DiMark's projected 1996 financial results. As a result of the Merger, DiMark stockholders will own approximately 17% of the outstanding Harte-Hanks Common Stock which compares with DiMark's contribution, based on fiscal year 1996 for DiMark and fiscal year 1995 for Harte-Hanks, to the combined companies of 17% of revenues, 14% of EBITDA, 14% of EBIT and 18% of net income.

     Premiums Paid Analysis. DLJ determined the percentage premium of the offer price over the trading prices one day, one week and four weeks prior to the announcement date of February 5, 1996 (the "Announcement Date"), of 38 selected merger or acquisition transactions involving companies not necessarily comparable to DiMark. These transactions ranged in enterprise value from $100 million to $200 million and occurred since January 1, 1994. The average of the premiums for the selected transactions over the trading prices, one day, one week, and four weeks prior to the Announcement Date were 31.6%, 37.1% and 46.5% respectively. For the proposed transaction, DLJ derived premiums based on the implied purchase price of DiMark's stock price one day, one week, and four weeks prior to the Announcement Date. The implied premiums for the proposed transaction over the trading prices one day, one week and four weeks prior to the Announcement Date were 1.7%, 1.7% and 0.8%, respectively.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In addition, DLJ may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be DLJ's view of the actual value of DiMark. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DiMark.

     DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of February, 1996. It should be understood that, although

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

subsequent developments may affect this opinion, DLJ does not have any obligation to update, revise or reaffirm this opinion.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, DLJ may actively trade the equity securities of Harte-Hanks and DiMark for its own account and for the account of its customers and may at any time hold a long or short position in such securities.

     For its services as financial advisor, DLJ will receive an aggregate transaction fee of $950,000 of which $300,000 became payable upon delivery of DLJ's opinion of February 4, 1996 and the balance becomes payable upon consummation of the Merger. Additionally, Harte-Hanks has agreed to reimburse DLJ for its reasonable out-of-pocket expenses. In addition, Harte-Hanks has agreed to indemnify DLJ against certain liabilities, including liabilities under the federal securities laws, except in any case where it is found that any such loss resulted primarily from DLJ's bad faith or gross negligence.

DIMARK'S REASONS FOR THE MERGER

     The DiMark Board of Directors believes that the terms of the Merger Agreement, which were established through arm's-length negotiations with Harte-Hanks, and the transactions contemplated thereby, are fair to, and in the best interests of, DiMark and its stockholders. Accordingly, the DiMark Board of Directors has unanimously approved the Merger Agreement and unanimously recommends approval thereof by the DiMark stockholders. In reaching its determination to approve the Merger Agreement, the DiMark Board of Directors considered a number of factors. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the DiMark Board did not consider it practicable to, or did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The DiMark Board of Directors also consulted with DiMark's management, as well as its legal and financial advisors, and considered a number of reasons and factors, including the following:

          (i) An assessment of DiMark's strategic alternatives, which include remaining a publicly owned independent company. In this regard, the DiMark Board of Directors concluded, following extensive analysis and discussion with its legal representatives and Alex. Brown, its investment banker, and among the directors, that the terms of the Merger Agreement including the use of stock as the consideration, provide the best means for holders of DiMark Common Stock to maximize the value of their holdings.

          (ii) The belief that the Merger will result in a strong combined entity with (a) complementary businesses, corporate goals and management philosophies and (b) the financial resources necessary to compete and pursue growth opportunities in the direct marketing services industry which is rapidly consolidating as a result of increasing client demand for more sophisticated and integrated marketing services.

          (iii) Information relating to the financial performance, prospects and business operations of each of DiMark and Harte-Hanks (which information included the historical financial information contained in the periodic public reports of DiMark and Harte-Hanks and the descriptions of their lines of business contained in such reports), all of which provided background information and support for the belief of the DiMark Board of Directors described in (ii) above.

          (iv) The express terms and conditions of the Merger Agreement, including the amount of the termination fee.

          (v) The presentation of DiMark's financial advisor, Alex. Brown, and its written opinion to the effect that, as of February 3, 1996, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received by the public holders of shares of DiMark Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view; for a summary of Alex. Brown's written opinion, including the assumptions made, matters considered and limits of review, see "The Proposed Merger and Related Transactions -- Opinion of Financial Advisor to DiMark."

          (vi) The prices paid in other recent comparable acquisition transactions.

     In connection with its deliberations at its February 3, 1996 meeting, the DiMark Board of Directors was aware of the benefits to be received in the Merger by Messrs. Garvey, Wert and Marcus, including payments of $3.0 million to each of Messrs. Garvey and Wert and $500,000 to Mr. Marcus, as described under "The Proposed Merger and Related Transactions -- Interests of Certain Persons in the Merger."

     The DiMark Board of Directors believes that DiMark and the DiMark stockholders will receive reasonable protection from a change in circumstances relating to Harte-Hanks between the date of the Proxy Statement/Prospectus and the Effective Time through the inclusion in the Merger Agreement of a condition to the closing of the Merger to the effect that since September 30, 1995, no event shall have occurred which would have a material adverse effect on the business, operations, assets or financial condition of Harte-Hanks or its subsidiaries, taken as a whole.

DIMARK BOARD OF DIRECTORS RECOMMENDATION OF THE MERGER

     For the reasons stated under "DiMark's Reasons for the Merger," the Board of Directors of DiMark believes that the Merger Agreement is fair to, and in the best interests of, DiMark and the holders of DiMark Common Stock. All members of the Board of Directors approved the Merger Agreement and recommended that the holders of DiMark Common Stock vote FOR adoption and approval of the Merger Agreement. In considering the recommendation of the DiMark Board of Directors, DiMark stockholders should be aware that certain officers and directors of DiMark have direct and indirect interests in the consummation of the Merger, apart from their interests as stockholders of DiMark, which are not identical to those of unaffiliated stockholders of DiMark. See "-- Interest of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR TO DIMARK

     General. Alex. Brown was retained by DiMark to render an opinion to the DiMark Board of Directors as to the fairness, from a financial point of view, to the stockholders of DiMark (the "DiMark Public Stockholders") of the consideration to be received by the DiMark Public Stockholders pursuant to the DiMark Merger. Alex. Brown is a nationally recognized investment banking firm with substantial experience and expertise in the direct marketing, business services and media and communications industries. As part of its investment banking business, Alex. Brown is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. In addition, Alex. Brown regularly publishes research reports regarding the direct marketing, business services and media and communications industries, and businesses and securities of publicly owned companies in those industries.

     On February 3, 1996, Alex. Brown delivered to the DiMark Board of Directors an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received by the DiMark Public Stockholders in the DiMark Merger was fair, from a financial point of view, to the DiMark Public Stockholders (the "Alex. Brown Opinion").

     A COPY OF THE ALEX. BROWN OPINION DATED FEBRUARY 3, 1996, WHICH INCLUDES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX C. DIMARK STOCKHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE ALEX. BROWN OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE DIMARK PUBLIC STOCKHOLDERS IN THE DIMARK MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY DIMARK STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE ALEX. BROWN OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Alex. Brown among other things: (i) reviewed the Merger Agreement, (ii) reviewed certain publicly available financial information concerning DiMark and Harte-Hanks, and certain non-public information, including financial forecasts, concerning DiMark and Harte-Hanks,
(iii) reviewed the reported price and trading activity for the common stock of DiMark and Harte-Hanks, (iv) reviewed certain financial and stock market information for DiMark and Harte-Hanks, and similar information for certain other companies whose securities are publicly traded, (v) reviewed the financial terms of certain selected business combinations, (vi) met with the management of DiMark and Harte-Hanks, respectively, to discuss their respective businesses and prospects, and (vii) considered such other information and other factors which Alex. Brown deemed appropriate.

     In rendering its opinion, Alex. Brown did not independently verify the information provided to it, and assumed the accuracy, completeness and fairness of all such information. With respect to financial forecasts and other information relating to the prospects of DiMark and Harte-Hanks, Alex. Brown assumed that such forecasts and other information were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of DiMark and Harte-Hanks, respectively, as to the likely future financial performance of DiMark and Harte-Hanks. Alex. Brown did not conduct a physical inspection of the properties or facilities, or make an independent evaluation or appraisal of the assets, of either DiMark and Harte-Hanks, nor was Alex. Brown furnished with any such evaluation or appraisal. Alex. Brown did not make any independent investigation of any legal or accounting matters affecting any of DiMark or Harte-Hanks, and assumed the correctness of all legal and accounting advice given to each of them and to the DiMark Board of Directors, including advice as to the tax and accounting consequences of the Merger to DiMark, Harte-Hanks and the DiMark Public Stockholders. Alex. Brown's Opinion is based on the prices of securities on February 3, 1996, as well as on financial, economic, monetary, political, market, and other conditions as they existed and could be evaluated as of February 3, 1996.

     Alex. Brown did not express any opinion as to the price at which Harte-Hanks common stock will trade subsequent to the Merger.

     In preparing its opinion to the DiMark Board of Directors, Alex. Brown performed a variety of analyses, and considered a variety of factors, of which the material analyses and factors are described below. The following summary of such analyses and factors considered does not purport to be a complete description of the analyses and factors underlying the Alex. Brown Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing such opinion is not readily summarized. No public company utilized for reference purposes is identical to DiMark or Harte-Hanks for the business segment for which an analysis is being made, and none of the acquisitions or other business combinations considered in connection with the Alex. Brown Opinion is identical to the Merger.

     In arriving at its opinion, Alex. Brown did not attribute any particular weight to any one analysis or factor considered by it, but rather made judgments as to the significance and relevance of, and weight to be attributed to, each analysis and factor. Alex. Brown did not consider any one analysis or factor to the exclusion of any other analyses or factors. Accordingly, Alex. Brown believes that its analyses and opinion must be considered as a whole and that selecting portions of its analyses and factors, without considering all such analyses and factors, could create a misleading or incomplete view of the processes underlying the preparation of the Alex. Brown Opinion. In its analyses, Alex. Brown necessarily made numerous assumptions with respect to DiMark and Harte-Hanks and their affiliates, industry performance, general business, regulatory, economic, political, market and financial conditions and other matters, many of which are beyond DiMark's and Harte-Hanks' control. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals, or to reflect the prices at which such businesses or securities can actually be sold. Such estimates are inherently subject to substantial uncertainty.

     Miscellaneous. DiMark agreed to pay Alex. Brown $200,000 for the Alex. Brown Opinion, and if the Merger is consummated, DiMark will pay Alex. Brown an additional $1,555,000 for Alex. Brown's services in connection with the Merger. DiMark also agreed to pay all of Alex. Brown's reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Alex. Brown and each of its directors, officers, agents, employees and controlling persons against any liabilities. Alex. Brown previously rendered financial advisory services to DiMark in connection with which DiMark granted Alex. Brown a warrant to purchase 250,000 shares of DiMark Common Stock at $12.00 per share, which warrant will fully vest upon consummation of the Merger.

     In the ordinary course of its business, Alex. Brown and its affiliates may actively trade the debt and equity securities of DiMark and Harte-Hanks for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

     Methodology to Ascertain Fairness. In rendering its opinion, Alex. Brown has, among other things, established a range of values for the stock held by the DiMark Public Stockholders and compared this value with the proposed consideration to be received by the DiMark Public Stockholders in the form of stock in Harte-Hanks. The principal methods Alex. Brown used in assessing the value of DiMark included, among others, the following: (i) discounted cash flow analysis, (ii) analysis of selected public companies, (iii) analysis of selected mergers and acquisitions, (iv) stock trading analysis, (v) contribution analysis, and (vi) acquisition premium analysis.

     Discounted Cash Flow Analysis: The Discounted Cash Flow ("DCF") Analysis approach estimates the adjusted market capitalization (equity market capitalization plus debt less cash) based upon a company's projected future operating performance. Using this technique, an enterprise value is calculated by summing the present value of projected unlevered free operating cash flows for a determined period plus the present value of the terminal value at the end of the projection period. The projected unlevered free operating cash flows and the estimated terminal enterprise value are discounted back to the present by a risk-adjusted, weighted-average cost of capital ("WACC"). This discounted stream of cash flows produces an enterprise value that represents the value to both debt and equity holders. The projected unlevered free cash flows in DCF Analysis are derived from the subject company's projected business plan. In addition, terminal values are calculated using a range of terminal EBITDA multiples. In preparing its DCF valuation, Alex. Brown performed various sensitivity analyses to three principal variables within the DCF methodology: (1) projected cash flows, (2) the WACC and (3) the terminal growth rate or exit multiple for the subject company.

     Analysis of Selected Public Companies: In this analysis a company is valued by comparing it with publicly-held companies in reasonably similar lines of business. The subject company together with other selected companies may be viewed as alternative investments available to the prudent investor. The price which the prudent investor is willing to pay for each company's publicly-traded securities is related to the perceived future benefits of ownership and the required rate of return on the investment. The price also reflects an implied market value of the total company (enterprise value).

     After thoroughly analyzing the subject company, a universe of companies is compiled from various sources including database research, an industry review, and conversations with management. Due to the limitation of having publicly-available financial information and market valuations (i.e. stock prices), this analysis is limited to public companies. Criteria for selecting companies include, among others, the relative similarity of (1) lines of business, (2) markets, (3) size of business, (4) growth prospects, (5) maturity of the business and (6) risks. Alex. Brown believed that it was inappropriate to, and therefore did not, rely solely on the quantitative mechanics of public company analysis and also made qualitative judgments concerning differences between the financial and operating characteristics of the selected public companies.

     The analytical work performed included, among other things, a detailed multi-year financial comparison of each company's income statement, balance sheet and cash flow. Each company's performance, profitability, leverage and business trends were also examined. Based on this analysis, a number of financial multiples and ratios were calculated and then reviewed to gauge each company's relative performance. Several ratios, as noted below, were then developed to measure the valuation of each company. Specifically, the total adjusted market capitalization for each company was compared to their respective revenues, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), and stock price compared to its book value and projected and historical EPS (earnings per share).

     Analysis of Selected Merger and Acquisition Transactions: In this valuation methodology, merger and acquisition (M&A) multiples are calculated based upon the purchase price (including any debt assumed and equity purchased) paid to acquire companies similar to the subject company. These multiples are then applied to the subject company to determine the implied adjusted market capitalization. Alex. Brown used the transaction values of a selected group of M&A transactions to determine the range of multiples of purchase price to Revenue, EBITDA, EBIT and Net Income. As with the public company analysis, since no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction and there are inherent differences between the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues which could affect the price an acquiror is willing to pay in an acquisition.

     Stock Trading Analysis: This approach compares the stock price for an equity security at various periods in time to determine the market value of the company. Movement in stock price in comparison to other benchmarks can be used as an indicator of value. In Alex. Brown's analysis, the stock trading activity over twenty-four months before the Merger was announced, was used. Benchmarks typically used by Alex. Brown include the S&P 500 Index, the NASDAQ Composite Index, and an index of selected companies. The stock trading activity of DiMark was also evaluated against that of Harte-Hanks.

     Contribution Analysis: In the contribution analysis, the contribution of DiMark to the merged surviving company was compared to the contribution of Harte-Hanks to the merged surviving company. Alex. Brown compared the respective contributions of DiMark and Harte-Hanks to the surviving company, including income statement data such as revenues, EBITDA, EBIT and net income of the surviving company.

     Acquisition Premium Analysis: In its acquisition premium analysis, Alex. Brown compared the premium over stock price paid by the acquiror in selected transactions. Alex. Brown distinguished between transactions in which the consideration paid by the acquiror consisted of cash, as opposed to common stock of the acquiror. Alex. Brown used the selected transactions to determine the range of premiums/discounts to market price paid by acquirors.

  Valuation of DiMark.

     Analysis of Selected Public Companies. Alex. Brown reviewed the actual and estimated financial, operating and stock market information of selected companies in direct marketing and business services, and separately for companies in the printing business. The direct marketing companies included:
Acxiom Corp., Advo, Inc., American Business Information, Catalina Marketing, and Harte-Hanks. Printers included: Consolidated Graphics, Inc., Ennis Business Forms, Inc., Northstar Computer Forms, Inc., Paris Business Forms, Inc., Scanforms, Inc. Alex. Brown computed adjusted market capitalization as a multiple of revenues, EBITDA, and EBIT, and stock prices as a multiple of book value and last twelve months ("LTM") EPS and projected 1996 and 1997 EPS. For the direct marketing and business services companies, the mean multiple (excluding extraordinary values) of adjusted market capitalization as a multiple of LTM Revenues, EBITDA and EBIT was 2.63x, 11.0x and 13.8x, respectively, and the mean multiple (excluding extraordinary values) of stock price as a multiple of Book Value, LTM EPS, and 1996 and 1997 projected EPS was 4.4x, 26.7x, 21.1x and 16.8x, respectively. For the printing companies, the mean multiple (excluding extraordinary values) of adjusted market capitalization as a multiple of LTM Revenues, EBITDA and EBIT was 0.80x, 4.6x and 8.3x, respectively, and the mean multiple (excluding extraordinary values) of stock price as a multiple of Book Value, LTM EPS, and 1996 and 1997 projected EPS was 1.7x, 10.7x, 12.3x and 10.4x, respectively. Using this information, Alex. Brown derived a range of implied enterprise values for DiMark ranging from $125.0 million to $160.0 million, implying a per share value of $12.00 to $15.50.

     Analysis of Selected Mergers and Acquisitions. Utilizing publicly available information, Alex. Brown evaluated a series of transactions involving companies in the direct marketing and business services industry since 1987 which it believed similar in whole or in part to the Merger. The transactions considered included: RR Donnelley & Sons Co./Metromail Corp., Heritage Media Corp./ActMedia Inc., Neodata Corp. (Hicks

Muse & Co.)/Wiland Services Inc., Dimac Direct Inc./Direct Marketing Group Inc., Investor Group/Katz Media Group, DIMAC Corp./Palm Coast Data Ltd., DIMAC Corp./McClure Group, and Heritage Media Corp./DIMAC Corp. Alex. Brown reviewed the transaction value as a multiple of LTM sales, EBITDA, EBIT, and net income. The mean multiples for LTM sales, EBITDA, EBIT and Net Income were 1.4x, 9.3x, 12.4x and 13.3x, respectively. Using this information, Alex. Brown derived a range of implied enterprise values for DiMark ranging from $110.0 million to $120.0 million, implying a per share value of $10.50 to $11.50. Alex. Brown noted that these per share values were less than those obtained in the selected public company analysis.

     Discounted Cash Flow Analysis. Alex. Brown performed a discounted cash flow analysis of the projected cash flow of DiMark for the 1997 to 2000 fiscal years assuming that the Merger did not occur, which reflected a compound growth rate in DiMark's projected unleveraged free cash flow of approximately 13%, which is consistent with that used by DiMark management, and reflects compound EBIT growth for DiMark Marketing and Mars Graphics of approximately 11% and 10%, respectively. Utilizing those projections, Alex. Brown calculated a range of implied enterprise values based upon the sum of the discounted net present value of (i) the projected stream of unlevered free cash flows, and (ii) the projected terminal value of DiMark based upon a range of terminal multiples of EBITDA. A terminal multiple ranging from 8.0x to 10.0x was used, and a range of discount rates from 12% to 13% was used. The discounted cash flow analysis indicated an enterprise value for DiMark ranging from $125.0 million to $155.0 million, implying a per share value ranging from $11.90 to $14.90.

  Acquisition Premium Analysis

     Alex. Brown reviewed the premium over stock price paid in over 50 transactions announced since January 1, 1995 with a transaction value between $100 million and $200 million. Alex. Brown reviewed the premium paid in the acquisition to the target company's stock price one day, one week and 4 weeks prior to the announcement of the transactions. In these transactions, the high, low and mean premiums over the stock price one day prior to the announcement were 68.9%, -24.9% and 22.6%, respectively. For the stock price one week prior to the announcement, the high, low and mean premiums were 74.3%, -18.6% and 25.8%, respectively, and for four weeks prior they were 74.3%, -9.8% and 33.2%, respectively. For the 30 deals (included in the transactions above) where the consideration paid was common stock, the high, low and mean premiums over the stock price one day, one week and four weeks prior to the announcement were 62.7%, -32.9% and 20.4%; 65.4%, -35.5% and 25.1%; and 73.8%, -20.4% and 31.7%,
respectively.

  Contribution Analysis

     Alex. Brown also performed a Contribution Analysis. In the Contribution Analysis, the contribution of DiMark to the merged surviving company in terms of contributions to revenues, EBIT, EBITDA, and net income are compared to the percentage of the stock of the surviving company DiMark stockholders will hold after the Merger. Based on the November LTM Income statement, DiMark's contribution to the combined company on a pro forma basis ranged from 11.6% (EBITDA), 11.7% (EBIT) , 12.7% (Revenues) to 16.2% (Net Income). This compares to the approximately 18% of the fully diluted shares of the combined companies after the merger that will be held by the DiMark Stockholders after the Merger.

IRREVOCABLE PROXIES

     At the time of execution of the Merger Agreement, Harte-Hanks received irrevocable proxies in favor of the Merger from Thomas E. Garvey, Michael L. Wert, and Stephen C. Marcus with respect to all of the DiMark Common Stock held by them. The irrevocable proxies represent 28.2% percent of the total outstanding shares of DiMark Common Stock. Two Harte-Hanks directors, Andrew B. Shelton and Houston H. Harte, have also executed and delivered irrevocable proxies to DiMark with respect to certain of their shares of voting stock of Harte-Hanks which in the aggregate constitute 28.2% of the outstanding Common Stock of Harte-Hanks. The proxies expire on the earliest to occur of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement pursuant to its terms, or (iii) July 31, 1996. A form of the irrevocable proxies is attached as Exhibit C to the Merger Agreement which is attached as Appendix A.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Merger will become effective at such time as shall be stated in the Certificate of Merger to be filed with the Secretary of State of the State of New Jersey. It is anticipated that if the Merger Agreement is approved at the Harte-Hanks Annual Meeting and the DiMark Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur within five business days after the date on which the last of the conditions to closing contained in the Merger Agreement is fulfilled or waived or at such other time as Harte-Hanks and DiMark shall agree. See "-- Conditions to Merger."

MANNER AND BASIS FOR CONVERTING SHARES

     At the Effective Time, each outstanding share of DiMark Common Stock will be converted into .656 of a share of Harte-Hanks Common Stock.

     Promptly after the Effective Time, Harte-Hanks will cause Bank of Boston, which will act as transfer agent (the "Transfer Agent"), to mail to each record holder of DiMark Common Stock immediately prior to the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and instructions for use in effecting the surrender of DiMark Common Stock certificates in exchange for Harte-Hanks Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal will also be available following the Effective Time at the offices of the Transfer Agent. At and after the Effective Time, there will be no further registration of transfers on the stock transfer books of DiMark of shares of DiMark Common Stock that were outstanding immediately prior to the Effective Time. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF DIMARK PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

     No fractional shares of Harte-Hanks Common Stock will be issued in the Merger. Each stockholder of DiMark otherwise entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the closing sale price of Harte-Hanks Common Stock on the NYSE composite tape at the Effective Time. No interest will be paid on such amount, and all shares of DiMark Common Stock held by a record holder will be aggregated for purposes of computing the number of shares of Harte-Hanks Common Stock to be issued in the Merger.

     Until such time as a holder of DiMark Common Stock surrenders his or her outstanding stock certificate to the Transfer Agent, together with the letter of transmittal, the shares of DiMark Common Stock represented thereby will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Harte-Hanks Common Stock into which such shares shall have been converted. Unless and until such outstanding certificates are surrendered, no dividends payable to the holders of Harte-Hanks Common Stock, as of any time on and after the Effective Time, will be paid to the holders of such outstanding certificates. Upon surrender of the certificates previously representing shares of DiMark Common Stock, the holder thereof will receive certificates representing the whole number of shares of Harte-Hanks Common Stock to which he or she is entitled, cash in lieu of fractional shares, and the amount of any dividends payable which theretofore became payable to holders of Harte-Hanks Common Stock on or after the Effective Time with respect to such shares, without interest thereon.

DIMARK OPTIONS AND WARRANTS

     The Merger Agreement provides that Harte-Hanks will assume each unexpired and unexercised DiMark option ("Assumed Option") or warrant ("Assumed Warrant") at the Effective Time. The shares purchasable upon exercise of an Assumed Option or Assumed Warrant shall be equal to the number of shares of DiMark Common Stock that could have been purchased under the Assumed Option or Assumed Warrant multiplied by the Exchange Ratio, at a price per share equal to the Assumed Option or Assumed Warrant exercise price divided by the Exchange Ratio, and subject to the same terms and conditions as the DiMark options or warrants. Harte-Hanks will assume all of DiMark's obligations with respect to the Assumed Options or Assumed Warrants as so amended and shall, from and after the Effective Time, make available for issuance upon exercise of any such Assumed Options or Assumed Warrants, all shares of Harte-Hanks Common Stock covered thereby. The terms of all outstanding DiMark options provide that such options become vested at the Effective Time of the Merger.

REGISTRATION RIGHTS

     The Merger Agreement provides that affiliates of DiMark Common Stock receiving shares of Harte-Hanks Common Stock in the Merger shall have the right, for a period of two years after the closing of the Merger, to include their shares in any registered offering of Harte-Hanks Common Stock. In addition, for a period of two years following the closing of the Merger, such affiliate stockholders have the one-time right to request the registration of their shares of Harte-Hanks Common Stock in the event that a minimum of 500,000 shares of Common Stock request the registration.

     Harte-Hanks will pay all expenses relating to the registration of shares pursuant to the registration rights provided under the Merger Agreement. Each stockholder shall pay any fees and expenses of counsel to the stockholder, underwriting discounts and commissions, and transfer taxes, if any, relating to the sale of the holder's Common Stock. For further description of the registration rights, stockholders should refer to the Merger Agreement attached as Appendix A.

PRO DIRECT AND H&R ACQUISITIONS

     As a condition to the Closing, DiMark will amend each of (i) the Asset Purchase Agreement by and among DiMark, H&R Communications, Inc., Thomas V. Whelan and Monte Rosen (the "H&R Agreement") and (ii) the Asset Purchase Agreement by and among DiMark, PRO Direct Response Corp., PRO Direct Response, Inc. of New Jersey, PRO Direct Interviewing Corp., Inc., Peter Wood, and Robert Pinsky (the "PRO Direct Agreement"), to provide that any amounts payable by DiMark in cash or DiMark Common Stock pursuant to any Earnout (as defined in the H&R Agreement or PRO Direct Agreement, as applicable) shall be payable only in cash or in Harte-Hanks Common Stock. The H&R Agreement provides for future earnout payments of up to $3,850,000 in cash and DiMark Common Stock to Thomas
V. Whalen and Monte Rosen, based upon the future operations of H&R. The H&R Agreement also provides that in the event of a change in control of DiMark the earnout will become payable in full. Consequently, such earnout will become payable at the Effective Time under the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, Harte-Hanks and DiMark have made various representations and warranties relating to, among other things, their respective businesses and financial condition, the accuracy of their various filings with the Commission, the satisfaction of certain legal requirements for the Merger, and the absence of undisclosed liabilities or material litigation matters. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

INDEMNIFICATION

     The Merger Agreement provides that for a period of six years after the Effective Time, Harte-Hanks will not amend or modify the charter and bylaws of DiMark in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of DiMark in respect of acts or omissions occurring at or prior to the Effective Time, unless such amendment or modification is required by law. Harte-Hanks has also agreed that for a period of three years after the Effective Time, Harte-Hanks will maintain a customary directors' and officers' liability insurance tail policy in the amount of $5 million in respect of claims made that relate to occurrences prior to the Effective Time, so long as the total premium cost of the policy does not exceed $175,000.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

     At the Effective Time, Newco shall be merged with and into DiMark. As a result of the Merger, the separate corporate existence of Newco shall cease and DiMark shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     At the Effective Time, the certificate of incorporation of DiMark, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation until amended as provided therein and pursuant to New Jersey Law. The bylaws of DiMark, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and pursuant to New Jersey Law. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of DiMark immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

CONDUCT OF DIMARK'S BUSINESS PRIOR TO THE MERGER

     Prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Harte-Hanks, DiMark will and will cause its subsidiaries to: (a) operate its business in all material respects in the usual and ordinary course consistent with past practices; (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers; (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained. DiMark has also agreed that prior to the Effective Time, DiMark will not, and will not permit any of its subsidiaries to
(a) (i) increase the compensation payable to or to become payable to any director or executive officer, unless such increase results from the operation of compensation arrangements in effect prior to the date of the Merger Agreement; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of DiMark or its subsidiaries as in effect on the date of the Merger Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable law and actions that are not inconsistent with the provisions of Section 6.08 of the Merger Agreement, amend in any material respect, or take any other actions with respect to, any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of the Merger Agreement; (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of DiMark to DiMark or another wholly owned subsidiary of DiMark; (c) (i) except as described in
Schedule 3.03(b)(ii) of DiMark Disclosure Schedule to the Merger Agreement, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of DiMark in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options or warrants in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock; (d) (i) except pursuant to outstanding options, warrants, or other rights, agreements, arrangements or commitments to, as described in Schedule 3.03(b)(i) of the DiMark Disclosure Schedule to the Merger Agreement issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Section 6.08 of the Merger Agreement or for the issuance of shares upon the exercise of outstanding stock options or warrants); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to accelerate the exercisability of stock options or warrants, except such stock options or warrants relating to 1,109,053 shares of DiMark Common Stock that will become exercisable on account of the Merger or any other transaction contemplated hereby; (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice); (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice; (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of DiMark or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by DiMark or any of DiMark's subsidiaries to take any such action, and DiMark shall promptly notify Harte-Hanks of all relevant terms of any such inquiries and proposals received by DiMark or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, DiMark shall promptly deliver or cause to be delivered to Harte-Hanks a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of DiMark from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal, which proposal is at a materially higher value and not subject to a financing condition, by such person or entity to acquire DiMark pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of DiMark or any of its significant subsidiaries, if, and only to the extent that (A) the Board of Directors of DiMark, after consultation with and based upon the advice of independent legal counsel (who may be DiMark's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity DiMark (x) provides five days prior written notice to Harte-Hanks to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in those certain Confidentiality Agreements dated respectively, as of April 19, 1995 and June 14, 1995 between Harte-Hanks and DiMark (the "Confidentiality Agreements"); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.02(a) of the Merger Agreement if there exists a Competing Transaction and the Board of Directors of DiMark, after consultation with and based upon the advice of independent legal counsel (who may be DiMark's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (h) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;
(i) adopt or propose to adopt any amendments to its charter or bylaws; (j) (A) change any of its methods of accounting in effect at February 28, 1995, or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $250,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending February 28, 1995, except, in each case, as may be required by Law or generally accepted accounting principles; (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice or pursuant to DiMark's existing credit facility and in no event in excess of $1,000,000 in the aggregate; (l) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on DiMark or substantially less advantageous to DiMark than arrangements, agreements or contracts existing on the date of the Merger Agreement; (m) take (and will use reasonable best efforts to prevent any affiliate of DiMark from taking) any action that, in the judgment of KPMG Peat Marwick would cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes; or (n) agree in writing or otherwise to do any of the foregoing.

CONDITIONS TO THE MERGER

     The respective obligations of each party to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction of the following conditions: (a) The Registration Statement on Form S-4 shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission, no proceedings for that purpose shall have been initiated by the Commission, and Harte-Hanks shall have received all Blue Sky and other authorizations necessary to consummate the transactions contemplated by the Merger Agreement; (b) The Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the DiMark and the issuance of the Harte-Hanks Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of Harte-Hanks; (c) No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and no such governmental entity shall have initiated or threatened to initiate any proceeding seeking any of the foregoing; (d) The applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement shall have expired or been terminated; and (e) Peat Marwick shall have delivered a letter stating that, based on discussions and information furnished to Peat Marwick, Peat Marwick concurs with Harte-Hanks management's assessment that Harte-Hanks has not taken or agreed to take any action that would prevent the Merger from being accounted for as a pooling of interests for financial reporting purposes.

     The obligations of Harte-Hanks to effect the Merger and the other transactions contemplated by the Merger Agreement are also subject to the satisfaction, at or prior to the date of consummation of the transactions contemplated by the Merger Agreement (the "Closing Date"), of the following conditions: (a) Each of the representations and warranties of DiMark contained in the Merger Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and Harte-Hanks shall have received a certificate of the President and the Chief Financial Officer of DiMark, dated the Closing Date, to such effect; (b) DiMark shall have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, and Harte-Hanks shall have received a certificate of the President and the Chief Financial Officer of DiMark, dated the Closing Date, to that effect; (c) Since November 30, 1995, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of DiMark or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, operations or prospects of DiMark and its subsidiaries, taken as a whole, and Harte-Hanks shall have received a certificate of the President and the Chief Financial Officer of DiMark, dated the Closing Date, to such effect; (d) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Harte-Hanks, to the continuing operation of the current or future business of DiMark, which imposes any condition or restriction upon Harte-Hanks or Newco or the business or operations of DiMark which, in the reasonable business judgment of Harte-Hanks, would be materially burdensome in the context of the transactions contemplated by this Agreement; (e) Hughes & Luce, L.L.P. shall have delivered to Harte-Hanks its written opinion as of the date that the Joint Proxy Statement/Prospectus is first mailed to Harte-Hanks stockholders substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) Harte-Hanks, Newco and DiMark will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) Harte-Hanks, Newco and DiMark will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect; (f) The employees of DiMark set forth in a letter from Harte-Hanks to DiMark delivered on or prior to the date of the Merger Agreement shall have entered into employment agreements with DiMark, effective as of the Effective Time, in form and substance reasonably acceptable to Harte-Hanks; (g) counsel to DiMark shall have delivered an opinion to Harte-Hanks in substantially the form set forth in the Merger Agreement; (h) DiMark shall have amended the H&R Agreement and the PRO Direct Agreement to provide that any amounts payable by DiMark in cash or in DiMark Common Stock shall be payable only in cash or Harte-Hanks Common Stock.

     The obligations of DiMark to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions: (a) Each of the representations and warranties of Harte-Hanks contained in the Merger Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and DiMark shall have received a certificate of the President and the Chief Financial Officer of Harte-Hanks, dated the Closing Date, to such effect; (b) Harte-Hanks and Newco shall have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date, and DiMark shall have received a certificate of the President and the Chief Financial Officer of the Harte-Hanks, dated the Closing Date, to that effect; (c) Since September 30, 1995, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of Harte-Hanks or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, operations or prospects of Harte-Hanks and its subsidiaries, taken as a whole, and DiMark shall have received a certificate of the President and the Chief Financial Officer of each of Harte-Hanks and Newco, dated the Closing Date, to such effect; (d) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of DiMark, to the continuing operation of the current or future business of Harte-Hanks, which imposes any condition or restriction upon Harte-Hanks or the business or operations of Harte-Hanks which, in the reasonable business judgment of DiMark, would be materially burdensome in the context of the transactions contemplated by the Merger Agreement; (e) The shares of Harte-Hanks Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the NYSE; (f) Mesirov Gelman Jaffe Cramer & Jamieson shall have delivered to DiMark its written opinion as of the date that the Joint Proxy Statement/Prospectus is first mailed to DiMark stockholders substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) Harte-Hanks, Newco and DiMark will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of DiMark Common Stock upon receipt of shares of Harte-Hanks Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in Harte-Hanks Common Stock, and such opinion shall not have been withdrawn or modified in any material respect; and
(g) counsel to Harte-Hanks shall have delivered an opinion to DiMark in substantially the form set forth in the Merger Agreement.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     Termination. The Merger Agreement may be terminated under certain circumstances, including (a) the mutual consent of Harte-Hanks and DiMark, (b) either by Harte-Hanks or DiMark at any time prior to the consummation of the Merger (i) upon a breach of any representation, warranty, covenant or agreement on the part of either Harte-Hanks or DiMark, or if any representation or warranty of either Harte-Hanks or

DiMark shall have become untrue, in either case such that the conditions to the Merger could not be satisfied by July 31, 1996, (ii) if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate the Merger Agreement has not complied with its obligations under Section 6.03 of the Merger Agreement,
(iii) if the Merger shall not have been consummated before July 31, 1996, (iv) if the Merger Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of DiMark at DiMark's stockholders' meeting or if the issuance of the Harte-Hanks Common Stock in connection with the Merger shall fail to receive the requisite vote for approval by the stockholders of Harte-Hanks at the Harte-Hanks stockholders' meeting; (c) by Harte-Hanks (i) if the Board of Directors of the DiMark withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Harte-Hanks or shall have resolved to do any of the foregoing, (ii) if the Board of Directors of DiMark shall have recommended to the stockholders of DiMark any Competing Transaction or shall have resolved to do so, (iii) if a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of DiMark is commenced, and the Board of Directors of DiMark does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) if any person (other than Harte-Hanks or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of DiMark; (d) by DiMark if the Board of Directors of DiMark (i) fails to make or withdraws its recommendation to vote in favor of the Merger and the Merger Agreement if there exists at such time a Competing Transaction, or (ii) recommends to DiMark's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of DiMark, after consultation with and based upon the advice of independent legal counsel determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (e) by DiMark (i) if the Board of Directors of Harte-Hanks withdraws, modifies or changes its recommendation of the Stock Issuance in a manner adverse to DiMark or shall have resolved to do any of the foregoing, (ii) if the Board of Directors of Harte-Hanks shall have recommended to the stockholders of Harte-Hanks any Alternate Transaction or shall have resolved to do so, (iii) if a tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of Harte-Hanks is commenced, and the Board of Directors of Harte-Hanks does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) if any person (other than DiMark or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 40% or more of the then outstanding shares of capital stock of Harte-Hanks; or (f) by Harte-Hanks if the Board of Directors of Harte-Hanks (i) fails to make or withdraws its recommendation to vote in favor of the Stock Issuance if there exists at such time an Alternate Transaction, or (ii) recommends to Harte-Hanks' stockholders approval or acceptance of an Alternate Transaction, in each case only if the Board of Directors of Harte-Hanks, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     Amendment. The Merger Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of DiMark, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of DiMark, may be made without such approval, and (ii) no amendment, which under the applicable rules of the NYSE, may not be made without the approval of the stockholders of Harte-Hanks may be made without such approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

     Termination Fee. DiMark has agreed to pay to Harte-Hanks a termination fee of $4,000,000 inclusive of all of Harte-Hanks' expenses, in the event that the Merger Agreement is terminated under the following circumstances: (i) by Harte-Hanks, upon a willful breach of a representation, warranty, covenant or agreement on the part of DiMark, and DiMark shall have had contacts or entered negotiations relating to a

Competing Transaction; (ii) by either Harte-Hanks or DiMark, because the Merger and the Merger Agreement fail to receive the requisite vote for approval and adoption by the stockholders of DiMark and at the time of the DiMark Stockholders' Meeting a Competing Transaction exists; (iii) by Harte-Hanks, if the Board of Directors of DiMark withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Harte-Hanks or shall have resolved to do any of the foregoing, and at such time there exists a Competing Transaction; (iv) the Board of Directors of DiMark shall have recommended to the stockholders of DiMark any Competing Transaction or shall have resolved to do so; (v) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of DiMark is commenced, and the Board of Directors of DiMark does not recommend that stockholders not tender their shares into such tender or exchange offer or; (vi) by DiMark, if the Board of Directors of DiMark (x) fails to make or withdraws its recommendation of the Merger, if there exists at such time a Competing Transaction, or (y) recommends to DiMark's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of DiMark, after consultation with and based upon the advice of independent legal counsel (who may be DiMark's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law, and there has been no material adverse change as described in Section 7.03(c) of the Merger Agreement or material breach of any representation, warranty or covenant on the part of Harte-Hanks as set forth in the Merger Agreement.

     Harte-Hanks has agreed to pay to DiMark a termination fee of $4,000,000, inclusive of all DiMarks' expenses, in the event that the Merger Agreement is terminated under the following circumstances: (i) by DiMark, upon a willful breach of a representation, warranty, covenant or agreement on the part of Harte-Hanks, and Harte-Hanks shall have had contacts or entered negotiations relating to an Alternate Transaction (as defined in the Merger Agreement); (ii) by either Harte-Hanks or DiMark, because the Merger and the Merger Agreement fail to receive the requisite vote for approval and adoption by the stockholders of Harte-Hanks and at the time of the Harte-Hanks Stockholders' Meeting an Alternate Transaction exists; (iii) by DiMark, if the Board of Directors of Harte-Hanks withdraws, modifies or changes its recommendation of the Stock Issuance or the Merger in a manner adverse to DiMark or shall have resolved to do any of the foregoing, and at such time there exists an Alternate Transaction
(iv) the Board of Directors of Harte-Hanks shall have recommended to the stockholders of Harte-Hanks any Alternate Transaction or shall have resolved to do so; (v) a tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of Harte-Hanks is commenced, and the Board of Directors of Harte-Hanks does not recommend that stockholders not tender their shares into such tender or exchange offer or; (vi) by Harte-Hanks, if the Board of Directors of Harte-Hanks (x) fails to make or withdraws its recommendation of the Merger, if there exists at such time an Alternate Transaction, or (y) recommends to Harte-Hanks' stockholders approval or acceptance of an Alternate Transaction, in each case only if the Board of Directors of Harte-Hanks, after consultation with and based upon the advice of independent legal counsel (who may be Harte-Hanks' regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law, and there has been no material adverse change as described in Section 7.02(c) of the Merger Agreement or material breach by DiMark of any representation, warranty or covenant on the part of DiMark as set forth in the Merger Agreement.

MERGER EXPENSES

     Except as provided below, all expenses incurred by DiMark and Harte-Hanks in connection with the Merger will be borne by the party which has incurred such expenses; provided, however, that Harte-Hanks and DiMark will each pay one-half of all expenses relating to printing, filing and mailing incurred in connection with the Registration Statement, the Joint Proxy Statement/Prospectus and the Hart-Scott-Rodino Premerger Notification and Report. In the event the Merger is not consummated and such failure to consummate is due to the breach of the Merger Agreement by DiMark or Harte-Hanks, then the breaching party shall be fully liable for the costs and expenses of the non-breaching party.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     At the Effective Time of the Merger, Thomas E. Garvey, Chairman of the Board of DiMark, will enter into an employment agreement as Chairman of the Board of DiMark post-merger. The employment agreement provides for a five-year term and a base salary of $350,000 per year. Michael L. Wert, DiMark's Vice Chairman of the Board, will enter into an employment agreement as Vice Chairman and Chief Executive Officer of DiMark, providing for a five-year term and a base salary of $350,000 per year. Stephen C. Marcus, Chairman of the Board of Mars Graphic Services, Inc., a wholly-owned subsidiary of DiMark ("Mars") will enter an agreement with Mars as its Chairman of the Board, providing for a two-year term and a base salary of $150,000 per year. In addition to the base salaries of Messrs. Garvey and Wert, their employment agreements provide for the payment by Harte-Hanks of $3,000,000 to each of them. Mr. Marcus' employment agreement provides for a payment of $500,000. These payments are consideration for the termination of each person's previous employment agreement, the signing of the new post-merger employment agreements, and for the covenants not to solicit employees or compete for the direct marketing business of Harte-Hanks. The new employment agreements provide for substantially less bonus potential than the previous agreements and therefore are more consistent with Harte-Hanks' executive compensation philosophy. The new employment agreements also contain non-competition provisions prohibiting each of executives from competing with Harte-Hanks in the direct marketing business in the United States, or soliciting customers or employees of Harte-Hanks, for a period of five years after leaving the employ of DiMark.

     The new employment agreements described above will replace five-year employment agreements dated March 1, 1993, as amended on July 19, 1994, with Messrs. Garvey and Wert, each providing for (i) annual base salaries of $350,000, and (ii) an annual cash bonus in an amount equal to 6.75% of DiMark Marketing's pre-tax income plus an amount equal to 5% of the excess of DiMark's consolidated pre-tax income over a "threshold", which is 120% of the pre-tax income of DiMark for the preceding fiscal year. The agreements also provide that if there is a "change in control" (as defined) of DiMark and within one year thereafter either the executive is terminated without cause or elects to terminate his employment, the executive shall be entitled to receive, in lieu of any other cash compensation, a lump sum cash payment equal to his total cash compensation (both salary and bonus) for the preceding three years. Mr. Marcus' new agreement described above will replace a three-year employment agreement dated December 20, 1995, providing for an annual base salary of $350,000 and a minimum annual guaranteed bonus of $500,000 to be earned pro rata during each of the first two years of the agreement.

GOVERNMENTAL AND REGULATORY APPROVALS.

     Certain federal or state regulatory approvals are required and must be complied with, in order to effect the Merger, including expiration or termination of the waiting period applicable under the HSR Act, the approval of the Joint Proxy Statement/Prospectus by the Commission, the declaration by the Commission of the effectiveness of the Registration Statement under the Securities Act, Blue Sky authorization from state authorities, and filing of the Certificate of Merger with the Secretary of State of the State of New Jersey.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "pooling of interests" pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for the periods prior to the consummation of the Merger are restated as though the companies have been combined from inception.

     Upon execution of the Merger Agreement, Peat Marwick delivered to Harte-Hanks a letter stating that, based upon discussions and information furnished to Peat Marwick through the date of the letter, Peat Marwick concurs with Harte-Hanks management's assessment that Harte-Hanks has not taken or agreed to take any action that would prevent the Merger from being accounted for as a pooling of interests for financial reporting purposes. One of the conditions of the Merger is that Peat Marwick will deliver a similar letter on the Closing Date of the Merger. Upon execution of the Merger Agreement, Arthur Andersen delivered to

DiMark a letter stating that, based upon discussions and information furnished to Arthur Andersen through the date of the letter, Arthur Andersen concurs with DiMark management's assessment that DiMark has not taken or agreed to take any action that would prevent the Merger from being accounted for as a pooling of interests for financial reporting purposes.

DISSENTERS' APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, holders of Harte-Hanks Common Stock are not entitled to demand appraisal of, or payment for, their shares as a result of the Merger or the issuance of shares to DiMark stockholders.

     Under the New Jersey Business Corporation Act, holders of DiMark Common Stock are not entitled to demand appraisal of, or payment for, their shares as a result of the Merger.

FEDERAL INCOME TAX CONSEQUENCES

     Hughes & Luce, L.L.P. has acted as tax counsel to Harte-Hanks for purposes of the Merger, and Mesirov Gelman Jaffe Cramer & Jamieson has acted as tax counsel to DiMark for purposes of the Merger.

     The following are tax counsels' opinions as to the material federal income tax consequences of the Merger to Harte-Hanks, DiMark and to stockholders of DiMark who are residents or citizens of the United States. Tax counsels' opinions are based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, current administrative pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions now in effect, all of which are subject to change (possibly retroactively). Tax counsels' opinions do not address foreign, state or local tax consequences, nor do they address estate or gift tax considerations. Each stockholder is urged to contact his or her own tax advisor regarding the tax consequences of the Merger in his or her particular situation.

     Tax counsels' opinions are subject to certain qualifications and assumptions as noted therein and are based on certain representations of Harte-Hanks, Newco, and DiMark. The material representations are the following:
(i) following the Merger DiMark will hold at least 90% of the fair market value of its net assets, at least 70% of the fair market value of its gross assets, at least 90% of the fair market value of Newco's net assets and at least 70% of the fair market value of Newco's gross assets held immediately prior to the Merger;
(ii) after the Merger DiMark will either continue DiMark's historic business or use a significant portion of DiMark's business assets in a business; and (iii) to the best of the knowledge of the management of DiMark, there is no present plan or intention of DiMark's stockholders to sell or otherwise dispose of the Harte-Hanks Common Stock to be received by them in the Merger in exchange for their DiMark Common Stock.

     Neither Harte-Hanks nor DiMark has requested, nor will they request, a ruling from the IRS in connection with the Merger or any matters discussed herein. Tax counsels' opinions are not binding on the IRS or the courts and there can be no assurances that the IRS or the courts will not take one or more contrary positions.

     Hughes & Luce, L.L.P. is of the opinion that the following are the material Federal income tax consequences of the Merger:

          (a) no gain or loss will be recognized by Harte-Hanks, Newco or DiMark in connection with the Merger;

          (b) no gain or loss will be recognized by a stockholder of DiMark Common Stock who exchanges all of his or her shares of DiMark Common Stock solely for shares of Harte-Hanks Common Stock in the Merger;

          (c) the aggregate tax basis of the shares of Harte-Hanks Common Stock received by a DiMark stockholder in the Merger (including any fractional share interest to which they may be entitled) will be the same as the aggregate tax basis of the DiMark Common Stock surrendered in exchange therefor;

          (d) the holding period of the shares of Harte-Hanks Common Stock received by a DiMark stockholder in the Merger will include the holding period of the shares of DiMark Common Stock surrendered in exchange therefor, provided that such shares of DiMark Common Stock are held as capital assets at the Effective Time; and

          (e) a DiMark stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the DiMark Common Stock is held as a capital asset at the Effective Time.

     Mesirov Gelman Jaffe Cramer & Jamieson is of the opinion that the following are the material Federal income tax consequences of the Merger;

          (a) no gain or loss will be recognized by DiMark in connection with the Merger;

          (b) no gain or loss will be recognized by a stockholder of DiMark Common Stock who exchanges all of his or her shares of DiMark Common Stock solely for shares of Harte-Hanks Common Stock in the Merger;

          (c) the aggregate tax basis of the shares of Harte-Hanks Common Stock received by a DiMark stockholder in the Merger (including any fractional share interest to which they may be entitled) will be the same as the aggregate tax basis of the DiMark Common Stock surrendered in exchange therefor;

          (d) the holding period of the shares of Harte-Hanks Common Stock received by a DiMark stockholder in the Merger will include the holding period of the shares of DiMark Common Stock surrendered in exchange therefor, provided that such shares of DiMark Common Stock are held as capital assets at the Effective Time; and

          (e) a DiMark stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the DiMark Common Stock is held as a capital asset at the Effective Time.

     A successful challenge by the IRS to the tax-free reorganization status of the Merger would result in a DiMark stockholder recognizing taxable gain or loss with respect to the difference between the stockholder's basis in his or her shares and the fair market value, as of the Effective Date, of the Harte-Hanks Common Stock received in exchange therefor. In such event, a stockholder's basis in the Harte-Hanks Common Stock so received would equal its fair market value and the holding period for such stock would begin on the Effective Date.

     THE FOREGOING OPINIONS ONLY ADDRESS THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO MATTERS DESCRIBED HEREIN AND ALSO AS TO ANY ESTATE, GIFT, STATE OR LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The directors of Newco immediately prior to the Effective Time will be the directors of DiMark post-merger, each to hold office in accordance with the charter and bylaws of DiMark. The officers of DiMark immediately prior to the Effective Time and the Harte-Hanks personnel listed below will be the officers of DiMark, each to hold office in accordance with the charter and bylaws of DiMark until their successors are duly elected or appointed and qualified. The directors of post-merger DiMark are expected to be Thomas E. Garvey, Michael L. Wert, Larry Franklin, Houston H. Harte, Richard M. Hochhauser, and Donald R. Crews; and the officers will be those listed in this Joint Proxy Statement/Prospectus under "DiMark Management", as well as Messrs. Franklin, Harte, Hochhauser, and Crews, who will serve as Vice Presidents.

                        HARTE-HANKS AND DIMARK UNAUDITED
                   PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information and unaudited adjusted pro forma condensed financial information are based upon (i) the historical consolidated financial statements of Harte-Hanks and DiMark, which are incorporated by reference in this Joint Proxy Statement/Prospectus and should be read in conjunction with those consolidated financial statements and related notes, (ii) the unaudited historical statement of operations of H&R Communications, Inc. ("H&R") for the period from January 1, 1995 through September 30, 1995, (iii) the audited historical balance sheet and statement of operation as of and for the year ended December 31, 1995, of PRO Direct Response Corp. ("PRO Direct") which are incorporated by reference in this Joint Proxy Statement/Prospectus.

     The unaudited pro forma condensed balance sheet on page 43 presents the combined financial position of Harte-Hanks and DiMark as of December 31, 1995. The unaudited pro forma balance sheet as of December 31, 1995 assumes the merger occurred as of that date and reflects the combination of the historical balance sheet of Harte-Hanks as of December 31, 1995, with the historical balance sheet of DiMark as of November 30, 1995. The balance sheets are combined on a pooling of interests basis of accounting as if Harte-Hanks and DiMark were combined at the date of the combined balance sheet. The pro forma adjustments reflected in the pro forma condensed balance sheet give effect to the issuance of 6.0 million shares of Harte-Hanks common stock, based on an exchange ratio of .656 of a share of Harte-Hanks common stock for each outstanding share of DiMark common stock at November 30, 1995. The unaudited adjusted condensed pro forma balance sheet on page 49 further reflects the effects of DiMark's acquisition of PRO Direct under the purchase method of accounting as if the transaction occurred on December 31, 1995.

     The unaudited condensed pro forma statements of operations for the years ended December 31, 1995, 1994 and 1993 on pages 44-46 assume that the merger occurred as of January 1, 1993, and combine the historical results of operations for Harte-Hanks for those periods with the historical results of operations of DiMark for the twelve months ended November 30, 1995, and the years ended February 28, 1995 and 1994 respectively. These statements of operations are combined on a pooling of interests basis as if Harte-Hanks and DiMark had been combined since inception.

     The unaudited adjusted pro forma condensed statement of operations on page 50 further gives effect to the acquisition by DiMark of H&R and PRO Direct under the purchase method of accounting. The unaudited adjusted condensed pro forma statement of operations were prepared assuming that the H&R and PRO Direct transactions described above were consummated as of January 1, 1995.

     The following unaudited pro forma financial information and unaudited adjusted pro forma financial information have been prepared based upon assumptions deemed appropriate by Harte-Hanks and DiMark and may not be indicative of actual results of future operations of the combined companies.

               HARTE-HANKS COMMUNICATIONS, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1995

                                              HARTE-HANKS     DIMARK
                                               DECEMBER      NOVEMBER                        PRO FORMA
                                                  31,           30,                         HARTE-HANKS
                                                 1995          1995       ADJUSTMENTS         DIMARK
                                              -----------   -----------   -----------       -----------
                                                                   (IN THOUSANDS)
ASSETS
Current assets
  Cash.......................................   $  6,710       $ 6,958       $    --          $ 13,668
  Accounts receivable, net...................     69,995        11,689            --            81,684
  Inventory..................................     21,285         3,213            --            24,498
  Other current assets.......................     15,205           765            --            15,970
                                                --------       -------       -------          --------
          Total current assets...............    113,195        22,625            --           135,820
                                                --------       -------       -------          --------
Property, plant and equipment................    186,171        24,975            --           211,146
  Less accumulated depreciation..............     98,263        10,577            --           108,840
                                                --------       -------       -------          --------
     Property, plant and equipment, net......     87,908        14,398            --           102,306
Goodwill, net................................    271,511        11,829            --           283,340
Other assets.................................      5,101           354            --             5,455
                                                --------       -------       -------          --------
          Total assets.......................   $477,715       $49,206       $    --          $526,921
                                                ========       =======       =======          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable...........................   $ 32,029       $ 6,584       $(1,415)(2)(a)   $ 37,198
  Other current liabilities..................     38,351         4,162         1,415 (2)(a)     52,131
                                                                               8,203 (3)(b)
                                                --------       -------       -------          --------
          Total current liabilities..........     70,380        10,746         8,203            89,329
Long term debt...............................    220,040           779            --           220,819
Other long term liabilities..................     22,201         1,179           600 (2)(b)     24,277
                                                                                 297 (3)(b)
                                                --------       -------       -------          --------
          Total liabilities..................    312,621        12,704         9,100           334,425
                                                --------       -------       -------          --------
Stockholders' equity
  Common stock...............................     29,992             2         6,019 (3)(a)     36,013
  Additional paid-in capital.................    156,192        25,821        (6,862)(3)(a)    174,254
                                                                                (897)(2)(b)
  Retained earnings (accumulated deficit)....    (21,090)       11,819        (8,500)(3)(b)    (17,771)
  Deferred compensation......................         --          (297)          297 (2)(b)          --
                                                --------       -------       -------          --------
                                                 165,094        37,345        (9,943)          192,496
  Less -- common stock in treasury...........         --           843          (843)(3)(a)         --
                                                --------       -------       -------          --------
          Total stockholders' equity.........    165,094        36,502        (9,100)          192,496
                                                --------       -------       -------          --------
          Total liabilities and stockholders'
            equity...........................   $477,715       $49,206       $    --          $526,921
                                                ========       =======       =======          ========

       See Notes to Unaudited Pro Forma Condensed Financial Information.

               HARTE-HANKS COMMUNICATIONS, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1995

                                                             DIMARK
                                       HARTE-HANKS        TWELVE MONTHS                          PRO FORMA
                                       YEAR ENDED             ENDED                             HARTE-HANKS
                                    DECEMBER 31, 1995   NOVEMBER 30, 1995   ADJUSTMENTS           DIMARK
                                    -----------------   -----------------   -----------         -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..........................       $532,852            $77,681          $ (8,314)(2)(c)     $602,219
Operating expenses
  Payroll.........................        191,843                 --            17,901(2)(d)       209,744
  Production and distribution.....        189,692                 --            35,726(2)(d)       225,418
  Cost of sales...................             --             53,416           (53,416)(2)(c,d)         --
  Advertising, selling, general
     and administrative...........         54,317             11,524            (8,525)(2)(d)       57,316
  Depreciation and amortization...         22,966              2,968                --              25,934
                                         --------            -------          --------            --------
                                          458,818             67,908            (8,314)            518,412
                                         --------            -------          --------            --------
Operating income..................         74,034              9,773                --              83,807
                                         --------            -------          --------            --------
Other expenses (income)
  Interest expense, net...........         16,429               (195)               --              16,234
  Other, net......................          1,044                 --                --               1,044
  Gains on divestitures...........        (13,747)                --                --             (13,747)
                                         --------            -------          --------            --------
                                            3,726               (195)               --               3,531
                                         --------            -------          --------            --------
Income before income taxes........         70,308              9,968                --              80,276
Income tax expense................         36,323              4,008                --              40,331
                                         --------            -------          --------            --------
Income from continuing
  operations......................       $ 33,985            $ 5,960          $     --            $ 39,945
                                         ========            =======          ========            ========
Primary:
  Earnings per common share.......       $   1.12                                                 $   1.09
                                         ========                                                 ========
  Weighted average common and
     common equivalent shares
     outstanding..................         30,280                                                   36,725
                                         ========                                                 ========
Fully diluted:
  Earnings per common share.......       $   1.10(4)                                              $   1.07(4)
                                         ========                                                 ========
  Weighted average common and
     common equivalent shares
     outstanding..................         31,197                                                   37,675
                                         ========                                                 ========

       See Notes to Unaudited Pro Forma Condensed Financial Information.

               HARTE-HANKS COMMUNICATIONS, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1994

                                              HARTE-HANKS       DIMARK
                                               YEAR ENDED     YEAR ENDED                       PRO FORMA
                                              DECEMBER 31,   FEBRUARY 28,                     HARTE-HANKS
                                                  1994           1995       ADJUSTMENTS         DIMARK
                                              ------------   ------------   -----------       -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues....................................    $513,630        $73,403       $ (7,431)(2)(c)   $579,602
Operating expenses
  Payroll...................................     193,874             --         16,860(2)(d)     210,734
  Production and distribution...............     179,699             --         34,041(2)(d)     213,740
  Cost of sales.............................          --         50,562        (50,562)(2)(c,d)       --
  Advertising, selling, general and
     administrative.........................      54,083         11,783         (7,770)(2)(d)     58,096
  Depreciation and amortization.............      21,960          2,509             --            24,469
                                                --------        -------       --------          --------
                                                 449,616         64,854         (7,431)          507,039
                                                --------        -------       --------          --------
Operating income............................      64,014          8,549             --            72,563
                                                --------        -------       --------          --------
Other expenses (income)
  Interest expense (income), net............      17,210            (17)            --            17,193
  Other, net................................       1,142             --             --             1,142
                                                --------        -------       --------          --------
                                                  18,352            (17)            --            18,335
                                                --------        -------       --------          --------
Income before income taxes..................      45,662          8,566             --            54,228
Income tax expense..........................      21,840          3,503             --            25,343
                                                --------        -------       --------          --------
Income from continuing operations...........    $ 23,822        $ 5,063       $     --          $ 28,885
                                                ========        =======       ========          ========
Primary:
  Earnings per common share.................    $    .83                                        $    .83
                                                ========                                        ========
  Weighted average common and common
     equivalent shares outstanding..........      28,569                                          34,950
                                                ========                                        ========
Fully diluted:
  Earnings per common share.................    $    .80                                        $    .80
                                                ========                                        ========
  Weighted average common and common
     equivalent shares outstanding..........      30,732                                          37,144
                                                ========                                        ========

       See Notes to Unaudited Pro Forma Condensed Financial Information.

               HARTE-HANKS COMMUNICATIONS, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1993

                                            HARTE-HANKS        DIMARK
                                             YEAR ENDED      YEAR ENDED                        PRO FORMA
                                            DECEMBER 31,    FEBRUARY 28,                      HARTE-HANKS
                                                1993            1994        ADJUSTMENTS         DIMARK
                                            ------------    ------------    -----------       -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..................................    $463,510         $58,337        $ (5,942)(2)(c)   $515,905
Operating expenses
  Payroll.................................     174,557              --          15,447(2)(d)     190,004
  Production and distribution.............     165,993              --          25,005(2)(d)     190,998
  Cost of sales...........................          --          39,362         (39,362)(2)(c,d)       --
  Advertising, selling, general and
     administrative.......................      49,355          10,793          (7,032)(2)(d)     53,116
  Depreciation and amortization...........      21,682           2,081              --            23,763
  Goodwill write-down.....................      55,463              --              --            55,463
                                              --------         -------        --------          --------
                                               467,050          52,236          (5,942)          513,344
                                              --------         -------        --------          --------
Operating income (loss)...................      (3,540)          6,101              --             2,561
                                              --------         -------        --------          --------
Other expenses
  Interest expense, net...................      30,712              99              --            30,811
  Other, net..............................         865              --              --               865
                                              --------         -------        --------          --------
                                                31,577              99              --            31,676
                                              --------         -------        --------          --------
Income (loss) before income taxes.........     (35,117)          6,002              --           (29,115)
Income tax expense........................      10,355           2,471              --            12,826
                                              --------         -------        --------          --------
Income (loss) from continuing
  operations..............................    $(45,472)        $ 3,531        $     --          $(41,941)
                                              ========         =======        ========          ========
Primary:
  Earnings (loss) per common share........    $  (2.33)                                         $  (1.64)
                                              ========                                          ========
  Weighted average common and common
     equivalent shares outstanding........      19,557                                            25,638
                                              ========                                          ========
Fully diluted:
  Earnings (loss) per common share........    $  (2.33)(5)                                      $  (1.64)(5)
                                              ========                                          ========
  Weighted average common and common
     equivalent shares....................      19,557                                            25,638
                                              ========                                          ========

       See Notes to Unaudited Pro Forma Condensed Financial Information.

                        HARTE-HANKS COMMUNICATIONS, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

     On February 4, 1996, Harte-Hanks and DiMark entered into an Agreement and Plan of Merger that provides for the merger of a Harte-Hanks subsidiary with and into DiMark. Under the terms of the Merger Agreement, each outstanding share of DiMark Common Stock will be converted into the right to receive .656 of a share of Harte-Hanks Common Stock. The business combination is to be accounted for using the pooling of interests method of accounting for business combinations. Harte-Hanks' fiscal year ends December 31 and DiMark's fiscal year ends February
28. Certain historical amounts presented in Harte-Hanks' and DiMark's Form 10-K's, incorporated by reference in this Joint Proxy Statement/Prospectus, have been reclassified to conform to the current reporting presentation.

     The three month period ended February 28, 1995 for DiMark has been included in both the December 31, 1995 and 1994 unaudited pro forma condensed statements of operations. DiMark's reported revenues and net income for this three-month period were $21.1 million and $2.3 million, respectively. Included in the $2.3 million net income is the reversal of $0.7 million of executive compensation accrued in DiMark's first three fiscal quarters, which was waived by the executives in the fourth quarter.

2. PRO FORMA RECLASSIFICATIONS

     (a) The pro forma entry to accounts payable and other current liabilities represents a reclassification of DiMark's postage advances to conform to Harte-Hanks' accounting classification.

     (b) The pro forma entry to other long term liabilities and additional paid-in-capital represents a reclassification of DiMark's stock option liability to conform to Harte-Hanks' accounting classification.

     (c) The pro forma entry to revenues represents an elimination of DiMark's postage costs from revenues and cost of sales to conform to Harte-Hanks' accounting classification.

     (d) The pro forma entries to payroll, production and distribution, cost of sales and advertising, selling, general and administrative costs represents reclassifications of DiMark's cost of sales and portions of advertising, selling, general and administrative costs to conform to Harte-Hanks accounting classification.

3. PRO FORMA ADJUSTMENTS

     (a) The adjustments to stockholders' equity as of December 31, 1995 give effect to the issuance of 6.0 million shares of Harte-Hanks Common Stock in exchange for 9.1 million shares of DiMark Common Stock outstanding as of November 30, 1995 and to the retirement of the DiMark Common Stock based on the Exchange Ratio of .656 of a share of Harte-Hanks Common Stock for each share of DiMark Common Stock.

     (b) The adjustment to accumulated deficit reflects $11 million ($8.5 million, net of tax effects) in merger expenses, $8.2 million of which are accrued in other current liabilities and the remaining $0.3 million is reflected as a reduction in deferred compensation due to full vesting of DiMark stock options.

4. EARNINGS PER SHARE -- 1995

     Excluding the Harte-Hanks net gains on divestitures of $3.1 million, historically reported fully diluted earnings per share for Harte-Hanks were $1.00 and pro forma earnings per share for Harte-Hanks were 99 cents.

5. EARNINGS PER SHARE -- 1993

     Excluding the Harte-Hanks goodwill write-down of $55.5 million, historically reported fully diluted earnings per share for Harte-Hanks were 47 cents and pro forma earnings per share for Harte-Hanks were 49 cents.

6. MERGER EXPENSES

     The unaudited pro forma condensed statements of operations exclude nonrecurring expenses incurred as a direct result of the Merger. These expenses, which primarily consist of employment and non-competition agreements, financial advisory, legal, accounting and other professional fees, are expected to total approximately $11 million and will be included in the consolidated statement of income of Harte-Hanks, as appropriate, in the period of combination.

7. PRO FORMA EARNINGS PER SHARE

     The pro forma average common shares outstanding reflect the application of the Exchange Ratio of .656 to the historical average common shares outstanding for DiMark.

               HARTE-HANKS COMMUNICATIONS, INC. AND SUBSIDIARIES

              UNAUDITED ADJUSTED PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1995

                                                                                            ADJUSTED
                                                   PRO FORMA                                PRO FORMA
                                                  HARTE-HANKS     PRO                      HARTE-HANKS
                                                    DIMARK       DIRECT    ADJUSTMENTS       DIMARK
                                                  -----------   --------   -----------     -----------
                                                                     (IN THOUSANDS)
ASSETS
Current assets
  Cash..........................................    $ 13,668      $  873     $(11,568)(1)    $ 12,773
                                                                                9,800(2)
  Accounts receivable, net......................      81,684       1,317           --          83,001
  Inventory.....................................      24,498          --           --          24,498
  Other current assets..........................      15,970          40           --          16,010
                                                    --------      ------     --------        --------
          Total current assets..................     135,820       2,230       (1,768)        136,282
                                                    --------      ------     --------        --------
Property, plant and equipment...................     211,146       1,856       (1,115)(3)     211,887
  Less accumulated depreciation.................     108,840       1,115       (1,115)(3)     108,840
                                                    --------      ------     --------        --------
     Property, plant and equipment, net.........     102,306         741           --         103,047
Goodwill, net...................................     283,340          --        9,543(1)      296,733
                                                                                3,850(4)
Other assets....................................       5,455          20          (40)(1)       5,480
                                                                                   45(2)
                                                    --------      ------     --------        --------
          Total assets..........................    $526,921      $2,991     $ 11,630        $541,542
                                                    ========      ======     ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..............................    $ 37,198      $  424     $    360(1)     $ 38,027
                                                                                   45(2)
  Other current liabilities.....................      52,131         142          800(2)       53,073
                                                    --------      ------     --------        --------
          Total current liabilities.............      89,329         566        1,205          91,100
Long term debt..................................     220,819          --        9,000(2)      232,361
                                                                                2,542(4)
Other long term liabilities.....................      24,277          --           --          24,277
                                                    --------      ------     --------        --------
          Total liabilities.....................     334,425         566       12,747         347,738
                                                    --------      ------     --------        --------
Stockholders' equity
  Common stock..................................      36,013           2           66(4)       36,079
                                                                                   (2)(1)
  Additional paid-in capital....................     174,254          --        1,242(4)      175,496
  Retained earnings (accumulated deficit).......     (17,771)      2,423       (2,423)(1)     (17,771)
                                                    --------      ------     --------        --------
          Total stockholders' equity ...........     192,496       2,425       (1,117)        193,804
                                                    --------      ------     --------        --------
          Total liabilities and stockholders'
            equity..............................    $526,921      $2,991     $ 11,630        $541,542
                                                    ========      ======     ========        ========

   See Notes to Unaudited Adjusted Pro Forma Condensed Financial Information.

               HARTE-HANKS COMMUNICATIONS, INC. AND SUBSIDIARIES

         UNAUDITED ADJUSTED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1995

                                PRO FORMA          H&R          PRO DIRECT
                               HARTE-HANKS     HISTORICAL       HISTORICAL
                                  DIMARK       NINE MONTHS    TWELVE MONTHS                                           ADJUSTED
                                YEAR ENDED        ENDED           ENDED                                              PRO FORMA
                               DECEMBER 31,   SEPTEMBER 30,    DECEMBER 31,    RECLASSIFICATION      PRO FORMA      HARTE-HANKS
                                   1995           1995             1995          ADJUSTMENTS        ADJUSTMENTS        DIMARK
                               ------------   -------------   --------------   ----------------     -----------     ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.....................    $602,219         $3,425          $14,022           $    --           $    --         $619,666
  Operating expenses
  Payroll....................     209,744             --              612             7,529(5)           (533)(6)      217,352
  Production and
    distribution.............     225,418          2,797            9,005            (6,381)(5)            --          230,839
  Advertising, selling,
    general and
    administration...........      57,316            488            1,274            (1,148)(5)            --           57,930
Depreciation &
  amortization...............      25,934             22              250                --               346(7)        26,552
                                 --------         ------          -------           -------           -------         --------
                                  518,412          3,307           11,141                --              (187)         532,673
                                 --------         ------          -------           -------           -------         --------
Operating income.............      83,807            118            2,881                --               187           86,993
Other expenses (income)
  Interest expense, net......      16,234            (19)              44                --             1,236(8)        17,495
  Other, net.................       1,044             --               --                --                --            1,044
  Gains on divestitures......     (13,747)            --               --                --                --          (13,747)
                                 --------         ------          -------           -------           -------         --------
                                    3,531            (19)              44                --             1,236            4,792
                                 --------         ------          -------           -------           -------         --------
Income before income taxes...      80,276            137            2,837                --            (1,049)          82,201
Income tax expense...........      40,331             --               66                --               708(9)        41,105
                                 --------         ------          -------           -------           -------         --------
Income from continuing
  operations.................    $ 39,945         $  137          $ 2,771           $    --           $(1,757)        $ 41,096
                                 ========         ======          =======           =======           =======         ========
Primary:
Earnings per common share....    $   1.09                                                                             $   1.12
                                 ========                                                                             ========
Weighted average common and
  common equivalent shares
  outstanding................      36,725                                                                  66(4)        36,791
                                 ========                                                             =======         ========
Fully diluted:
Earnings per common share....    $   1.07                                                                             $   1.10
                                 ========                                                                             ========
Weighted average common and
  common equivalent shares
  outstanding................      37,675                                                                  66(4)        37,741
                                 ========                                                             =======         ========

   See Notes to Unaudited Adjusted Pro Forma Condensed Financial Information.

                        HARTE-HANKS COMMUNICATIONS, INC.

                NOTES TO UNAUDITED PRO FORMA ADJUSTED CONDENSED
                             FINANCIAL INFORMATION

     1. To reflect the $12.0 million ($11.6 million in cash, $0.4 million in transaction costs) recorded cost of PRO Direct, which resulted in goodwill of $9.5 million from the preliminary allocation of the purchase price in excess of the $2.4 million net assets acquired, as well as to eliminate the equity accounts of PRO Direct. The associated transaction costs include amounts which are accrued in accounts payable as well as costs which had been paid prior to the transaction.

     Allocation of the purchase price is as follows:

    Cash.......................................................................  $   873
    Accounts receivable, net...................................................    1,317
    Other current assets.......................................................       40
    Property, plant and equipment..............................................      741
    Goodwill...................................................................    9,543
    Other assets...............................................................       20
    Accounts payable...........................................................     (424)
    Other current liabilities..................................................     (142)
                                                                                 -------
              Total purchase price.............................................  $11,968
                                                                                 =======

     2. To reflect the borrowings for the transaction of $9.8 million ($9.0 million long-term debt, $0.8 million current liability) as well as deferred financing costs and accrued expenses incurred to obtain the borrowing facility.

     3. Elimination of accumulated depreciation and amortization against the gross property and equipment accounts, which results in the recording of property and equipment at the estimated fair market value. Depreciation expense was recorded on an historical basis over five to seven years while the estimated fair market value of the acquired property and equipment will be depreciated over the estimated remaining useful life of three years, resulting in ongoing depreciation expense which approximates the historical expense. The revised depreciation period of three years reflects the estimated useful life of the property, plant and equipment.

     4. To record acceleration of earnout payment of $3.8 million for H&R acquisition. Borrowings under the revolving credit were increased by the cash portion of the payment of $2.5 million, and common stock and additional paid in capital were increased for the balance of $1.3 million which is payable in stock. See "Acquisition Earnouts."

     5. Represents various reclassifications made to conform to Harte-Hanks' accounting classifications.

     6. Reduction of compensation expense for certain officers to the base salaries provided for in new employment agreements.

     7. To record amortization over 40 years related to goodwill on purchase transactions.

     8. To record interest expenses on borrowings utilized for purchase transactions.

     9. Adjust income taxes for the historical income of the acquired companies and the net pro forma adjustments.

                   MARKET PRICE DATA AND DIVIDEND INFORMATION

                             MARKET AND PRICE DATA

     Harte-Hanks Common Stock is listed under the trading symbol "HHS" on the NYSE. DiMark Common Stock is listed under the trading symbol "DMK" on the AMEX. The following table sets forth for the periods indicated the high and low sales prices per share of Harte-Hanks Common Stock and DiMark Common Stock, as reported by the NYSE and AMEX respectively.

                                                                      HARTE-HANKS       DIMARK
                      Calendar Year Ended                           --------------  --------------
                              1995                                   HIGH    LOW     HIGH    LOW
                      -------------------                           ------  ------  ------  ------
       First Quarter............................................    13 3/8  12 1/2  13       9 7/8
       Second Quarter...........................................    16 7/8  13 1/4  15 1/8  10 1/4
       Third Quarter............................................    19 7/8  16 5/8  16      11 5/8
       Fourth Quarter...........................................    22 1/4  18 3/4  15      11 7/8
                      Calendar Year Ended
                              1994
                      -------------------
       First Quarter............................................    14 1/8  11 7/8  15 7/8   9 1/4
       Second Quarter...........................................    13 1/4  12 1/4  14 7/8  12 5/8
       Third Quarter............................................    13 1/4  12      14 1/4  12 1/2
       Fourth Quarter...........................................    13 1/4  11 1/2  13 3/4   9 3/8
                      Calendar Year Ended
                              1993
                      -------------------
       First Quarter............................................      --      --     6 1/2   4 1/8
       Second Quarter...........................................      --      --     7 1/2   5 3/8
       Third Quarter............................................      --      --    12 3/8   7
       Fourth Quarter...........................................    13      10      14 3/4   7 1/4

     On February 2, 1996, the last trading day prior to the public announcement of the Merger, the closing sales price per share of Harte-Hanks Common Stock as reported on the NYSE was $22.88. On March 15, 1996, there were 1,456 holders of record of Harte-Hanks Common Stock, and there were 30,047,781 shares outstanding.

     On February 2, 1996, the last trading day prior to the public announcement of the Merger, the closing sales price per share of DiMark Common Stock as reported on the AMEX was $14.75. On March 15, 1996, there were 490 holders of record of DiMark Common Stock, and there were 9,222,388 shares outstanding.

     Harte-Hanks' common stock was listed on the NYSE November 4, 1993, which was at the time of the Harte-Hanks initial public offering.

     Because the market price of Harte-Hanks Common Stock is subject to fluctuation, the market value of the shares of Harte-Hanks Common Stock that holders of DiMark Common Stock will receive in the Merger may increase or decrease prior to the Effective Date. See "Risk Factors -- Exchange Ratio Will Not Reflect Any Change in Stock Prices; Shares Eligible for Future Sale."

                                DIVIDEND POLICY

     Prior to the first quarter of 1995, Harte-Hanks did not pay regular cash dividends. Beginning in the first quarter of 1995, Harte-Hanks has paid quarterly dividends on its Common Stock at the rate of 1.667 cents per share. DiMark has never declared or paid cash dividends on its Common Stock.

                        HARTE-HANKS BUSINESS DESCRIPTION

INTRODUCTION

     Harte-Hanks is a diversified communications company with operations throughout the United States in four principal businesses -- direct marketing, shoppers, newspapers and television. Harte Hanks' shopper, newspaper and television businesses operate in local markets, while its direct marketing business operates nationwide. Harte-Hanks believes that its leadership positions within its markets have resulted from offering high-quality products, utilizing advanced technologies and innovative marketing strategies, and establishing strong relationships with its readers, viewers and advertisers. Harte-Hanks' strategy is to increase revenues by building upon its existing businesses and by applying its capabilities both across its businesses and to new products and markets, enabling it to capitalize on trends in the media industry toward the use of more direct, targeted marketing. Consistent with this strategy, Harte-Hanks is investing in advanced technologies, equipment and personnel, introducing new products and services in existing markets, entering new markets and making selective acquisitions.

DIRECT MARKETING

     Harte-Hanks operates a nationwide direct marketing business offering a broad range of specialized and coordinated services. Harte-Hanks utilizes advanced technologies to enable its customers to identify, target and reach specific consumers or businesses mostly by mail. Harte-Hanks' strategy is to provide services either on an individual basis or as part of an integrated marketing solution to achieve its customers' direct marketing objectives. Harte-Hanks believes that developments in computer technology and trends toward more sophisticated marketing analysis and measurement will continue to result in increased usage of direct marketing services. Harte-Hanks' direct marketing customers include many of America's largest retailers, banks, mutual funds companies, insurance companies and high technology firms, along with international clients.

SHOPPERS

     Harte-Hanks is the largest publisher of shoppers in North America based on weekly circulation and revenues, and is the only national media company that focuses on shoppers as a core business. Shoppers are weekly advertising publications delivered free by third-class saturation mail to all households in a particular geographic area. Shoppers offer advertisers a targeted, cost-effective local advertising system, with virtually 100% penetration in their area of distribution. Shoppers are particularly effective in large markets with high media fragmentation in which major metropolitan newspapers generally have low penetration. As of December 31, 1995, shoppers reached approximately 7 million households in four markets each week -- Southern California, Northern California, Miami/Ft. Lauderdale and Dallas/Fort Worth. Harte-Hanks' Southern California shopper, The Original PennySaver, accounted for 63% of these households.

NEWSPAPERS

     Harte-Hanks publishes the only daily newspaper in Abilene, Corpus Christi, San Angelo and Wichita Falls, Texas and Anderson, South Carolina. Harte-Hanks also publishes one daily newspaper and 7 nondaily newspapers in higher-income suburban areas of Dallas. In all of its daily newspaper markets, Harte-Hanks realizes additional revenue from niche publications and specialized services (such as special interest publications and direct mail programs) aimed at targeted consumer groups. Harte-Hanks' strategy in its newspaper business is to build upon its strong local franchises, to offer complementary products and services and to expand its market areas.

TELEVISION

     Harte-Hanks owns and operates KENS, a CBS-affiliated VHF television station, and KENS-AM radio station, in San Antonio, Texas, the 39th largest television market in the United States according to Nielsen Ratings Services. San Antonio is the business and retail center for South Texas and has a diversified economy based on tourism, military, health care and international trade. KENS emphasizes local news, and its 10 p.m. newscast finished 1995 as the top-rated late local newscast in the San Antonio market for the 23rd consecutive year. Harte-Hanks also offers video production and graphics services in its full-service production facility.

                           MANAGEMENT OF HARTE-HANKS

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the current directors, nominees for director, and executive officers of Harte-Hanks. Each of the executive officers has held his position with Harte-Hanks, or a similar position with Harte-Hanks, for at least the past five years.

                   NAME                      AGE             POSITION WITH HARTE-HANKS
-------------------------------------------  ---    -------------------------------------------
Dr. Peter T. Flawn.........................  70     Director (Class I)
Larry Franklin.............................  53     Director (Class II); President and Chief
                                                    Executive Officer
Christopher M. Harte.......................  48     Director (Class I)
Edward H. Harte............................  73     Director (Class II)
Houston H. Harte...........................  69     Chairman, Board of Directors (Class III)
James L. Johnson...........................  68     Director (Class II)
Andrew B. Shelton..........................  81     Director (Class III)
David L. Copeland..........................  40     Director nominee (Class I)
Richard M. Hochhauser......................  51     Director nominee (Class III); Executive
                                                    Vice President; President, Harte-Hanks
                                                    Direct Marketing
Harry J. Buckel............................  52     Senior Vice President; President,
                                                    Harte-Hanks Shoppers
Michael J. Conly...........................  44     Senior Vice President; President,
                                                    Harte-Hanks Television
Donald R. Crews............................  52     Senior Vice President, Legal; Secretary
Richard L. Ritchie.........................  49     Senior Vice President, Finance; Chief
                                                    Financial and Accounting Officer
Stephen W. Sullivan........................  49     Senior Vice President; President,
                                                    Harte-Hanks Newspapers

     Class III directors are to be elected at the Annual Meeting. The term of Class II directors expires at the 1998 Annual Meeting of Stockholders, and the term of Class I directors expires at the 1997 Annual Meeting of Stockholders.

     David L. Copeland, a director nominee, has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980 and currently serves as its President.

     Dr. Peter T. Flawn, a director of Harte-Hanks since 1985, is President Emeritus of the University of Texas at Austin. Dr. Flawn is Chairman of the Audit Committee of the Board of Directors and also serves as a director of Global Marine, Inc., Input/Output, Inc., National Instruments Corporation and Tenneco, Inc.

     Larry Franklin has served as President and Chief Executive Officer of Harte-Hanks since 1991 and as a director of Harte-Hanks since 1974. Mr. Franklin has held numerous positions since joining Harte-Hanks in 1971, including Chief Financial Officer and President, Harte-Hanks Newspapers, and also serves as a director of John Wiley & Sons, Inc.

     Christopher M. Harte has served as a director of Harte-Hanks since 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years beginning June 1992. Prior to becoming president of the Portland Newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. Mr. Harte is the son of Edward H. Harte and the grandson of the late Houston Harte, co-founder of Harte-Hanks.

     Edward H. Harte has served as a director of Harte-Hanks since 1952. Prior to his retirement in 1987, he served as Publisher of the Corpus Christi Caller-Times since 1962. Mr. Harte is the son of the late Houston Harte.

     Houston H. Harte has served as a director of Harte-Hanks since 1952 and as Chairman of the Board of Directors since 1972. Mr. Harte is also the son of the late Houston Harte.

     Richard M. Hochhauser, a director nominee, has served as Executive President of Harte-Hanks since January 1996 and as President of Harte-Hanks Direct Marketing since 1987. Mr. Hochhauser has held numerous other positions since joining Harte-Hanks in 1975.

     James L. Johnson, a director of Harte-Hanks since 1994, is Chairman Emeritus of GTE Corporation. Mr. Johnson serves as a director of CellStar Corporation, Finova Group, Inc., GTE Corporation, Mutual of New York, Valero Energy Corporation and Walter Industries.

     Andrew B. Shelton has served as director of Harte-Hanks since 1948. He has served as Chairman of the Board of the Abilene Reporter-News since 1994 following his retirement as its publisher.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

     The Board of Directors held six meetings during 1995, and each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member. The Board of Directors has established an audit committee and a compensation committee. The functions of these committees and their current members are described below.

     Audit Committee. The Audit Committee currently consists of Dr. Peter T. Flawn (Chairman) and James L. Johnson. The Audit Committee, which met three times during 1995, is responsible for monitoring Harte-Hanks' internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees and monitoring and reviewing the activities of the independent auditors.

     Compensation Committee. The Compensation Committee currently consists of James L. Johnson (Chairman) and Dr. Peter T. Flawn, both of whom are disinterested in accordance with Rule 16b-3 under the Exchange Act. The Compensation Committee, which met three times during 1995, recommends salary amounts for Harte-Hanks' chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons.

     The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three years to the Chief Executive Officer and each of Harte-Hanks' four other most highly compensated executive officers (based on total annual salary and bonus for 1995).

                                                      ANNUAL COMPENSATION
             NAME AND PRINCIPAL                       -------------------   OPTIONS      ALL OTHER
                  POSITION                     YEAR    SALARY    BONUS(1)   GRANTED   COMPENSATION(2)
---------------------------------------------  ----   --------   --------   -------   ---------------
Larry Franklin...............................  1995   $650,000   $650,000    90,000       $14,800
  President and Chief Executive Officer        1994    650,000    455,000    67,500        14,300
                                               1993    650,000     91,000    75,000        14,300
Richard M. Hochhauser........................  1995   $323,000   $226,100    60,000       $ 1,800
  Executive Vice President; President,         1994    297,000    207,900     6,000         1,800
  Harte-Hanks Direct Marketing                 1993    285,000    107,000    82,500         1,799
Harry J. Buckel..............................  1995   $285,000   $199,500    13,500       $ 1,800
  Senior Vice President; President,            1994    285,000    177,840     3,750         1,800
  Harte-Hanks Shoppers                         1993    285,000     39,330    61,500         1,746
Donald R. Crews..............................  1995   $270,000   $189,000    12,000       $ 1,800
  Senior Vice President, Legal and Secretary   1994    270,000    189,000     3,750         1,800
                                               1993    270,000     48,600    55,500         1,350
Richard L. Ritchie...........................  1995   $258,000   $180,600    12,000       $ 1,800
  Senior Vice President, Finance and Chief     1994    253,000    177,100     3,750         1,800
  Financial and Accounting Officer             1993    245,000     43,414    60,000         1,592

---------------

(1) Bonus amounts are inclusive of payments received under the existing incentive compensation plan. Larry Franklin, has elected to defer $325,000 of the total bonus amount payable to him in 1995 in accordance with Harte-Hanks' deferred compensation plan.
(2) Consisted of matching contributions made by Harte-Hanks on behalf of the respective individual under Harte-Hanks' 401(k) plan and $13,000 in premiums paid annually by Harte-Hanks on a split-dollar policy insuring the life of Larry Franklin.

OPTION GRANTS DURING 1995

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1995 to the five individuals named in the Summary Compensation Table.

                                     % OF
                                     TOTAL
                                    OPTIONS
                                    GRANTED                  MARKET                     POTENTIAL STOCK APPRECIATION
                     OPTIONS     TO EMPLOYEES    EXERCISE   PRICE AT     EXPIRATION    -------------------------------
       NAME          GRANTED        IN 1995       PRICE      GRANT          DATE          %       63%(1)     159%(1)
-------------------  -------     -------------   --------   --------   --------------  -------   --------   ----------
Larry Franklin.....  75,000 (2)       16.7%      $ 12.917   $ 12.917   January, 2005        --   $609,242   $1,543,938
                     15,000 (3)        3.3          0.667     12.917   January, 2005   183,750    305,598      492,538
Richard M.           15,000 (2)        3.3         12.833     12.833   January, 2005        --    121,062      306,795
  Hochhauser.......   7,500 (3)        1.7          0.667     12.833   January, 2005    91,250    151,781      244,648
                     37,500 (2)        8.3         17.083     17.083   August, 2005         --    402,886    1,020,991
Harry J. Buckel....  10,500 (2)        2.3         12.833     12.833   January, 2005        --     84,744      214,756
                      3,000 (3)        0.7          0.667     12.833   January, 2005    36,500     60,712       97,859
Donald R. Crews....   9,000 (2)        2.0         12.833     12.833   January, 2005        --     72,637      184,077
                      3,000 (3)        0.7          0.667     12.833   January, 2005    36,500     60,712       97,859
Richard L.            9,000 (2)        2.0         12.833     12.833   January, 2005        --     72,637      184,077
  Ritchie..........   3,000 (3)        0.7          0.667     12.833   January, 2005    36,500     60,712       97,859

---------------

(1) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant applied to market price at date of grant.
(2) Options are exercisable only after the fifth, and prior to the tenth, anniversary of the date of grant.
(3) Performance options have been granted at exercise prices of $0.667 per share. The performance options are exercisable only after the third, and prior to the tenth, anniversary of the date of grant. The timing at which the options become exercisable depends upon the extent to which Harte-Hanks achieves certain goals that are established at the time the options are granted.

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning option exercises during 1995 and unexercised options held at December 31, 1995 by the five individuals named in the Summary Compensation Table.

                                                                       NUMBER OF               VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                                   DECEMBER 31, 1995           DECEMBER 31, 1995(1)
                           SHARES ACQUIRED                    ---------------------------   ---------------------------
           NAME              ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------- ---------------   --------------   -----------   -------------   -----------   -------------
Larry Franklin............          --          $     --         30,000        352,500      $   417,500    $ 4,385,000
Richard M. Hochhauser.....       6,000           106,000         78,000        222,000        1,228,000      2,592,375
Harry J. Buckel...........          --                --         76,500        162,750        1,214,375      2,186,063
Donald R. Crews...........      12,000           216,000         76,500        122,250        1,203,375      1,656,437
Richard L. Ritchie........      11,250           225,000         60,750        135,750          933,563      1,833,062

---------------

(1) The value is the amount by which the market value of the underlying stock at December 31, 1995 ($19.75) exceeds the aggregate exercise prices of the options.

RETIREMENT BENEFIT PLAN

     In addition to a defined benefit pension plan which is qualified under
Section 401 of the Code, Harte-Hanks has established for certain individuals an unfunded, non-qualified pension restoration plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (earnings during the highest five consecutive years). The Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits in excess of those limitations payable to participants in the pension restoration plan will be paid under that plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under Harte-Hanks' defined benefit pension plan and pension restoration plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

  HIGHEST 5 YEAR                                                 YEARS OF CREDITED SERVICE
     AVERAGE                                        ----------------------------------------------------
   REMUNERATION                                        15         20         25         30         35
  --------------                                    --------   --------   --------   --------   --------
  $150,000........................................  $ 34,436   $ 45,915   $ 57,394   $ 68,873   $ 80,351
   250,000........................................    59,186     78,915     98,644    118,373    138,101
   350,000........................................    83,936    111,915    139,894    167,873    195,851
   450,000........................................   108,686    144,915    181,144    217,373    253,601
   550,000........................................   133,436    177,915    222,394    266,873    311,351
   650,000........................................   158,186    210,915    263,644    316,373    369,101
   750,000........................................   182,936    243,915    304,894    365,873    426,851
   850,000........................................   207,686    276,915    346,144    415,373    484,601
   950,000........................................   232,436    309,915    387,394    464,873    542,351

     The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of Harte-Hanks' defined benefit pension plan and pension restoration plan, except that there are limits on the amounts of bonuses taken into consideration under the pension restoration plan. For purposes of the plans, the officers named in the Summary Compensation Table have the following years of service: Mr. Franklin: 24 years; Mr.
Hochhauser: 20 years; Mr. Buckel: 17 years; Mr. Crews: 13 years; and Mr.
Ritchie: 10 years.

COMPENSATION OF DIRECTORS

     Directors who are not employees or otherwise affiliates of Harte-Hanks receive annual director's fees of $47,000, and are reimbursed for certain out of pocket expenses. Directors who are employees or are otherwise affiliates of Harte-Hanks do not receive director's fees. During 1995, Dr. Peter T. Flawn, Christopher M. Harte and James L. Johnson each received director's fees of $47,000.

SEVERANCE AGREEMENTS

     In July 1993, Harte-Hanks entered into a severance agreement with Larry Franklin. If Mr. Franklin is terminated from his position as President and Chief Executive Officer of Harte-Hanks other than for "cause" (as defined) he will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to termination, plus
(B) the average of the bonus or incentive compensation for the two fiscal years preceding the termination. In addition to the cash compensation, upon Mr. Franklin's termination, Harte-Hanks will continue to provide certain benefits for a two year period and all options previously granted to Mr. Franklin will immediately vest and become fully exercisable.

     In July 1993, Harte-Hanks also entered into severance agreements with Harry
J. Buckel, Michael J. Conly, Donald R. Crews, Richard M. Hochhauser, Richard L. Ritchie and Stephen W. Sullivan. If any of the above executives is terminated, other than for "cause," after a "change in control" (as defined) of Harte-Hanks, the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect immediately prior to the change in control, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, a terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options previously granted to the executive will immediately vest and become fully exercisable.

     In no event will Harte-Hanks be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of Section 280G of the Code, and the imposition of an excise tax under Section 4999 of the Code.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Committee is responsible for recommending to the full Board of Directors salary amounts for Harte-Hanks' Chief Executive Officer and other executive officers and making the final determination regarding bonus arrangements and awards of stock options to such persons.

     Compensation to executives is designed to attract and retain superior talent, to motivate the performance of executives in support of the achievement of Harte-Hanks' strategic financial and operating performance objectives, and to reward performance that meets this standard. Harte-Hanks is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 1995, executive compensation was comprised of the following elements:

          Base Salary. The base salary for the Chief Executive Officer and the other executive officers of Harte-Hanks was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to Harte-Hanks' core businesses (which may include, but are not necessarily the same as, those included in the Peer Group Index) and the responsibilities of each executive officer, particularly in view of the fact that the decentralized management philosophy of Harte-Hanks relies heavily on the direct action of Harte-Hanks' executives in pursuit of Harte-Hanks goals.

          Annual Incentive Compensation. Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve specific annual financial and other goals based on the strategic financial and operating performance objectives of Harte-Hanks overall, as well as each core business. In conjunction with the Committee's review of the strategic and operating plans of Harte-Hanks and each core business at the beginning of 1995, the Committee established incremental target performance levels for each executive officer based on the operating profit and earnings per share growth goals of Harte-Hanks and, if the executive was responsible for a core business, the goals of the core business. Bonus amounts were paid to the executive based on the target performance level reached.

          Stock Option Plan. The 1991 Stock Option Plan forms the basis of Harte-Hanks' long-term incentive plan for executives. The Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually. In 1995, certain options were granted at fair market value on the date of grant and become exercisable five years from such date if the option holder is still employed. Other options were granted below fair market value but only become exercisable nine years after their date of grant unless at the end of three years Harte-Hanks has reached specific financial performance levels established at the time of grant. In selecting recipients for option grants and in determining the size of such grants, the Committee considered various factors such as the overall performance of Harte-Hanks and the recipient.

     Executives also receive benefits typically offered to executives by companies engaged in businesses similar to Harte-Hanks' core businesses and various benefits generally available to employees of Harte-Hanks (such as health insurance).

     It is Harte-Hanks' policy to qualify compensation paid to executive officers for deductibility under applicable provisions of the Internal Revenue Code, including Section 162(m). However, Harte-Hanks may determine from time to time to pay compensation to its executive officers that may not be deductible.

     In making its decisions, the Compensation Committee takes into account, primarily on a subjective basis, factors relevant to the specific compensation component being considered, including compensation paid by other companies of comparable size in businesses similar to Harte-Hanks' core businesses, the generation of income and cash flow by Harte-Hanks as a whole and the individual core businesses, the attainment of annual individual and business objectives and an assessment of business performance against companies of comparable size in businesses similar to Harte-Hanks' core businesses, the executive officer's level of responsibility and the contributions Harte-Hanks expects the executive to make in support of Harte-Hanks' strategies.

     1995 Compensation of Chief Executive Officer. The base salary of Mr. Franklin for 1995 was $650,000, the same as in the prior four years. Mr. Franklin's bonus potential was targeted at 50% of base salary, with a potential range of 0%-100% of base salary. Mr. Franklin's 1995 cash bonus, which was based on the degree of attainment of financial goals established at the beginning of 1995, reflects the fact that in 1995 Harte-Hanks' revenues, operating income and earnings per share increased substantially. In 1995 Mr. Franklin received two option grants under Harte-Hanks' 1991 Stock Option Plan, and in making those grants the Committee took into consideration the factors described above under "Stock Option Plan."

                             Compensation Committee

   James L. Johnson, Chairman                              Dr. Peter T. Flawn

COMPARISON OF STOCKHOLDER RETURN

     The following graph compares the cumulative total return of Harte-Hanks' Common Stock during the period commencing November 4, 1993, the date public trading of the Common Stock began following Harte-Hanks' initial public equity offering, to December 31, 1995 with the S&P 500 Index and a peer group selected by Harte-Hanks.

     The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The peer group selected by Harte-Hanks, which also is weighted by market capitalization, includes Acxiom Corporation, Catalina Marketing, DiMark, Inc., R.R. Donelley & Sons, Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., M/A/R/C Group, The New York Times Company, The Times Mirror Company and Tribune Company.

     The graph depicts the results of investing $100 in Harte-Hanks' Common Stock, the S&P 500 Index and the peer group selected by Harte-Hanks at closing prices on November 4, 1993. It assumes that all dividends were reinvested with respect to the S&P 500 Index and the peer group selected by Harte-Hanks.

      Measurement Period              Harte-Hanks      S&P 500
    (Fiscal Year Covered)             Comm. Inc.        Index         Peer Group
Nov. 1993                                  100             100             100
Dec. 1993                               117.29          102.16          108.01
Dec. 1994                               117.29          103.51          101.20
Dec. 1995                               178.90          142.41          132.58

                        SECURITY OWNERSHIP OF MANAGEMENT
                   AND PRINCIPAL STOCKHOLDERS OF HARTE-HANKS

     The following table sets forth, as of February 7, 1996, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of Harte-Hanks' Common Stock. Except as noted below, each named person has sole voting power and investment power with respect to the shares shown.

                                                                    NUMBER OF
                                                                      SHARES
                                                                    OF COMMON          PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   STOCK              CLASS
----------------------------------------------------------------  --------------       ----------
Houston H. Harte(2).............................................     6,388,701            21.3%
Andrew B. Shelton...............................................     4,529,448            15.1%
Edward H. Harte.................................................     3,145,998            10.2%
Ariel Capital Management, Inc.(3)...............................     2,582,845             8.6%
Train, Smith Counsel(4).........................................     2,230,650             7.4%
Goldman, Sachs & Co.(5) ........................................     2,203,206             7.4%
David L. Sinak(6)...............................................     1,875,003             6.3%
Larry Franklin(7)...............................................     1,836,657             6.1%
David L. Copeland(8)............................................       430,050             1.4%
Christopher M. Harte(9).........................................       419,667             1.4%
Donald R. Crews(10).............................................       352,500             1.2%
Richard M. Hochhauser(11).......................................       295,500               *
Harry J. Buckel(12).............................................       206,400               *
Richard L. Ritchie(13)..........................................       150,750               *
Dr. Peter T. Flawn..............................................         7,500               *
James L. Johnson................................................         1,500               *
All Executive Officers and Directors as a Group (13
  persons)(14)..................................................    17,283,921            56.0%

---------------

   * Less than 1%.
 (1) The address of Ariel Capital Management, Inc. is 307 North Michigan Avenue, Chicago, Illinois 60601. The address of Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004. The address of Train, Smith Counsel is 667 Madison Avenue, New York, New York 10021. The address of David L. Sinak is c/o Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas 75201. The address of each other beneficial owner is c/o Harte-Hanks Communications, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216.
 (2) Includes 1,125,000 shares in the aggregate owned by three trusts for which Mr. Harte serves as co-trustee with David L. Sinak, and 375,000 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and Christopher M. Harte and as to which Mr. Harte holds shared voting and dispositive power. Mr. Harte has no pecuniary interest in the trusts.
 (3) Includes 2,500,570 shares as to which Ariel Capital Management, Inc. holds sole voting power and 82,275 shares as to which it holds shared voting power. Information with respect to Ariel Capital Management, Inc. is based on a Schedule 13G filing dated February 8, 1996.
 (4) Train, Smith Counsel has shared voting power with respect to 2,188,650 shares and shared dispositive power with respect to 960,050 shares and has sole voting power or sole dispositive power with respect to no shares. Information with respect to Train, Smith Counsel is based on a Schedule 13G filing dated February 13, 1996.
 (5) Goldman, Sachs & Co. holds shared voting and dispositive power with respect to all shares. Information with respect to Goldman, Sachs & Co. is based on a Schedule 13G filing dated February 13, 1996.
 (6) Represents 1,875,003 shares owned by 13 trusts for which Mr. Sinak serve as co-trustee and holds shared voting and dispositive power. Mr. Sinak has no pecuniary interest in the trusts.
 (7) Includes 127,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 360,000 shares owned by four trusts for which Mr. Franklin serves as co-trustee with David L.

     Copeland and holds shared voting and dispositive power; and 60,000 shares held in trust for his children. Mr. Franklin has no pecuniary interest in the trusts.
 (8) Includes 16,800 shares held as custodian for his children; 31,500 shares owned by three trusts for which Mr. Copeland serves as trustee; and 360,750 shares owned by five trusts for which Mr. Copeland serves as co-trustee and as to which Mr. Copeland holds shared voting and dispositive power.
 (9) Includes 1,500 shares held in trust for his child, 375,000 shares owned by a trust for which Mr. Harte serves as co-trustee with David L. Sinak and Houston H. Harte, and 41,667 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and as to which Mr. Harte holds shared voting and dispositive power.
(10) Includes 127,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(11) Includes 147,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(12) Includes 159,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(13) Includes 120,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(14) Includes 879,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 1,963,167 shares owned by various trusts for which officers or directors serve as trustee but have no pecuniary interest.

                          DIMARK BUSINESS DESCRIPTION

INTRODUCTION

     DiMark provides a full range of outsource marketing and database services to its clients in the insurance, healthcare, pharmaceutical, financial services and telecommunications industries through DiMark Marketing, Inc., including its subsidiaries H&R Communications, Inc. and PRO Direct Response Corp., and direct response printing services through Mars Graphic Services, Inc.

DIRECT MARKETING

     DiMark Marketing uses appropriate and accountable marketing techniques, including database technology, to enable its clients to directly influence the behavior of their existing and prospective customers and sales agents. DiMark Marketing creates and implements comprehensive, tailored marketing programs for clients who have chosen to outsource some or all of their marketing needs. DiMark Marketing provides services principally to clients in the insurance and healthcare industries and also to clients in the financial services, pharmaceutical and telecommunications industries. DiMark Marketing's goal is to achieve increased revenues through cost-effective marketing programs. DiMark believes that a principal competitive advantage is its ability to bring clients' products rapidly to the marketplace using targeted and accountable marketing programs. This ability results from DiMark Marketing's vertical integration of services, knowledge of its clients' industries and capacity to provide integrated database management services.

     PRO Direct Response Corp. ("PRO Direct") is a telemarketing company dedicated to the credit card marketing industry. PRO Direct specializes in outbound telemarketing for financial institutions nationwide. PRO Direct believes that its principal competitive advantage is its ability to consistently generate one of the highest credit card activation rates in the telemarketing industry.

     H&R Communications, Inc. ("H&R") is a direct response advertising agency specializing in the development of creative direct mail pieces, sales leave behinds, and other types of promotional vehicles for ethical pharmaceutical and over-the-counter products. H&R is responsible for its clients entire marketing project, including copy, artwork, photography, illustration, printing, assembly and mailing. These projects typically include some type of interactive technique which causes the recipient to respond to the mailing.

PRINTING

     Mars is a leading printer of direct response advertising materials for clients primarily in the publishing, insurance and financial services industries. Mars manufactures a variety of traditional direct response formats, including catalogs, letters and brochures. Mars believes that, in its market area, it has established a strong position in the direct response industry by providing a quality finished product at competitive prices, in a timely and dependable manner.

                              MANAGEMENT OF DIMARK

             NAME               AGE                      POSITION WITH DIMARK
------------------------------  ---    --------------------------------------------------------
Thomas E. Garvey..............  53     Chairman of the Board
Michael L. Wert...............  48     Vice Chairman and Chief Executive Officer
Stephen C. Marcus.............  64     Chairman and Chief Executive Officer, Mars Graphics
                                       Services, Inc.
John J. Harrison..............  52     President, DiMark Marketing
John M. Cooney................  62     Executive Vice President
Lesley A. Bachman.............  37     Chief Financial Officer
Michele M. Fitzpatrick........  33     Senior Vice President, Insurance and Healthcare
                                         Marketing Group
Robert A. Cooper..............  48     Senior Vice President, Insurance and Healthcare
                                         Marketing Group
Richard H. Pocock.............  45     President, Telecommunications and Financial Services
                                         Marketing Group
John O'Brien..................  36     President and Chief Operating Officer of
                                         Mars Graphic Services, Inc.

     Thomas E. Garvey was a Co-Founder of the predecessor of DiMark Marketing ("Old DiMark") in 1983 and served as its President from 1983 through 1986, as an independent consultant from January 1986 through December 1988, and became a Vice President in January 1989, which position he held until August 1989, at which time he became Co-Chairman and Co-Chief Executive officer of DiMark Marketing. Mr. Garvey has been Chairman of the Board of the Company since its inception and has been a director of Mars since 1990.

     Michael L. Wert was a Co-Founder of Old DiMark in 1983 and served as a Vice President from 1983 through 1986 and as its President from 1986 until August 1989, at which time he became Co-Chairman and Co-Chief Executive Officer of DiMark Marketing. Mr. Wert has been the Vice Chairman of the Board and Chief Executive Officer of the Company since its inception and has been a director of Mars since 1990.

     Stephen C. Marcus has been Chairman and Chief Executive Officer of Mars Graphic Services, Inc.("Mars") since its inception in 1973.

     John J. Harrison has been the President of the Company since its inception. He was a Vice President of Old DiMark from January 1989 until August 1989, at which time he became the President of DiMark Marketing.

     John M. Cooney has been the Executive Vice President of the Company since its inception. In addition, Mr. Cooney has been the Executive Vice President and Chief Operating Officer of DiMark Marketing since December 1991 and during 1991, prior to December, was a consultant to DiMark Marketing. From 1984 until 1991, Mr. Cooney was the President of Middle Atlantic Life Insurance Company. From June 1986 to March 1989, Mr. Cooney was a director of Mars.

     Lesley A. Bachman, a Certified Public Accountant, has been the Chief Financial Officer, Treasurer and Secretary of the Company since its inception. In addition, Ms. Bachman has also been the Chief Financial Officer and Treasurer of DiMark Marketing since August 1989. Ms. Bachman joined Mars in October 1986 as Senior Financial Officer and has been Secretary and Treasurer of Mars since May 1987.

     Michele M. Fitzpatrick has been a Senior Vice President of the Insurance and Healthcare Marketing Group of DiMark Marketing since March 1994. Ms. Fitzpatrick has been with DiMark Marketing since October 1987.

     Robert A. Cooper has been an Executive Vice President of DiMark Marketing since January 1996. Prior to that he served as a Senior Vice President of the Insurance and Healthcare Marketing Group of DiMark Marketing for two years. Mr. Cooper has been with DiMark Marketing since August 1989.

     Richard H. Pocock has been President of the Telecommunications and Financial Services Marketing Group of DiMark Marketing since February 1994. From September 1992 until February 1994, Mr. Pocock was a Vice President of Program Development and from May 1989 until September 1992 he was a Program Development Manager of DiMark Marketing.

     John O'Brien has been President and Chief Operating Officer of Mars since November 1994. Mr. O'Brien was Vice President of Production for Mars from August 1984 until November 1994. Mr. O'Brien has been with Mars since February 1979.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                        PRINCIPAL STOCKHOLDERS OF DIMARK

     The following table sets forth, as of February 6, 1996 (i) the name and address of each person who is known by the Board of Directors to be the beneficial owner of more than 5% of DiMark's outstanding Common Stock, (ii) each of DiMark's directors, (iii) each of DiMark's executive officers, and (iv) all executive officers and directors as a group.

                                                                            AMOUNT AND NATURE OF
                                                                            BENEFICIAL OWNERSHIP
                                                                            --------------------
                                                                            NUMBER OF   PERCENT
                                   NAME                                     SHARES(1)   OF CLASS
--------------------------------------------------------------------------  ---------   --------
Stephen C. Marcus(2)......................................................  2,071,375     21.9%
  One Deadline Drive
  Westville, NJ 08093
Michael L. Wert(3)........................................................    747,963      7.9%
  116 Lafayette Drive
  Washington Crossing, PA 18977
Thomas E. Garvey(3).......................................................    685,038      7.3%
  1949 Gregg Court
  Yardley, PA 19067
Julia Marcus Paul.........................................................    571,629      6.3%
  One Deadline Drive
  Westville, NJ 08093
John J. Harrison(4).......................................................    159,677      1.7%
John M. Cooney(5).........................................................     57,840        *
Richard J. Censits(6).....................................................     25,000        *
Richard P. Jaffe(6)(7)....................................................      5,000        *
Dennis J. Kain(6).........................................................      5,000        *
All executive officers and directors as a group (13 persons)(8)...........  3,906,021     37.6%

---------------

 *  Less than 1%
(1) Beneficial ownership, as reported above, consists of sole or shared voting or investment power over the reported shares or the right within 60 days to acquire such power.
(2) Mr. Marcus and Julia Marcus Paul have entered into an agreement pursuant to which Mr. Marcus has the exclusive right to vote the 571,629 shares owned by Julia Marcus Paul and by a trust for Ms. Paul's benefit of which she is the trustee. Such agreement continues in effect for so long as Ms. Paul or the trust own any of such shares. The 571,629 shares are reported for each of them in the foregoing table. Included in Mr. Marcus' shares are 342,500 shares held by the Marcus Family Foundation in which Mr. Marcus holds shared voting power. Mr. Marcus disclaims beneficial ownership of the 5,985 shares registered in the name of his wife, which shares are not included in the foregoing table. Included in Mr. Marcus' shares are 317,000 shares issuable upon exercise of options.

(3) 295,000 shares are issuable upon exercise of options.
(4) 135,000 shares are issuable upon exercise of options.
(5) 52,550 shares are issuable upon exercise of options.
(6) 5,000 shares are issuable upon exercise of options.
(7) Julie Jaffe, the wife of Richard P. Jaffe, is custodian of 8,017 shares for the Jaffe's children, one of which is a minor. Mr. Jaffe disclaims beneficial ownership of such shares.
(8) Includes 1,256,527 shares covered by options exercisable within 60 days.

          COMPARATIVE RIGHTS OF STOCKHOLDERS OF HARTE-HANKS AND DIMARK

     Upon consummation of the Merger, the stockholders of DiMark, a New Jersey corporation, will become stockholders of Harte-Hanks, a Delaware corporation. Although the Delaware General Corporation Law ("DGCL" or "Delaware Law") and the Business Corporation Act of New Jersey ("NJBCA" or "New Jersey Law") are similar in many respects, there are a number of differences between the two statutes which should be carefully considered by DiMark stockholders in evaluating the proposed merger. The following summary sets forth material differences between the two statutes.

FIDUCIARY DUTIES OF DIRECTORS

     Both Delaware Law and New Jersey Law provide that the board of directors have the ultimate responsibility for managing the business affairs of a corporation. In discharging this function, directors owe fiduciary duties of care and loyalty to the corporation and to its stockholders.

     Delaware courts have held that the duty of care requires the directors to exercise an informed business judgment. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have, under certain circumstances, also imposed a heightened standard of conduct upon directors in matters involving a contest for control of the corporation.

     Similar to Delaware Law, New Jersey Law requires that directors perform their duties in good faith. The NJBCA, however, contains a provision specifically permitting (not requiring) directors, in discharging their duties, to consider the effects of any action taken by them upon any or all affected groups (including, e.g., stockholders, employees, suppliers, customers, creditors and the community in which the corporation operates) as well as all other pertinent factors. Furthermore, unlike Delaware Law, the NJBCA expressly makes clear that a director has no greater obligation to justify any act relating to an actual or potential takeover of the corporation than he or she has with respect to any other act as a director.

LIMITATION OF DIRECTOR LIABILITY

     Both Delaware Law and New Jersey Law permit a corporation's certificate of incorporation to limit a director's exposure to monetary liability for breach of fiduciary duty.

     Pursuant to Delaware Law, a director cannot be relieved of liability for
(i) breach of his/her duty of loyalty to the company, (ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of the law, (iii) declaration of an improper dividend, stock purchase or redemption of shares, or (iv) any transaction from which the director derived an improper personal benefit.

     Similarly, pursuant to New Jersey Law, a director cannot be relieved of liability for (i) breach of his/her duty of loyalty to the company, (ii) acts or omissions not in good faith or constituting knowing violation of the law, or
(iii) acts or omissions which result in receipt of any improper personal benefit.

INDEMNIFICATION

     Both Delaware Law and New Jersey Law permit a corporation to indemnify any person involved in a third party action by reason of his/her being an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his/her actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his/her conduct was unlawful. Furthermore, both states' laws provide that a corporation may advance expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he/she is not entitled to indemnification.

     In general, no indemnification for expenses in derivative actions is permitted under either the DGCL or the NJBCA where the person has been adjudged liable to the corporation, unless a court finds the person entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under both states' laws.

     In both states, the statutory provisions for indemnification are non-exclusive with respect to any other rights, such as contractual rights (and in the case of a Delaware corporation, under a bylaw, agreement or vote of stockholders or disinterested directors, and in the case of a New Jersey corporation, under the certificate of incorporation, bylaw, agreement or vote of stockholders), to which a person seeking indemnification may be entitled. Unlike Delaware Law, however, New Jersey Law expressly permits such contractual or other rights to provide for indemnification in connection with a third party action, including a derivative action, unless a court determines that the acts or omissions giving rise to the claim for indemnification (i) were in breach of the duty of loyalty to the company, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in receipt of an improper personal benefit.

STOCKHOLDER PROTECTIVE PROVISIONS

     Both Delaware Law and New Jersey Law contain provisions which provide protection to stockholders, and the corporation in which they own shares, against abusive acquisition and takeover techniques.

     Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder (beneficial owner of 15% or more of the corporation's voting stocks) for a period of three years from the date the stockholder became interested unless (i) prior to such date the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the interested stockholder acquired 85% of the voting stocks at the time the transaction commenced, or (iii) on or subsequent to such date the business combination is approved by the board and 66 2/3% of the noninterested stockholders. This provision of the DGCL does not apply to a corporation if the certificate of incorporation or bylaws contain a provision expressly electing not to be governed by this provision or the corporation does not have voting stock either listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     Under the NJBCA, a corporation is prohibited from engaging in any business combination with an interested stockholder (beneficial owner of 10% or more of the corporation's voting shares) for a period of five years from the date the stockholder became interested unless (i) prior to such date the board of directors approved the business combination, (ii) subsequent to such date the business combination is approved by 66 2/3% of the noninterested stockholders, or (iii) the business combination meets certain conditions set forth in the NJBCA which concern the amount of consideration to be received by noninterested stockholders. Unless the certificate of incorporation provides otherwise, this provision of the NJBCA does not apply to a corporation if the corporation does not have voting shares either registered or traded on a national securities exchange or registered with the Securities and Exchange Commission.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under Delaware Law, amending the certificate of incorporation generally requires the approval of the holders of a majority of the shares of stock entitled to vote, unless the certificate of incorporation provides for a greater vote. Under Harte-Hanks' certificate of incorporation, the affirmative vote of the holders of a majority of the shares entitled to vote is required to amend Harte-Hanks' certificate of incorporation, except with respect to certain provisions for which the affirmative vote of the holders of two-thirds of the shares entitled to vote is required. New Jersey Law only requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on a proposed amendment, unless a specific provision of the NJBCA or the certificate of incorporation requires a greater percentage.

REMOVAL OF DIRECTORS

     Under Delaware Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by stockholders for cause. The Harte-Hanks certificate provides that directors may only be removed for cause and only upon the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Harte-Hanks, subject to any rights of holders of Harte-Hanks preferred stock.

     Under New Jersey Law, directors serving on a classified board may only be removed by stockholders for cause. Where provided in the certificate of incorporation, however, stockholders of a corporation without a classified board may remove directors without cause upon the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote for the election of directors. The DiMark certificate provides that one or all of the directors of DiMark may be removed without cause, by the stockholders upon the affirmative vote of at least 66 2/3% of the votes cast by the holders of shares of common stock entitled to vote for the election of directors.

MERGERS AND MAJOR TRANSACTIONS

     Under Delaware Law, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets, dissolutions, etc.) require the approval of the holders of a majority of the outstanding stock entitled to vote. New Jersey Law reduces the approval threshold to a majority of the votes cast. Delaware Law and New Jersey Law each permit a corporation to increase the minimum percentage vote required above the statutory minimums described above.

DIVIDENDS

     Delaware Law permits dividends to be paid out of (i) surplus (the excess of net assets of the corporation over capital), or (ii) net profits for the current and/or the then preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock. New Jersey Law permits the payment of dividends unless after payment (i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the corporation's total assets would be less than its total liabilities.

SHARE REPURCHASE

     Under Delaware Law, a corporation may not purchase or redeem its own stock by reducing the capital represented by such shares unless the assets of the corporation remaining after such reduction would be sufficient to pay any debts of the corporation for which payment has not been otherwise provided.

     Under New Jersey Law, a corporation may not purchase or redeem its own shares if, after giving effect thereto, either (i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the corporation's total assets would be less than its total liabilities.

VOTING RIGHTS

     Under both Delaware and New Jersey Law, cumulative voting in the election of directors is only permitted if expressly authorized in a corporation's certificate of incorporation.

APPRAISAL OR DISSENTERS RIGHTS

     The rights of stockholders to demand payment in cash by a corporation of the fair value of their shares under certain circumstances are called appraisal rights under the DGCL and dissenters rights under the NJBCA. Delaware Law does not afford appraisal rights to holders of shares which are either listed on a national securities exchange, quoted on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, unless the plan of merger or consolidation converts such shares into anything other than shares of the surviving corporation or shares of stock of another corporation which, at the effective date of the merger or consolidation, will either be listed on a national securities exchange, quoted on Nasdaq Stock Market or held of record by more than 2,000 stockholders.

     New Jersey does not afford dissenters rights to stockholders of a corporation which is a party to any plan of merger (i) with respect to shares of a class or series which is listed on a national securities exchange or is held on the record date by not less than 1,000 stockholders, or (ii) where pursuant to the plan of merger such stockholder will receive (x) cash, (y) shares which upon consummation of the merger will either be listed on a national securities exchange or held of record by not less than 1,000 stockholders, or (z) cash and such securities.

AMENDMENTS TO BYLAWS

     Under Delaware Law, the certificate of incorporation may confer on the board of directors the power to amend the bylaws. Unless New Jersey Law, the board of directors has the power to amend bylaws unless such power is reserved to the stockholders in the certificate of incorporation.

     Under Delaware Law, a corporation's bylaws may be amended by the stockholders entitled to vote, which power shall not be divested or limited where the board also has such power. Under New Jersey Law, stockholders may prescribe in the bylaws that any bylaw made by them shall not be altered or repealed by the board of directors, and bylaws made by the board may be altered or amended by the stockholders.

ACTION BY WRITTEN CONSENT

     Delaware Law permits a majority or higher required percentage of stockholders entitled to vote to consent in writing to any action that could be taken by stockholders at a meeting, unless the certificates of incorporation prohibits such written consent. Harte-Hanks' certificate of incorporation prohibits stockholder actions by written consent. New Jersey Law permits any corporate action, other than the annual election of directors, to be taken by nonunanimous stockholder consent without a meeting where stockholders having the minimum number of votes that would be required to take such action at a meeting sign written consents, unless the certificate of incorporation provides otherwise.

SPECIAL MEETING OF STOCKHOLDERS

     Under Delaware Law, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or bylaws. Harte-Hanks' certificate of incorporation and bylaws authorize a special meeting of stockholders to be called only by the chief executive officer or by a majority of the members of the board of directors. New Jersey Law permits a special meeting of stockholders to be called by the president or the board of directors, or by such other officers, directors or stockholders as may be provided in the bylaws.

ANNUAL MEETING OF STOCKHOLDERS

     Under Delaware Law, if the annual meeting for the election of directors is not held on the designated date, the directors are required to cause such a meeting to be held as soon thereafter as convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

     Under New Jersey Law, if the annual meeting for the election of directors is not held on the designated date, the directors are required to cause such a meeting to be held as soon thereafter as may be convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its annual meeting, the Superior Court may, upon application of any stockholder, summarily order the meeting or the election, or both, to be held.

CASE LAW AND COURT SYSTEMS

     There is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretation does not yet exist in New Jersey. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the DGCL. New Jersey does not have an equivalent court system. As a result of these factors, there may be less certainty as to the outcome of matters governed by the NJBCA, and therefore it may be more difficult to obtain legal guidance as to such matters than would be the case under Delaware law.

          AFFILIATES' RESTRICTION ON SALE OF HARTE-HANKS COMMON STOCK

     The shares of Harte-Hanks Common Stock to be issued pursuant to the Merger will be registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing such securities to be traded without restriction by any former holder of DiMark Securities who is not deemed to be an "affiliate" of DiMark prior to the consummation of the Merger, as "affiliate" is defined for purposes of Rule 145 under the Securities Act, and who does not become an "affiliate" of Harte-Hanks after the consummation of the Merger.

     Shares of Harte-Hanks Common Stock received by persons who are deemed to be affiliates of DiMark prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145, as currently in effect, imposes restrictions in the manner in which such affiliates, and others with whom they might act in concert, may sell Harte-Hanks Common Stock within any three-month period. Persons who may be deemed to be affiliates of DiMark generally include individuals or entities that control, are controlled by or are under common control with DiMark and may include certain officers and directors as well as principal stockholders of DiMark. DiMark stockholders who are identified as affiliates will be so advised by DiMark prior to the Effective Date.

     Each of Harte-Hanks and DiMark will use its best efforts to cause each and any DiMark stockholder who is an affiliate to agree not to make any public sale of any Harte-Hanks Common Stock received upon consummation of the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Harte-Hanks Common Stock and also on the quantity of resales that such stockholders, and others with whom they may act in concert, may make within any three-month period for a period of two (2) years after consummation of the Merger. In addition, officers and directors of Harte-Hanks following the Merger will be subject to the resale restrictions of Rule 144 as it applies to affiliates of an issuer.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Harte-Hanks Common Stock to be issued in connection with the Merger and with respect to certain federal income tax consequences of the Merger are being passed upon for Harte-Hanks by Hughes & Luce, L.L.P., Dallas, Texas. A member of the firm of Hughes & Luce, L.L.P. serves as co-trustee of trusts owning in the aggregate, 1,875,003 shares of Harte-Hanks Common Stock. The member has no pecuniary interest in the trusts. The federal income tax consequences to DiMark stockholders in connection with the Merger are being passed upon for DiMark by Mesirov Gelman Jaffe Cramer & Jamieson, Philadelphia, Pennsylvania. Richard P. Jaffe, a partner of the law firm of Mesirov Gelman Jaffe Cramer & Jamieson is a director of DiMark. Mr. Jaffe disclaims beneficial ownership of 8,017 shares of DiMark Common Stock which are owned by his wife for the benefit of their children.

                                    EXPERTS

     The consolidated financial statements of Harte-Hanks as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference in this Joint Proxy
Statement / Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of DiMark at February 28, 1995 and 1994, and for each of the three years in the period ended February 28, 1995 incorporated by reference in this Joint Proxy Statement / Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon said firm as experts in giving said reports.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, has been selected by the Board of Directors as Harte-Hanks' independent auditor for the fiscal year 1996. Representatives of KPMG Peat Marwick LLP, who were also Harte-Hanks' independent auditors for the year 1995, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Any proposals that stockholders of Harte-Hanks desire to have presented at the 1997 Annual Meeting of Stockholders must be received by Harte-Hanks at its principal executive offices no later than December 26, 1996 for inclusion in Harte-Hanks' 1997 proxy materials.

                         INDEX TO FINANCIAL STATEMENTS

HARTE-HANKS COMMUNICATIONS, INC.

     The consolidated audited financial statements of Harte-Hanks for the three-year period ended December 31, 1995 are set forth in the Harte-Hanks Annual Report to Stockholders and are hereby incorporated by reference.

DIMARK, INC.

     The consolidated audited financial statements of DiMark for the three-year period ended February 28, 1995, and the first three quarters of fiscal 1996 are set forth in the DiMark Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended May 31, 1995, August 31, 1995 and November 30, 1995, respectively, and are hereby incorporated by reference.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        HARTE-HANKS COMMUNICATIONS, INC.

                                      AND

                             HHD ACQUISITION CORP.

                                      AND

                                  DIMARK, INC.

                               TABLE OF CONTENTS

                                          ARTICLE I
                                         THE MERGER
SECTION 1.01.   The Merger..............................................................    1
SECTION 1.02.   Closing; Closing Date; Effective Time...................................    1
SECTION 1.03.   Effect of the Merger....................................................    2
SECTION 1.04.   Certificate of Incorporation; Bylaws....................................    2
SECTION 1.05.   Directors and Officers..................................................    2
                                         ARTICLE II
                     CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.01.   Merger Consideration; Conversion and Cancellation of Securities.........    2
SECTION 2.02.   Exchange and Surrender of Certificates..................................    3
                                         ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01.   Organization and Qualification; Subsidiaries............................    4
SECTION 3.02.   Charter and Bylaws......................................................    4
SECTION 3.03.   Capitalization..........................................................    4
SECTION 3.04.   Authority...............................................................    5
SECTION 3.05.   No Conflict; Required Filings and Consents..............................    6
SECTION 3.06.   Permits; Compliance.....................................................    6
SECTION 3.07.   SEC Reports; Financial Statements.......................................    6
SECTION 3.08.   Absence of Certain Changes or Events....................................    7
SECTION 3.09.   Absence of Litigation...................................................    8
SECTION 3.10.   Employee Benefit Plans; Labor Matters...................................    8
SECTION 3.11.   Taxes...................................................................    9
SECTION 3.12.   Tax Matters; Pooling....................................................   11
SECTION 3.13.   Affiliates..............................................................   11
SECTION 3.14.   Certain Business Practices..............................................   12
SECTION 3.15.   Environmental Matters...................................................   12
SECTION 3.16.   Vote Required...........................................................   13
SECTION 3.17.   Brokers.................................................................   13
SECTION 3.18.   Insurance...............................................................   13
SECTION 3.19.   Properties..............................................................   13
SECTION 3.20.   Certain Contracts and Restrictions......................................   13
SECTION 3.21.   Information Supplied....................................................   13
SECTION 3.22.   Opinion of Financial Advisor............................................   13
SECTION 3.23.   Pooling Letter..........................................................   13
                                         ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF PARENT
SECTION 4.01.   Organization and Qualification..........................................   14
SECTION 4.02.   Charter and Bylaws......................................................   14
SECTION 4.03.   Capitalization..........................................................   14
SECTION 4.04.   Authority...............................................................   15
SECTION 4.05.   No Conflict; Required Filings and Consents..............................   15
SECTION 4.06.   Permits; Compliance.....................................................   15

SECTION 4.07.   SEC Reports; Financial Statements.......................................   15
SECTION 4.08.   Absence of Certain Changes or Events....................................   16
SECTION 4.09.   Absence of Litigation...................................................   16
SECTION 4.10.   Taxes...................................................................   16
SECTION 4.11.   Tax Matters; Pooling....................................................   17
SECTION 4.12.   Affiliates..............................................................   17
SECTION 4.13.   Certain Business Practices..............................................   17
SECTION 4.14.   Environmental Matters...................................................   17
SECTION 4.15.   Vote Required...........................................................   17
SECTION 4.16.   Brokers.................................................................   18
SECTION 4.17.   Insurance...............................................................   18
SECTION 4.18.   Properties..............................................................   18
SECTION 4.19.   Information Supplied....................................................   18
SECTION 4.20.   Opinion of Financial Advisor............................................   18
SECTION 4.21.   Pooling Letter..........................................................   18
                                          ARTICLE V
                                          COVENANTS
SECTION 5.01.   Affirmative Covenants of the Company....................................   18
SECTION 5.02.   Negative Covenants of the Company.......................................   19
SECTION 5.03.   Affirmative and Negative Covenants of Parent............................   21
SECTION 5.04.   Access and Information..................................................   22
                                         ARTICLE VI
                                    ADDITIONAL AGREEMENTS
SECTION 6.01.   Meetings of Stockholders................................................   22
SECTION 6.02.   Registration Statement; Joint Proxy Statement/Prospectus................   23
SECTION 6.03.   Appropriate Action; Consents; Filings...................................   24
SECTION 6.04.   Affiliates; Pooling; Tax Treatment......................................   25
SECTION 6.05.   Public Announcements....................................................   26
SECTION 6.06.   NYSE Listing............................................................   26
SECTION 6.07.   Comfort Letters.........................................................   26
SECTION 6.08.   Stock Option Plans......................................................   26
SECTION 6.09.   Warrants................................................................   27
SECTION 6.10.   Merger Sub..............................................................   27
SECTION 6.11.   Indemnification.........................................................   27
                                         ARTICLE VII
                                     CLOSING CONDITIONS
SECTION 7.01.   Conditions to Obligations of Each Party Under This Agreement............   27
SECTION 7.02.   Additional Conditions to Obligations of the Parent Companies............   28
SECTION 7.03.   Additional Conditions to Obligations of the Company.....................   29
                                        ARTICLE VIII
                              TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01.   Termination.............................................................   30
SECTION 8.02.   Effect of Termination...................................................   31
SECTION 8.03.   Amendment...............................................................   32
SECTION 8.04.   Waiver..................................................................   32
SECTION 8.05.   Fees, Expenses and Other Payments.......................................   32

                                         ARTICLE IX
                                     GENERAL PROVISIONS
SECTION 9.01.   Effectiveness of Representations, Warranties and Agreements.............   33
SECTION 9.02.   Notices.................................................................   33
SECTION 9.03.   Certain Definitions.....................................................   34
SECTION 9.04.   Headings................................................................   35
SECTION 9.05.   Severability............................................................   35
SECTION 9.06.   Entire Agreement........................................................   35
SECTION 9.07.   Assignment..............................................................   36
SECTION 9.08.   Parties in Interest.....................................................   36
SECTION 9.09.   Specific Performance....................................................   36
SECTION 9.10.   Failure or Indulgence Not Waiver; Remedies Cumulative...................   36
SECTION 9.11.   Governing Law...........................................................   36
SECTION 9.12.   Registration Rights.....................................................   36
SECTION 9.13.   Counterparts............................................................   41
SECTION 9.14.   Irrevocable Proxy.......................................................   41
EXHIBITS
Exhibit A       Company Affiliate's Agreement
Exhibit B       Parent Affiliate's Agreement
Exhibit C       Irrevocable Proxy of Certain Stockholders of the Company
Exhibit D       Irrevocable Proxy of Certain Stockholders of Parent
Exhibit E       Opinion of Company Counsel
Exhibit F       Opinion of Parent Counsel

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of February 4, 1996 (this "Agreement"), is by and among Harte-Hanks Communications, Inc., a Delaware corporation ("Parent"), HHD Acquisition Corp., a New Jersey corporation and wholly owned subsidiary of Parent ("Merger Sub"), and DiMark, Inc., a New Jersey corporation (the "Company"). Parent and Merger Sub are sometimes referred to herein as the "Parent Companies."

     WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of New Jersey ("New Jersey Law"), will merge with and into the Company (the "Merger"), and pursuant thereto, the issued and outstanding shares of common stock, no par value, of the Company ("the Company Common Stock") not owned directly or indirectly by the Company or the Parent Companies or their respective subsidiaries will be converted into the right to receive shares of common stock, $1.00 par value, of Parent (the "Parent Common Stock"), as set forth herein;

     WHEREAS, the Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, the Board of Directors of Parent has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with New Jersey Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 9.03 hereof.

     SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Dallas, Texas as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VII, or at such other date, time and place as Parent and the Company may agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date". As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of New Jersey, in such form as required by, and executed in accordance with the relevant provisions of, New Jersey Law (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, being the "Effective Time"). For all Tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of New Jersey Law.

     SECTION 1.04. Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation until amended as provided therein and pursuant to New Jersey Law. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and pursuant to New Jersey Law.

     SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Companies, the Company or their respective stockholders:

          (a) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 2.0l (b) of this Agreement) shall be converted into the right to receive .656 shares of Parent Common Stock (the "Exchange Ratio"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) All shares of the Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing the Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 2.01(b) of this Agreement) ("Converted Shares") shall thereafter represent the right to receive, subject to Section 2.02(e) of this Agreement, that number of shares of Parent Common Stock determined pursuant to the Exchange Ratio and, if applicable, cash pursuant to Section 2.02(e) of this Agreement (the "Merger Consideration"). The holders of certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares shall be exchanged for certificates evidencing whole shares of Parent Common Stock upon the surrender of such Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest. No fractional shares of Parent Common Stock shall be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) of this Agreement.

          (d) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

     SECTION 2.02. Exchange and Surrender of Certificates. (a) As soon as practicable after the Effective Time, each holder of a certificate previously evidencing Converted Shares shall be entitled, upon surrender thereof to Parent or its transfer agent (as specified in the letter of transmittal described in Section 2.02 (c)), to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which the Converted Shares so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request. Each holder of Converted Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock shall, upon surrender of the certificates representing such shares held by such holder as aforesaid, be paid an amount in cash in accordance with the provisions of Section 2.02(e). Until so surrendered and exchanged, each certificate previously evidencing Converted Shares shall represent solely the right to receive Parent Common Stock and cash in lieu of fractional shares. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Parent Common Stock as of any time on or after the Effective Time shall be paid to the holders of such certificates previously evidencing Converted Shares; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock. Notwithstanding the foregoing, no party hereto (or Parent's transfer agent) shall be liable to any former holder of Converted Shares for any cash, Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

     (b) All shares of Parent Common Stock issued upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02 (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (c) As promptly as practicable after the Effective Time, Parent will send or cause to be sent to each record holder of Company Common Stock at the Effective Time a letter of transmittal and other appropriate materials for use in surrendering certificates as contemplated hereby.

     (d) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed, with signatures guaranteed, and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or its transfer agent that such tax has been paid or is not payable.

     (e) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of a certificate previously evidencing Converted Shares, upon surrender of such certificate for exchange pursuant to this Article II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share closing price as reported by the Wall Street Journal on the New York Stock Exchange Composite Tape of Parent Common Stock on the date of the Effective Time (or, if shares of Parent Common Stock do not trade on the New York Stock Exchange (the "NYSE") on such date, the first date of trading of Parent Common Stock on the NYSE after the Effective Time) by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective Time).

     (f) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Parent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise disclosed on the disclosure schedule delivered to Parent by the Company on the date hereof (the "Company Disclosure Schedule") the Company hereby represents and warrants to the Parent Companies that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole. Schedule 3.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Except as set forth on Schedule 3.01, neither the Company nor any of its subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity.

     SECTION 3.02. Charter and Bylaws. The Company has heretofore furnished to Parent complete and correct copies of the charter and the bylaws or the equivalent organizational documents, in each case as amended or restated, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its charter or bylaws (or equivalent organizational documents).

     SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which as of January 23, 1996 (1) 9,209,188 shares were issued and outstanding, (2) 62,500 shares were held in treasury by the Company, (3) 2,343,332 shares were reserved for future issuance pursuant to outstanding stock options ("Stock Options") granted pursuant to the Equity Plan for Directors or the Amended and Restated 1986 Employee Stock Option Plan (collectively, the "Option Plans" and individually, an "Option Plan"), (4) 250,000 shares were reserved for issuance upon exercise of certain outstanding warrants, and (5) approximately 440,658 shares were reserved for issuance pursuant to earnouts; and (ii) 2,000,000 shares of preferred stock, par value $.10 per share (the "Company

Preferred Stock"), of which no shares are issued and outstanding. Except as described in this Section 3.03 or in Schedule 3.03(a) of the Company Disclosure Schedule, as of the date of this Agreement, no shares of capital stock of the Company are reserved for any purpose. Except as set forth on Schedule 3.03(a) each of the outstanding shares of capital stock of the Company and its subsidiaries is duly authorized, validly issued, and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of the Company and its subsidiaries subject
to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiary's voting rights, charges or other encumbrances of any nature whatsoever.

     (b) Except as set forth in Section 3.03(a) above or in Schedule 3.03(b) (i) to the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Company or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 3.03(b)(ii) to the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of the Company Common Stock or other capital stock of the Company, or the capital stock or other equity interests of any subsidiary of the Company; or (B) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. Except as described in Schedule 3.03(b)(iii) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of the Company set forth in Schedule 3.01 of the Company Disclosure Schedule). Except as set forth in Schedule 3.03(b)(iv) of the Company Disclosure Schedule and except for any agreements, arrangements or commitments between the Company and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

     (c) The Company has delivered to Parent complete and correct copies of (i) each of the Option Plans and the forms of Stock Options issued pursuant to each such Option Plan, including all amendments thereto and (ii) all Stock Options which are not in the respective forms thereof provided under clause (i) above.
Schedule 3.03(c) to the Company Disclosure Schedule sets forth a complete and correct list of all outstanding Stock Options, including any not granted pursuant to the Option Plans, setting forth as of the date hereof (i) the number and type of Stock Options outstanding, specifying the Option Plan under which such Stock Options were issued, (ii) the exercise price of each outstanding Stock Option, (iii) the number of Stock Options exercisable, and (iv) assuming no amendment or waiver of the terms thereof, the number of Stock Options which will become exercisable on account of the Merger or any other transaction contemplated hereby.

     SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of the Company as described in Section 3.16 hereof). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of the Company as described in Section 3.16 hereof). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent Companies, constitutes the legal, valid and binding obligation of the Company.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries,
(ii) conflict with or violate any material federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) except as set forth on
Schedule 3.05 to the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties is bound or subject. The Board of Directors of the Company has taken all actions necessary under New Jersey law, including approving the transactions contemplated by this Agreement and taking appropriate actions under the New Jersey Stockholder Protection Act, to ensure that restrictions on business combinations set forth in the New Jersey Stockholder Protection Act do not, and will not apply with respect or as a result of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement by the Company does not, and consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger documents as required by New Jersey Law, and applicable requirements, if any, of the Code and state and local tax laws, and where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.06. Permits; Compliance. To the knowledge of the Company, each of the Company and its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action, proceeding or, to the knowledge of the Company investigation pending or threatened regarding suspension or cancellation of any of the Company Permits. Neither the Company nor any of its subsidiaries is in material conflict with, or in material default or violation of (a) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Company Permits. Since February 28, 1995, neither the Company nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible material conflicts, defaults or violations of Laws.

     SECTION 3.07. SEC Reports; Financial Statements. (a) Since February 28, 1993, the Company and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") including, without limitation, (l) all Annual Reports on

Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), and (4) all Current Reports on Form 8-K (collectively referred to as the "Company SEC Reports"). The Company SEC Reports, including all Company SEC Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements as to form of the Securities Act, Exchange Act and the rules and regulations thereunder, and (ii) did not at the time they were filed or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) and each of the financial statements (including any related notes thereto) relating to subsidiaries of the Company which are not otherwise contained in the consolidated financial statements filed in the Company SEC Reports prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) with respect to the Company SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the financial position of the Company and its subsidiaries (as applicable, on a consolidated basis) as of the respective dates thereof and the results of operations and cash flows (as applicable, on a consolidated basis) for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such financial statements is not necessarily indicative of the financial position of the Company and its subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

     SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 3.08 of the Company Disclosure Schedule, since November 30, 1995 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company or any of its subsidiaries; (ii) any material change by the Company or its subsidiaries in their accounting methods, principles or practices; (iii) except for dividends by a subsidiary of the Company to the Company or another subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company Common Stock (other than a 5:4 stock dividend paid on May 15, 1995) or the shares of stock of, or other equity interests in, any subsidiary of the Company, or any redemption, purchase or other acquisition by the Company or any of its subsidiaries of any of the Company's securities or any of the securities of any subsidiary of the Company; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company or its subsidiaries, except for (A) increase in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (B) the granting of stock options pursuant to the Option Plans in the ordinary course of business to employees of the Company or its subsidiaries who are not directors or executive officers of the Company; (v) any revaluation by the Company or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (vi) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby); (vii) any material increase in indebtedness for borrowed money; or (viii) any Company Material Adverse Effect.

     SECTION 3.09. Absence of Litigation. Except as set forth in Schedule 3.09 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which could not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     SECTION 3.10.  Employee Benefit Plans; Labor Matters.  (a) Set forth in
Schedule 3.10(a) to the Company Disclosure Schedule is a complete and correct list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is or has been established, maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability, or (b) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee or former director of the Company or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans").

     (b) To the Company's knowledge, no written or oral representations have been made to any employee or officer or former employee or officer of the Company or its subsidiaries promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B). The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Employee Plans) due to any employee, officer, former employee or former officer of the Company, or its subsidiaries.

     (c) All employees of the Company and its subsidiaries are terminable at the will of the Company, and neither the Company, nor any present or former director, or officer, employee or agent of the Company has made any binding commitments of the Company or any of its subsidiaries, written or verbal, to any present or former director, officer, agent or employee concerning his term, condition, benefits or employment other than as set forth in Schedule 3.10(c).

     (d) With respect to each Employee Plan, the Company has furnished to Buyer true, correct and complete copies of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service, if applicable; (iii) the annual reports required to be filed for the two most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Plan; and (v) all other documents, records or other materials related thereto reasonably requested by Buyer.

     (e) Set forth on Schedule 3.10(e) to the Company Disclosure Schedule is a complete and correct list of all employee pension benefit plans maintained by the Company or any ERISA Affiliate; and (b) to the Company's knowledge, each such plan meets the qualification requirements of the Code in form and operation, and such plan, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that may materially adversely affect the qualification of such plan or the tax-exempt status of such related trust. All Employee Plans purporting to qualify for special tax treatment under any provision of the Code, including, without limitation, Code sec.sec. 79, 105, 106, 125, 127, 129, 132, 422 or 501(c)(9) meet the requirement of such sections in form and in operation. All reports, returns or filings required by any government agency have been timely filed in accordance with all applicable requirements or the Company intends to do so.

     (f) No condition exists that would subject the Company, any ERISA Affiliate or Parent to any excise tax, penalty tax or fine related to any Employee Plan.

     (g) There are no agreements which will or may provide payments to any officer, employee, shareholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

     (h) There is no Employee Plan that is subject to Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all respects in compliance with ERISA, the Code and all other applicable laws; none of the Employee Plans is a "multiple employer plan" or "multiemployer plan" (as described or defined in ERISA or the Code), nor has the Company or any ERISA Affiliate ever contributed or been required to contribute to any such plan; there are no material unfunded liabilities existing under any Employee Plans other than contributions due in the ordinary course of business, and each Employee Plan could be terminated as of the Closing Date without any material liability to the Parent, the Company or any ERISA Affiliate.

     (i) There are no actions, suits, claims, audits, or investigations pending or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Plans or their assets; and all contributions required to be made to the Employee Plans have been made timely or will be timely made as in the ordinary course of business.

     (j) Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract. No collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. The Company and its subsidiaries are in compliance with all applicable laws respecting employment, employment practices and wages and hours. There is no pending or threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may interfere with the respective business activities of the Company or any of its subsidiaries. None of the Company, its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no pending or threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

     (k) Neither the Company nor any of its subsidiaries is a party to or is bound by any severance agreements, programs, policies, plans or arrangements, whether or not written. Schedule 3.10(k) of the Company Disclosure Schedule sets forth, and the Company has provided to Parent true and correct copies of, (i) all employment agreements with officers or employees of the Company or its subsidiaries; (ii) all agreements with consultants of the Company or its subsidiaries obligating the Company or any subsidiary to make annual cash payments in an amount exceeding $50,000; and (iii) all non-competition agreements with the Company.

     (l) Neither the Company nor any of its subsidiaries has amended or taken any other action with respect to any of the Employee Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement since February 28, 1995.

     SECTION 3.11. Taxes. (a) Except for such matters as would not have a Company Material Adverse Effect, and except as set forth on Schedule 3.11(a) to the Company Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to the Company or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

     (b) All Tax Returns of or with respect to the Company or any of its subsidiaries, with unexpired or extended statutes of limitations, which have not been audited by the applicable governmental authority are set forth in Schedule 3.11(b) to the Company Disclosure Schedule.

     (c) Except as set forth on Schedule 3.11(c) to the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any its subsidiaries or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to the Company or any of its subsidiaries.

     (d) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to or against the Company or any of its subsidiaries for or with respect to any Taxes, no assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries, and there is no reasonable basis on which any claim for material Taxes can be asserted against the Company or any of its subsidiaries, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) on
Schedule 3.11(d) to the Company Disclosure Schedule or which would not have a Company Material Adverse Effect.

     (e) The total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 3.07 of this Agreement are sufficient to cover in all material respects the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of its subsidiaries up to and through the periods covered thereby.

     (f) The Company has previously delivered to Parent true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the Company or any of its subsidiaries.

     (g) Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of any of the Company or its subsidiaries.

     (h) Neither the Company nor any of its subsidiaries will be required to include any amount in income for any taxable period beginning after February 28, 1995 as a result of a change in accounting method for any taxable period ending on or before February 28, 1995 or pursuant to any agreement with any Tax authority with respect to any such taxable period.

     (i) Except as set forth on Schedule 3.11(i) to the Company Disclosure Schedule, none of the property of the Company or any of its subsidiaries is held in an arrangement for which partnership Tax Returns are being filed, and neither the Company nor any of its subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company or such subsidiary.

     (j) Except as set forth on Schedule 3.11 (j) to the Company Disclosure Schedule, none of the property of the Company or any of its subsidiaries is subject to a safe-harbor lease (pursuant to section 168(f) (8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g) (5) of the Code).

     (k) Except as set forth on Schedule 3.11(k) to the Company Disclosure Schedule, none of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company or any of its subsidiaries.

     (l) Neither the Company nor any of its subsidiaries has made an election under section 341(f) of the Code.

     (m) Neither the Company nor any subsidiary has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code) other than the group of which the Company is currently the common parent.

     (n) Neither the Company nor any subsidiary is or has ever been subject to Taxes in any jurisdiction outside the United States.

     (o) The Company and each subsidiary will prepare any applicable Tax Reports for the tax year ending February 29, 1996, in an orderly manner, and Parent shall be given the opportunity to review any such Tax Returns before they are filed.

     SECTION 3.12. Tax Matters; Pooling. (a) Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC (a "Pooling Transaction").

     (b) To the knowledge of the Company, there is no plan or intention by any stockholder of the Company who owns five percent or more of the Company Common Stock, and to the best knowledge of the Company there is no plan or intention on the part of any of the remaining stockholders of the Company Common Stock, to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock to be received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the Company Common Stock (including shares of the Company Common Stock exchanged for cash in lieu of fractional shares of Parent Common Stock) outstanding immediately prior to the Effective Time.

     (c) Following the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay Merger expenses and all redemptions and distributions made by the Company will be included as assets of the Company immediately prior to the Merger.

     (d) The Company and the holders of the Company Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

     (e) There is no intercorporate indebtedness existing between the Company and Parent or between the Company and Merger Sub that was issued, acquired, or will be settled at a discount.

     (f) The Company is not an investment company as defined in Section 368(a)
(2) (F) (iii) and (iv) of the Code.

     (g) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

     (h) The total amount of cash to be received by stockholders of the Company Common Stock in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total fair market value of the Parent Common Stock (as of the Effective Time) to be issued in the Merger.

     SECTION 3.13.  Affiliates.  Schedule 3.13 to the Company Disclosure
Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent an executed letter agreement, substantially in the form of Exhibit A hereto, from certain of such persons identified on
Schedule 3.13 to the Company Disclosure Schedule who will receive Parent Common Stock in exchange for Company Common Stock in the Merger and will deliver to Parent within ten days after the date of this Agreement an executed letter agreement, substantially in the form of Exhibit A hereto, from each of the other persons identified on Schedule 3.13 who will receive Parent Common Stock in exchange for Company Common Stock in the Merger.

     SECTION 3.14. Certain Business Practices. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     SECTION 3.15.  Environmental Matters.  Except for matters disclosed in
Schedule 3.15 of the Company Disclosure Schedule and except for matters that would not result, individually or in the aggregate with all other such matters, in liability to the Company or any of its subsidiaries in excess of $500,000, to the knowledge of the Company (i) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and the Company and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the Company's knowledge, there are no physical or environmental conditions existing on any property of the Company or its subsidiaries or resulting from the Company's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site obligations imposed on the Company or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater, surface water or human health; (vi) to the Company's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by the Company and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes; and (vii) the Company and its subsidiaries have made available to Parent all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company or its subsidiaries relating to any of the current or former properties or operations of the Company and its subsidiaries.

     For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and shall include petroleum and petroleum products, radon and PCB's, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     SECTION 3.16. Vote Required. The only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock voted at the Company Stockholders Meeting.

     SECTION 3.17. Brokers. Except as set forth in Schedule 3.17 to the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has delivered to Parent a complete and correct copy of all agreements referenced in
Schedule 3.17 to the Company Disclosure Schedule pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

     SECTION 3.18. Insurance. The Company and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

     SECTION 3.19. Properties. Except (i) as set forth in Schedule 3.19 to the Company Disclosure Schedule, (ii) for liens arising in the ordinary course of business after the date hereof and (iii) properties and assets disposed of in the ordinary course of business after November 30, 1995, the Company and its subsidiaries have good and marketable title, free and clear of all material liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the November 30, 1995 consolidated balance sheet contained in the Company's most recent Annual Report on Form 10-K as being owned by the Company and its subsidiaries as of the date thereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of the Company or its subsidiaries are held under valid instruments enforceable by the Company or its subsidiaries in accordance with their respective terms. Substantially all of the Company's and its subsidiaries' equipment in regular use has been reasonably maintained and is in good and serviceable condition, reasonable wear and tear excepted.

     SECTION 3.20. Certain Contracts and Restrictions. Schedule 3.20(a) to the Company Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract or commitment to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound (i) involving consideration during the previous twelve months in excess of $500,000, or (ii) which is otherwise material to the financial condition, results of operations or current or future business or operations of the Company and its subsidiaries, taken as a whole.

     SECTION 3.21. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Company herein and no statement by the Company or other information contained in the Company Disclosure Schedule or any document incorporated therein by reference or delivered by the Company to Parent pursuant to this Agreement, as of the date of such representation, warranty, statement or document, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

     SECTION 3.22. Opinion of Financial Advisor. The Company has received the opinion of Alex. Brown & Sons Incorporated to the effect that, as of the date of delivery of such opinion, the Merger Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders. The Company will promptly deliver to Parent a true and complete written copy of such opinion.

     SECTION 3.23 Pooling Letter. The Company has received and delivered to Parent a letter from its accountants, Arthur Andersen, L.L.P., stating that the Merger as described in this Agreement shall be treated as a "pooling of interests" for financial accounting purposes.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as otherwise disclosed on the disclosure schedule delivered to the Company by Parent on the date hereof (the "Parent Disclosure Schedule"), the Parent Companies hereby represent and warrant to the Company that:

     SECTION 4.01. Organization and Qualification. Each of the Parent Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the business, operations, assets, financial condition, results of operations or prospects of Parent and its subsidiaries, taken as a whole.

     SECTION 4.02. Charter and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the charter and bylaws, as amended or restated, of each of the Parent Companies. None of the Parent Companies is in violation of any of the provisions of its charter or bylaws.

     SECTION 4.03. Capitalization. (a) The authorized capital stock of Parent as of the date hereof consists of (1) 50,000,000 shares of Parent Common Stock, of which as of December 31, 1995, (x) 29,971,709 shares were issued and outstanding, (2) no shares were held in treasury and (3) 3,863,328 shares were reserved for future issuance pursuant to Parent's 1984 and 1991 Stock Option Plans and Parent's 1994 Employee Stock Purchase Plan; and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"), of which no shares are issued and outstanding. Except as described in this Section
4.03 or in Schedule 4.03 (a) of the Parent Disclosure Schedule, as of the date of this Agreement, no shares of capital stock of Parent are reserved for any purpose. The outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of Parent subject to) any preemptive or similar rights created by statute, the charter or bylaws of Parent, or any agreement to which Parent is a party or bound.

     (b) Except as set forth in Section 4.03(a) above or in Schedule 4.03(b)(i) to the Parent Disclosure Schedule, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party relating to the issued or unissued capital stock of Parent or obligating Parent to grant, issue or sell any shares of the capital stock of Parent, by sale, lease, license or otherwise. Except as set forth in Schedule 4.03(b)(ii) to the Parent Disclosure Schedule, as of the date hereof there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or other capital stock of Parent. There are no voting trusts, proxies or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to the voting of any shares of capital stock of Parent.

     (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share ("Merger Sub Common Stock"). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock were issued and outstanding and held by Parent, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's charter or bylaws or any agreement to which Merger Sub is a party or is bound.

     (d) The shares of Parent Common Stock to be issued pursuant to the Merger
(i) will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's charter or bylaws or any agreement to which Parent is a party or is bound and
(ii) will, when issued, be listed on the NYSE.

     SECTION 4.04. Authority. Each of the Parent Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the issuance of the Parent Common Stock in the Merger, the approval thereof by the holders of the Parent Common Stock as described in Section 4.12). The execution and delivery of this Agreement by each of the Parent Companies and the consummation by each of the Parent Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the Parent Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the issuance of the Parent Common Stock in the Merger, the approval thereof by the holders of the Parent Common Stock as described in Section 4.12). This Agreement has been duly executed and delivered by each of the Parent Companies and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of each of the Parent Companies.

     SECTION 4.05. No Conflict; Required Filings and Consent. (a) The execution and delivery of this Agreement by each of the Parent Companies does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Parent or any of Parent's subsidiaries, (ii) conflict with or violate any material Laws applicable to Parent or any of Parent's subsidiaries or by which any of their respective properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of Parent's subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of Parent's subsidiaries is a party or by or to which Parent or any of Parent's subsidiaries or any of their respective properties is bound or subject.

     (b) The execution and delivery of this Agreement by each of the Parent Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the Parent Companies to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the Federal Communications Act, and the HSR Act and the filing and recordation of appropriate merger documents as required by New Jersey Law, and applicable requirements, if any, of the Code and state and local tax laws, and where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 4.06. Permits; Compliance. To the knowledge of the Parent, each of Parent and its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Parent Permits"), and there is no action, proceeding or investigation pending or threatened regarding suspension or cancellation of any of the Parent Permits. Neither Parent nor any of its subsidiaries is in material conflict with, or in material default or violation of (a) any Law applicable to Parent or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Parent Permits. Since December 31, 1994, neither Parent nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible material conflicts, defaults or violations of Laws.

     SECTION 4.07. SEC Reports; Financial Statements. (a) Since December 31, 1993, Parent and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the SEC, including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, the "Parent SEC Reports"). The Parent SEC Reports, including all Parent SEC Reports filed after the date of this Agreement and prior to the Effective Time (i) were or will be prepared in all material respects in accordance with the requirements as to form of the Securities Act, Exchange Act and the rules and regulations thereunder and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except
(A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Parent SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such consolidated financial statements is not necessarily indicative of the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

     SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 4.08 to the Parent Disclosure Schedule, since September 30, 1995, each of Parent and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, and there has not been:
(i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Parent or any of its subsidiaries; (ii) any material change by Parent or its subsidiaries in their accounting methods, principles or practices; (iii) except for dividends by a subsidiary of Parent to Parent or another subsidiary of Parent, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Parent Common Stock (other than regular quarterly dividends in an amount not exceeding $.025 per share and a three-for-two stock split effected as a stock dividend paid December 15, 1995) or the shares of stock of, or other equity interests in, any subsidiary of Parent, or any redemption, purchase or other acquisition by Parent or any of Parent's subsidiaries of any of Parent's securities or any of the securities of any subsidiary of Parent; or (iv) any Parent Material Adverse Effect.

     SECTION 4.09. Absence of Litigation. Except as set forth in Schedule 4.09 to the Parent Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Parent, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge or Parent, threatened against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which could not reasonably be expected to have a Parent Material Adverse Effect) and neither Parent nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     SECTION 4.10. Taxes. Except for such matters as would not have a Parent Material Adverse Effect, and except as set forth on Schedule 4.10 to the Parent Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to Parent or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Parent or any of its subsidiaries have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

     SECTION 4.11. Tax Matters; Pooling. None of the Parent Companies nor, to the knowledge of Parent, any of their affiliates has taken or agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) from being treated as a Pooling Transaction for financial accounting purposes.

     SECTION 4.12. Affiliates. Schedule 4.12 to the Parent Disclosure Schedule identifies all persons who, to the knowledge of Parent, may be deemed to be affiliates of Parent under Rule 1-02 of Regulation S-X of the SEC or Rule 145 under the Securities Act, including, without limitation, all directors and executive officers of Parent. Concurrently with the execution and delivery of this Agreement, the Parent has delivered to Company an executed letter agreement, substantially in the form of Exhibit B hereto, from certain of such persons identified on Schedule 4.12 to the Parent Disclosure Schedule and will deliver to Company within ten days after the date of this Agreement an executed letter agreement, substantially in the form of Exhibit B hereto, from each of the other persons identified on Schedule 4.12.

     SECTION 4.13. Certain Business Practices. None of the Parent, any of its subsidiaries or any directors, officers, agents or employees of the Parent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     SECTION 4.14. Environmental Matters. To the knowledge of the Parent, except for matters that do not constitute a Parent Material Adverse Effect, (i) the properties, operations and activities of the Parent and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Parent and its subsidiaries and the properties and operations of the Parent and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Parent, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Parent or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of the Parent or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Parent and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
(iv) the Parent and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and the Parent and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the Parent's knowledge, there are no physical or environmental conditions existing on any property of the Parent or its subsidiaries or resulting from the Parent's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site obligations imposed on the Parent or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater, surface water or human health; and (vi) to the Parent's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by the Parent and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes.

     SECTION 4.15. Vote Required. The only vote of the holders of any class or series of Parent capital stock necessary to approve the issuance of the Parent Common Stock in the Merger is, pursuant to the Rule 312 of the NYSE, the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock voted on the proposal to so issue the Parent Common Stock; provided that the total vote cast on such proposal represents over 50% in interest of the outstanding Parent Common Stock. No vote of the holders or any class or series of Parent capital stock is required to approve the Merger and adopt this

Agreement. Parent, as the sole stockholder of Merger Sub, has voted to approve the Merger and adopt this Agreement.

     SECTION 4.16. Brokers. Except for fees payable to Donaldson, Lufkin & Jenrette Securities Corporation by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent Companies.

     SECTION 4.17. Insurance. The Parent and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

     SECTION 4.18. Properties. Except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after September 30, 1995, Parent and its subsidiaries have good and marketable title, free and clear of all material liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the September 30, 1995 consolidated balance sheet contained in Parent's most recent Quarterly Report on Form 10-Q as being owned by Parent and its subsidiaries as of the date thereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of Parent or its subsidiaries are held under valid instruments enforceable by Parent or its subsidiaries in accordance with their respective terms. Substantially all of Parent's and its subsidiaries' equipment in regular use has been reasonably maintained and is in good and serviceable condition, reasonable wear and tear excepted.

     SECTION 4.19. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Parent Companies herein and no statement by the Parent Companies or other information contained in the Parent Disclosure Schedule or any document incorporated therein by reference or delivered by Parent to the Company pursuant to this Agreement, as of the date of such representation, warranty, statement or document, contains any untrue statement of material fact, or, omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

     SECTION 4.20. Opinion of Financial Advisor. Parent has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of the date of delivery of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Parent Common Stock. Parent will promptly deliver to the Company a true and complete written copy of such opinion.

     SECTION 4.21. Pooling Letter. Parent has received and delivered to the Company a letter from its accountants, KPMG Peat Marwick, stating that the Merger as described in this Agreement shall be treated as a "pooling of interests" for financial accounting purposes.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will and will cause its subsidiaries to:

          (a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

          (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

          (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

          (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     SECTION 5.02. Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

          (a) (i) increase the compensation payable to or to become payable to any director or executive officer, unless such increase results from the operation of compensation arrangements in effect prior to the date hereof;
     (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or its subsidiaries as in effect on the date of this Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or
     (iv) except as may be required by applicable law and actions that are not inconsistent with the provisions of Section 6.08 of this Agreement, amend in any material respect, or take any other actions with respect to, any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

          (c) (i) except as described in Schedule 3.03(b) (ii) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding Stock Options or warrants in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

          (d) (i) except pursuant to outstanding options, warrants, or other rights, agreements, arrangements or commitments described in Schedule 3.03(b)(i) of the Company Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Section
     6.08 of this Agreement or for the issuance of shares upon the exercise of outstanding Stock Options or warrants); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to accelerate the exercisability of Stock Options or warrants, except such stock options or warrants relating to 1,109,053 shares of Company Common Stock that will become exercisable on account of the Merger or any other transaction contemplated hereby;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

          (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall promptly notify Parent of all relevant terms of any such inquiries and proposals received by the Company or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal, which proposal is at a materially higher value and not subject to a financing condition, by such person or entity to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of the Company or any of its Significant Subsidiaries, if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company
     (x) provides five days prior written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in those certain Confidentiality Agreements dated respectively, as of April 19, 1995 and June 14, 1995 between Parent and the Company (the "Confidentiality Agreements"); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.02(a) if there exists a Competing Transaction and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership of, or any group (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

          (h) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

          (i) adopt or propose to adopt any amendments to its charter or bylaws;

          (j) (A) change any of its methods of accounting in effect at February 28, 1995, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $250,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending February 28, 1995, except, in each case, as may be required by Law or generally accepted accounting principles;

          (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice or pursuant to the Company's existing credit facility and in no event in excess of $1,000,000 in the aggregate;

          (l) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on the Company or substantially less advantageous to the Company than arrangements, agreements or contracts existing on the date hereof;

          (m) take (and will use reasonable best efforts to prevent any affiliate of the Company from taking) any action that, in the judgment of KPMG Peat Marwick would cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes; or

          (n) agree in writing or otherwise to do any of the foregoing.

     SECTION 5.03. Affirmative and Negative Covenants of Parent. (a) Parent hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, Parent will and will cause its subsidiaries to:

          (i) operate its business in all material respects in the usual and ordinary course consistent with past practices;

          (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

          (iii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

          (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     (b) Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its subsidiaries to do, any of the following:

          (i) knowingly take any action which would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

          (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Parent to Parent or another wholly owned subsidiary of Parent and except for regular quarterly dividends with respect to Parent Common Stock in an amount not to exceed $.025 per share;

          (iii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice), which, in each case, would prevent the consummation of the transactions contemplated by this Agreement;

          (iv) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

          (v) take (and will use reasonable best efforts to prevent any affiliate of Parent from taking) any action that, in the judgment of KPMG Peat Marwick, would cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes; or

          (vi) agree in writing or otherwise to do any of the foregoing.

     SECTION 5.04. Access and Information. (a) The Company shall, and shall cause its subsidiaries to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent.

     (b) Parent shall, and shall cause its subsidiaries to (i) afford to the Company and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Parent and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Parent and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company.

     (c) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

     (d) The information received pursuant to Section 5.04 (a) and (b) shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreements.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Meetings of Stockholders. (a) The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with New Jersey Law and its charter and bylaws to convene a special meeting of the Company's stockholders to approve this Agreement (the "Company Stockholders Meeting"), and the Company shall consult with Parent in connection therewith. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by New Jersey Law and its charter and bylaws to approve and adopt this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

     (b) Parent shall, promptly after the date of this Agreement, take all actions necessary in accordance with the Delaware General Corporation Law and its charter and bylaws to convene a special meeting of Parent's stockholders to approve the issuance of the Parent Common Stock in connection with the Merger pursuant to the requirements of Rule 312 of the NYSE (the "Parent Stockholders Meeting"). Parent shall use its best efforts to solicit from stockholders of Parent proxies in favor of the approval of such issuance of Parent Common Stock and to secure the vote of stockholders required by Rule 312 of the NYSE and its charter and bylaws to approve such issuance of Parent Common Stock, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Parent, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be the Parent's regularly engaged independent legal counsel).

     SECTION 6.02.  Registration Statement; Joint Proxy
Statement/Prospectus. (a) As promptly as practicable after the execution of this Agreement, Parent, with the cooperation of the Company, shall prepare and file with the SEC a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a joint proxy statement/prospectus for stockholders of the Company and Parent (in the form mailed to Parent or Company stockholders, as applicable, the "Joint Proxy Statement/Prospectus") (together with any amendments thereof or supplements thereto), in connection with the registration under the Securities Act of the offer and sale of Parent Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Parent shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Registration Statement to the Company and advise the Company of any verbal comments with respect to the Registration Statement received from the SEC. Parent shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have been declared effective, the Company shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Company Stockholders Meeting and Parent shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Parent Stockholders Meeting. The Joint Proxy Statement/Prospectus shall include the recommendation of the Company's Board of Directors in favor of the Merger and adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel). The Joint Proxy Statement/Prospectus shall include the recommendation of Parent's Board of Directors in favor of approval of the issuance of the Parent Common Stock in the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Parent, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be the Parent's regularly engaged independent legal counsel).

     (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in (i) the Joint Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting or at the Effective Time and (ii) the Joint Proxy Statement/Prospectus to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders, at the time of the Parent Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent thereof in writing. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and 'regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (c) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in (i) the Joint Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting or at the Effective Time and (ii) the Joint Proxy Statement/Prospectus to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders, at the time of the Parent Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its affiliates, or to their respective officers or directors, should be discovered by Parent that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company thereof in writing. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.03. Appropriate Action; Consents; Filings. (a) The Company and Parent shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Parent) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Joint Proxy Statement/Prospectus or the Registration Statement) in connection with the transactions contemplated by this Agreement. Parent and the Company shall request early termination of the waiting period with respect to the Merger under the HSR Act.

     (b) Parent and the Company agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.

     (c) (i) Each of the Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time or a Parent Material Adverse Effect from occurring prior to or after the Effective Time.

     (ii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (d) Each of Parent and the Company shall promptly notify the other of (i) any material change in its current or future business, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby,
(iii) the institution or the threat of material litigation involving it or any of its subsidiaries or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Company Disclosure Schedule pursuant to Section
3.09 or the Parent Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to the Company or Parent (or their respective subsidiaries), as the case may be, might reasonably be expected to exceed $250,000 over the life of the matter.

     SECTION 6.04. Affiliates; Pooling; Tax Treatment. (a) The Company shall use all reasonable efforts to obtain from any person who will receive Parent Common Stock in exchange for Company Common Stock in the Merger and may be deemed to have become an affiliate of the Company after the date of this Agreement and on or prior to the Effective Time, a written agreement substantially in the form of Exhibit A hereto as soon as practicable after attaining such status.

     (b) Parent shall use all reasonable efforts to obtain from any person who may be deemed to have become an affiliate of Parent after the date of this Agreement and on or prior to the Effective Time, a written agreement substantially in the form of Exhibit B hereto as soon as practicable after obtaining such status.

     (c) Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

     (d) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

     (e) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 6.05. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation. The press release announcing the execution and delivery of this Agreement shall be a joint press release of Parent and the Company.

     SECTION 6.06. NYSE Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time.

     SECTION 6.07. Comfort Letters. (a) The Company shall use all reasonable efforts to cause Arthur Andersen, L.L.P. to deliver a letter dated as of the date of the Joint Proxy Statement/Prospectus, and addressed to itself and Parent and their respective Boards of Directors, in form and substance reasonably satisfactory to Parent, and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement/Prospectus.

     (b) Parent shall use all reasonable efforts to cause KPMG Peat Marwick to deliver a letter dated as of the date of the Joint Proxy Statement/Prospectus, and addressed to itself and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company, and customary in scope and substance for agreed-upon procedures letters delivered by independent public accounts in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement/Prospectus.

     SECTION 6.08. Stock Option Plans. (a) Option Plans. Parent and the Company shall take such actions not inconsistent with the Merger being accounted for financial accounting purposes as a Pooling Transaction, including (with respect to the Company) the amendment of the Option Plans and Stock Options, to permit Parent to assume, and Parent shall assume, effective at the Effective Time, each Stock Option that remains unexercised in whole or in part as of the Effective Time and substitute shares of Parent Common Stock for the shares of the Company Common Stock purchasable under each such assumed option ("Assumed Option"), which assumption and substitution shall be effected as follows:

          (i) the Assumed Option shall not give the optionee additional benefits which such optionee did not have under the Stock Option before such assumption and shall be assumed on the same terms and conditions as the Stock Option being assumed, subject to Section 6.08(a) (ii) and (iii) below;

          (ii) the number of shares of Parent Common Stock purchasable under the Assumed Option shall be equal to the number of shares of Parent Common Stock that the holder of the Stock Option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such Stock Option been exercised in full immediately prior to consummation of the Merger; and

          (iii) the per share exercise price of such Assumed Option shall be an amount equal to the per share exercise price of the Stock Option being assumed divided by the Exchange Ratio.

     It is the intention of the parties that, to the extent that any such Stock Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such Stock Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this Section 6.08(a) satisfy the conditions of Section 424(a) of the Code.

     (b) Registration. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, but in no event later than ten days after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options, and shall use its best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

     SECTION 6.09. Warrants. (a) Parent and the Company shall take such actions not inconsistent with the Merger being accounted for financial accounting purposes as a Pooling Transaction, including (with respect to the Company) the amendment of the warrants referred to in Section 3.03(a)(i)(4), to permit Parent to assume, and Parent shall assume, effective at the Effective Time, each warrant that remains unexercised in whole or in part as of the Effective Time and substitute shares of Parent Common Stock for the shares of the Company Common Stock purchasable under each such assumed warrant ("Assumed Warrant"), which assumption and substitution shall be effected as follows:

          (i) the Assumed Warrant shall not give the holder additional benefits which such holder did not have before such assumption and shall be assumed on the same terms and conditions as the warrant being assumed, subject to
     Section 6.09(a) (ii) and (iii) below;

          (ii) the number of shares of Parent Common Stock purchasable under the Assumed Warrant shall be equal to the number of shares of Parent Common Stock that the holder of the warrant being assumed would have received upon consummation of the Merger had such warrant been exercised in full immediately prior to consummation of the Merger; and

          (iii) the per share exercise price of such Assumed Warrant shall be an amount equal to the per share exercise price of the warrant being assumed divided by the Exchange Ratio.

     (b) Reservation. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Warrants.

     SECTION 6.10. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or liabilities.

     SECTION 6.11. Indemnification. (a) For a period of six years after the Effective Time, Parent shall not amend or otherwise modify Article Eighth of the charter of the Company or Article VIII-Indemnification of the bylaws of the Company (in each case as in effect on the date hereof) in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such amendment or modification is required by law.

     (b) Parent agrees to purchase, or cause to be purchased a customary director's and officer's liability insurance "tail" policy from a reputable insurer in the amount of $5,000,000 in respect of claims arising out of facts or events that occurred on or before the Effective Date, so long as the total premium cost thereof does not exceed $175,000, which policy shall be maintained for a period of three years after the Effective Date. This Section 6.11 is intended to be for the benefit of, and shall be enforceable by, the persons referred to above, their heirs and personal representatives, and shall be binding on Parent and its successors and assigns.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

          (a) Effectiveness of the Registration Statement; Blue Sky. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC. Parent shall have received all Blue Sky and other authorizations necessary to consummate the transactions contemplated by this Agreement.

          (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, and the issuance of the Parent Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of Parent.

          (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and no such Governmental Entity shall have initiated or threatened to initiate any proceeding seeking any of the foregoing.

          (d) HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

          (e) Pooling of Interests. Parent and the Company shall have been advised in writing by KPMG Peat Marwick on the Closing Date that the Merger shall be treated for financial accounting purposes as a Pooling Transaction.

     SECTION 7.02. Additional Conditions to Obligations of the Parent Companies. The obligations of the Parent Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The Parent Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect.

          (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Parent Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to that effect.

          (c) Material Adverse Change. Since November 30, 1995, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of the Company or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, operations or prospects of the Company and its subsidiaries, taken as a whole. The Parent Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect.

          (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Parent, to the continuing operation of the current or future business of the Company, which imposes any condition or restriction upon the Parent Companies or the business or operations of the Company which, in the reasonable business judgment of Parent, would be materially burdensome in the context of the transactions contemplated by this Agreement.

          (e) Tax Opinion. Hughes & Luce, L.L.P. shall have delivered to Parent its written opinion as of the date that the Joint Proxy Statement/Prospectus is first mailed to Parent stockholders substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and
     (iii) Parent, Merger Sub and the Company will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

          (f) Employment Agreements. The employees of the Company set forth in a letter from Parent to the Company delivered on or prior to the date of this Agreement shall have entered into employment agreements with the Company, effective as of the Effective Time, in form and substance reasonably acceptable to Parent.

          (g) Opinion of Company Counsel. Counsel to the Company shall give an opinion in substantially the form attached hereto as Exhibit E.

          (h) The Company shall have amended each of (i) that certain Asset Purchase Agreement by and among the Company, H&R Communications, Inc., Thomas V. Whelan and Monte Rosen (the "H&R Agreement") and (ii) that certain Asset Purchase Agreement by and among the company, Pro Direct Response Corp., Pro Direct Response, Inc. of New Jersey, Pro Direct Interviewing Corp., Inc., Peter Wood, and Robert Pinsky (the "Pro Direct Agreement"), to provide that any amounts payable by the Company in cash or in Company Common Stock pursuant to any Earnout (as defined in the H&R Agreement or Pro Direct Agreement, as applicable) shall be payable only in cash or in Parent Common Stock.

     SECTION 7.03. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part:

          (a) Representations and Warranties. Each of the representations and warranties of the Parent Companies contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The Company shall have received a certificate of the President and the Chief Financial Officer of the Parent, dated the Closing Date, to such effect.

          (b) Agreements and Covenants. The Parent Companies shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of the President and the Chief Financial Officer of the Parent, dated the Closing Date, to that effect.

          (c) Material Adverse Change. Since September 30, 1995, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of Parent or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, operations or prospects of Parent and its subsidiaries, taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Parent Companies, dated the Closing Date, to such effect.

          (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of the Company, to the continuing operation of the current or future business of Parent, which imposes any condition or restriction upon Parent or the business or operations of Parent which, in the reasonable business judgment of the Company, would be materially burdensome in the context of the transactions contemplated by this Agreement.

          (e) New York Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject only to official notice of issuance) on the NYSE.

          (f) Tax Opinion. Mesirov Gelman Jaffe Cramer & Jamieson shall have delivered to the Company its written opinion as of the date that the Joint Proxy Statement/Prospectus is first mailed to the Company stockholders substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of the Company Common Stock upon receipt of shares of Parent Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in Parent Common Stock, and such opinion shall not have been withdrawn or modified in any material respect.

          (g) Opinion of Parent Counsel. Counsel to the Parent Companies shall give an opinion in substantially the form attached hereto as Exhibit F.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

          (a) by mutual consent of Parent and the Company;

          (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or
     Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by July 31, 1996; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

          (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent Companies set forth in this Agreement, or if any representation or warranty of the Parent Companies shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied by July 31, 1996; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

          (d) by either Parent or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

          (e) by either Parent or the Company, if the Merger shall not have been consummated before July 31, 1996;

          (f) by either Parent or the Company, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting or if the issuance of the Parent Common Stock in connection with the Merger shall fail to receive the requisite vote for approval by the stockholders of Parent at the Parent Stockholders Meeting;

          (g) by Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing;
     (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any person (other than Parent or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company;

          (h) by the Company, if the Board of Directors of the Company (i) fails to make or withdraws its recommendation referred to in Section 6.02(a) if there exists at such time a Competing Transaction, or (ii) recommends to the Company's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law;

          (i) by the Company, if (i) the Board of Directors of the Parent withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Parent shall have recommended to the stockholders of Parent any Alternate Transaction (as defined below) or shall have resolved to do so; (iii) a tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of Parent is commenced, and the Board of Directors of Parent does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any person (other than the Company or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 40% or more of the then outstanding shares of capital stock of Parent; or

          (j) by Parent, if the Board of Directors of Parent (i) fails to make or withdraws its recommendation referred to in Section 6.02(a) if there exists at such time an Alternate Transaction, or (ii) recommends to Parent's stockholders approval or acceptance of an Alternate Transaction, in each case only if the Board of Directors of Parent, after consultation with and based upon the advice of independent legal counsel (who may be Parent's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. As used herein "Alternate Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving Parent or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction, which precludes, or materially interferes with, the consummation of the Merger; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40% or more of the assets of Parent and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of Parent or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership of, or any group (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 40% or more of the outstanding shares of capital stock of Parent; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Parent Companies or the Company to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or
(ii) any willful breach of such party's representations or warranties contained in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of the Company, may be made without such approval, and (ii) no amendment, which under the applicable rules of the NYSE, may not be made without the approval of the stockholders of Parent, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the Parent Companies as a group shall be deemed to be one party.

     SECTION 8.05. Fees, Expenses and Other Payments. (a) Except as provided in Section 8.05(c) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that the allocable share of the Parent Companies as a group and the Company for all Expenses related to printing, filing and mailing the Registration Statement, the Joint Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, the Joint Proxy Statement/Prospectus and the Hart-Scott-Rodino Premerger Notification and Report shall be one-half each.

     (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Company Proxy Statement and the Parent Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

     (c) The Company agrees that if this Agreement is terminated pursuant to:

          (i) Section 8.01(b) and (i) such termination is the result of a willful breach of any representation, warranty, covenant or agreement of the Company contained herein and (ii) the Company shall have entered into material negotiations relating to a Competing Transaction, in any such case at any time within the period commencing on the date of this Agreement through the date of termination of this Agreement; or

          (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

          (iii) Section 8.01(g)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of the Company, there exists a Competing Transaction; or

          (iv) Sections 8.01(g)(ii) or (iii); or

          (v) Section 8.01(h); and

there has been no material adverse change as described in Section 7.03(c) or material breach by Parent of any representation, warranty or covenant on the part of Parent set forth in this Agreement, then the Company shall pay to Parent an amount equal to $4,000,000, which amount is inclusive of all of Parent's Expenses.

     (d) Parent agrees that if this Agreement is terminated pursuant to:

          (i) Section 8.01(c) and (i) such termination is the result of a willful breach of any representation, warranty, covenant or agreement of Parent contained herein and (ii) Parent shall have entered into material negotiations relating to an Alternate Transaction, in any such case at any time within the period commencing on the date of this Agreement through the date of termination of this Agreement; or

          (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Parent at the Parent Stockholders Meeting and at the time of such meeting there shall exist an Alternate Transaction; or

          (iii) Section 8.01(i)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of Parent, there exists an Alternate Transaction; or

          (iv) Sections 8.01(i)(ii) or (iii); or

          (v) Section 8.01(j); and

there has been no material adverse change as described in Section 7.02(c) or material breach by the Company of any representation, warranty or covenant on the part of the Company set forth in this Agreement, then Parent shall pay to the Company an amount equal to $4,000,000, which amount is inclusive of all of the Company's Expenses.

     (e) Any payment required to be made pursuant to Section 8.05(c) or (d) of this Agreement shall be made as promptly as practicable but not later than ten business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01.  Effectiveness of Representations, Warranties and
Agreements. (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect from the date of this Agreement until the Effective Date regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and IX and Sections 6.08, 6.09 and 6.11 shall survive the Effective Time and those set forth in Sections 5.04(d), 8.02 and 8.05 and Article IX hereof shall survive termination. Nothing herein shall be construed to cause the Confidentiality Agreements to terminate upon the termination of this Agreement pursuant to Article VIII.

     SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses

(or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

       (a) If to any of the Parent Companies, to:

           Harte-Hanks Communications, Inc.
           200 Concord Plaza Drive
           Suite 800
           San Antonio, Texas 78216
           Attention: Larry Franklin
           Telecopier No. (210) 829-9403

          with a copy to:

           Hughes & Luce, L.L.P.
           2800 Bank One Center
           1717 Main Street
           Dallas, Texas 75201

           Attention: Alan J. Bogdanow
           Telecopier No.: (214) 939-6100

       (b) If to the Company, to:

           DiMark, Inc.
           2050 Cabot Boulevard West.
           Langhorne, Pennsylvania 19047

           Attention: Thomas Garvey
                      Michael Wert
                      Telecopier No.: (215) 741-3534

          with a copy to:

           Mesirov Gelman Jaffe Cramer & Jamieson
           1735 Market Street
           Philadelphia, Pennsylvania 19103

           Attention: Richard P. Jaffe
           Telecopier No.: (215) 994-1111

     SECTION 9.03. Certain Definitions. For the purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of the Company Common Stock or Parent Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, the Company Common Stock or Parent Common Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

          (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

          (d) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "ERISA Affiliate" means the Company and each corporation, partnership, or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with the Company pursuant to Code Section 414 or ERISA Section 4001.

          (f) "knowledge" or "known" means with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

          (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section 13(d) of the Exchange Act);

          (h) "Registrable Securities" shall mean any shares of Parent Common Stock issued to affiliates of the Company pursuant to Section 2.01 of this Agreement. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been sold pursuant to Rule 145(d) (or any successor provision) under the Securities Act or be freely saleable under Rule 145(d) under the Securities Act in the written opinion of outside counsel, addressed to the holders thereof, selected by the Company and reasonable acceptable to such holders, (iii) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any state securities or blue sky law then in force, or (iv) they shall have ceased to be outstanding.

          (i) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (j) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto.

     SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreements constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof. The Company agrees that nothing contained in this Agreement, the proxies granted by certain officers and directors of the Company to Parent on or about the date hereof or the transactions contemplated hereby or thereby shall be deemed to violate the Confidentiality Agreements and that such agreements and proxies have been entered into or granted with the prior written consent of the Company.

     SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.08 and Section 6.11), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     SECTION 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, except to the extent that the laws of New Jersey mandatorily apply.

     SECTION 9.12. Registration Rights. (a) Piggyback Registration. (1) If, at any time in the first two years following the Closing, the Parent proposes to register any of its Common Stock under the Securities Act (other than on a registration statement on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), the Parent shall give written notice to the holders of any Registrable Securities at least 15 days prior to the anticipated filing date of such proposed registration statement and upon the written request of any such holder, given within 10 days of the receipt of any such written notice (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Parent will use its best efforts to include in such registration statement all of the Registrable Securities held by such holders and specified in such requests; provided, however, that (i) the maximum number of securities to be sold by such holders shall not exceed the number of securities which the managing underwriter (or the Parent in the event the offering is not underwritten) considers, in good faith, to be appropriate based on market conditions and other relevant factors (including pricing and the number of securities to be sold by the Parent and stockholders and option holders of the Parent) at such time; and (ii) if the total number of securities desired to be sold exceeds such amount, the Parent or, in the case of registration required pursuant to a demand registration right granted to other stockholders of the Parent, the stockholders that demanded such registration, shall be entitled to include in the offering the full number of securities which it desires to include, and any holders of Registrable Securities, and other stockholders and option holders of the Parent who elect to participate in the offering shall each be entitled to sell a portion of any remaining amount of the number of securities pro rata based on the number of shares of Common Stock each such holder notified the Parent that such holder wished to sell. In any case, any such holder shall have the right to withdraw its request for inclusion of its securities in any registration statement pursuant hereto by giving written notice to the Parent of its request to withdraw prior to the effective date of such registration statement. At any time prior to the effective date of any registration statement pursuant hereto, the Parent shall have the right to discontinue such registration hereunder. No registration effected pursuant to this Section 9.12(a) shall relieve the Parent from its obligation to effect any registration on request pursuant to Section 9.12(b) hereof.

     (2) If any holder of Registrable Securities elects to participate in an underwritten offering of securities, the Parent will enter into an underwriting agreement with the underwriters for such offering, such agreement to be reasonably satisfactory in form and substance to the Parent, each such selling holder and the underwriters, and to contain such representations, warranties and covenants by the Parent and such other terms as are customarily contained in such agreements used by the managing underwriter, including without limitation indemnities and contributions to the effect and to the extent provided herein or as may otherwise be required by the managing underwriter. Each such selling holder shall be party to any underwriting agreement relating to an underwritten sale of its securities. Such holder shall not be required to make any representations or warranties to or agreements with the Parent or the underwriters except as related to such holder and except for the indemnities and contribution to the effect and to the extent provided herein or as may otherwise be required by the managing underwriter.

     (b) Registration on Request. (1) For a period of two years following the Closing, upon the written request of holders holding Registrable Securities requesting that the Parent effect the registration under the Securities Act of not less than 500,000 shares of such Registrable Securities, the Parent shall promptly provide written notice of such request to all holders of Registrable Securities, and thereupon will use its best efforts to register under the Securities Act the Registrable Securities held by such holders which the Parent has been so requested by such holders to register and all other Registrable Securities which the Parent has been requested by any other holder by written request given to the Parent within 10 days after giving of such written notice by the Parent, subject to the limitation of subsection (3) below.

     (2) The registration rights granted hereby are subject to the following limitations: (i) the Parent shall not be obligated to file more than one such registration statements pursuant hereto; (ii) the Parent shall not be obligated to cause any registration statement filed hereunder to be declared effective less than six months after the effective date of any other registration statement filed by the Parent; and (iii) if with respect thereto, the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of an audit other than the regular audit conducted by the Parent at the end of its fiscal year, in which case the filing may be delayed until the completion of such regular audit (unless the holders requesting registration agree to pay the expenses of the Parent in connection with such an audit other than the regular audit). In addition, the Parent shall have the right to postpone the filing of any registration statement requested pursuant hereto for up to three (3) months if, in the opinion of the Board of Directors of the Parent, the filing of any such registration statement would interfere with any material transaction then being pursued by the Parent or other material, pending development. The Parent shall select any underwriter or underwriters used in connection with any public offering of securities registered pursuant to this paragraph.

     (3) The Parent may elect to include in any registration statement filed and any offering pursuant hereto, newly issued shares of Common Stock and shares held by other stockholders of the Parent ("Other Sellers"); provided that if the number of securities desired to be offered by the Parent and such Other Sellers together with the Registrable Securities which the Parent has been requested to register exceeds the maximum number of securities which any managing underwriter recommends including in the offering, then the holders of Registrable Securities and the Parent shall be entitled to include in the offering the full number of securities which they desire to include, and each of the Other Sellers who elect to participate in the offering shall be entitled to sell a portion of the remaining maximum number, if any, pro rata based on the number of securities each such Other Seller notified the Parent that such Other Seller wished to sell. If, pursuant to the preceding sentence, all the securities of the Other Sellers are excluded, and the number of securities proposed to be included by the holders of Registrable Securities and the Parent exceeds the maximum number, such holders shall be entitled to include in the offering the full number of Registrable Securities and the Parent shall be entitled to sell the remaining amount up to the maximum number. Each of the holders of Registrable Securities and the Parent (in the event that any securities are to be offered by the Parent) may withdraw from any demand registration pursuant hereto by giving written notice to the Parent prior to the closing with respect to such offering; provided, however, that after such withdrawal, no such withdrawing holder may demand any registration pursuant hereto.

     (c) Cooperation. If so requested by any managing underwriter of any offering of securities pursuant hereto, all holders of Registrable Securities and the Parent shall agree not to sell any shares of Common Stock (other than shares to be sold in such offering) without the consent of any such managing underwriter for a period of seven days prior to and up to three months after the effective date of the registration statement filed with respect to such offering.

     (d) Information. A holder of Registrable Securities wishing to have any Registrable Securities included in a registration statement shall furnish to the Parent all such information and material as may be reasonably requested by the Parent or its counsel, including without limitation all information and material concerning such holder of Registrable Securities as may be required to be included in such registration statement under the Securities Act and the securities laws of the jurisdictions in which any public offering is made. Such holder shall also do all such things and execute all such additional instruments as may be necessary or desirable in the opinion of the Parent or its counsel in connection with such registration statement and shall comply in all respects with the Securities Act and the securities laws of the jurisdictions in which any public offering is made. The Parent may require each seller of any Registrable Securities as to which any registration is being effected to furnish the Parent such information regarding such seller and the distribution of such Registrable Securities as the Parent may from time to time request in writing and as shall be required by law to effect such registration.

     (e) Obligations of the Parent. Whenever the Parent is required by the provisions hereof to register any Registrable Securities under the Securities Act, the Parent shall, as expeditiously as possible:

          (1) prepare and file with the SEC, and use its best efforts to cause to be declared and remain effective, the registration statement and any amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep the registration statement current and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement required to effect the distribution of such securities, but in no event shall the Parent be required to do so for a period of more than 180 days following the effective date of the registration or such longer period as may be required under any underwriting agreement;

          (2) use its best efforts to register or qualify the securities covered by the registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any managing underwriter reasonably shall request; provided, however, that in no event shall the Parent be required to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified, to conform the composition of its assets at the time to the securities or blue sky laws of any jurisdiction, or to subject itself to taxation in any jurisdiction where it has not theretofore done so;

          (3) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC;

          (4) assist the sellers of any such Registrable Securities and any managing underwriter in the marketing process with respect to such public offering to such extent as they shall reasonably request;

          (5) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Common Stock owned by such seller; and

          (6) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the period mentioned in subdivision (1) of this Section 9.12(e), of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (and upon receipt of such notice and until a supplemented or amended prospectus as set forth below is available, each such seller shall not offer or sell any securities covered by such registration statement and shall return all copies of such prospectus to the Parent if requested to do so by it), and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

     (f) Expenses. The Parent will pay all registration expenses in connection with each registration of Registrable Securities requested pursuant to Sections 9.12(a) and 9.12(b) and any other fees and expenses relating to the Parent, and each holder shall pay all fees and expenses of counsel to such holder, underwriting discounts and commissions, and transfer taxes, if any, relating to the sale or disposition of such holder's Registrable Securities pursuant to a registration statement effected pursuant to Sections 9.12(a) and 9.12(b).

     (g) Indemnification. (1) In the event of any registration under the Securities Act of any securities of the Parent pursuant hereto, the Parent shall
(i) indemnify and hold harmless any holder of Registrable Securities whose securities are included in the registration statement (the "Seller"), any underwriter, and each other person, if any, who controls any Seller or underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several ("Claims"), to which each such indemnified party may become subject, under the Securities Act or otherwise, insofar as any claims (or actions in respect thereof) that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or preliminary prospectus (if used prior to the effective date of the registration statement) or summary or final prospectus or any amendment or supplement thereto (if used during the period that the Parent is required to keep the registration statement current) or any document filed under a state securities or blue sky law (collectively, "Registration Documents") or insofar as any Claims (or actions in respect thereof) that arise out of or are based upon the omission or alleged omission to state in any Registration Document a material fact required to be stated therein or necessary to make the statements made therein not misleading; and (ii) reimburse each indemnified party for all legal or other expenses reasonably incurred by it in connection with investigating or defending any Claim or action, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Parent; provided, however, that the Parent shall not be liable to a particular indemnified party in any case to the extent that any Claim or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission made in any Registration Document in reliance upon and in conformity with information furnished by such indemnified party. In addition, the Parent will not indemnify (unless otherwise required by the managing underwriter) any underwriter or any person who is associated with or controls any underwriter with respect to any preliminary prospectus if the underwriter failed to send or to give a copy of the final prospectus to the person asserting the Claim at or prior to the written confirmation of the sale of the securities of the Parent to such person, if the untrue statement or omission at issue had been corrected in the final prospectus.

     (2) In the event of any registration under the Securities Act of any Registrable Securities pursuant hereto, each Seller severally shall (i) indemnify and hold harmless the Parent, each of its directors, each of its officers who have signed the registration statement, each other person, if any, who controls the Parent within the meaning of Section 15 of the Securities Act, and each underwriter and each other person, if any, who controls such underwriter within the meaning of Section 15 of the Securities Act against any Claims to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such Claims (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Document, or arise out of or are based upon the omission or alleged omission to state in any Registration Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, and (ii) reimburse each indemnified party for all legal or other expenses reasonably incurred by it in connection with investigating or defending any such Claim or action, excluding any amounts paid in settlement of any litigation, commenced or threatened, if the settlement is effected without the prior written consent of the Seller; provided, however, that such indemnification or reimbursement shall be payable only if, and to the extent that any Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Document in reliance upon and in conformity with written information furnished to the Parent by the Seller specifically stating that it is for use in the preparation thereof.

     (3) The Parent will not be required to register Registrable Securities held by any Seller unless such Seller executes an agreement to indemnify the Parent and other Sellers and associated persons upon the same terms and conditions as the Seller agrees to indemnify the Parent as provided herein.

     (4) Promptly after receipt by a party to be indemnified of notice of the commencement of any action, the indemnified party shall notify the party from whom indemnity may be sought in writing of the commencement thereof, if a claim in respect thereof is to be made against an indemnifying party hereunder; but the omission of such notice shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than pursuant hereto. In case any action is brought against the indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and to the extent that it chooses, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party that it so chooses, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim within 20 days after receiving notice from the indemnified party that the indemnified party believes it has failed to do so, or (ii) if the indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be legal defenses available to the indemnified party that are not available to the indemnifying party, or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there may be legal defenses available to some indemnified parties that are not available to all, or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     (5) Any indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party.

     (6) If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other or
(ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, but also the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (h) All agreements with respect to indemnification pursuant to this Agreement shall remain in full force and effect and shall survive delivery of and payment for any Registrable Securities registered pursuant to this Section 9.12.

     SECTION 9.13. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.14. Irrevocable Proxy. (a) Upon execution of this Agreement, the Company shall cause each of Thomas E. Garvey, Michael L. Wert and Stephen C. Marcus to execute and deliver an irrevocable proxy in favor of Parent with respect to all of the voting stock of the Company held by such persons equal to approximately 28.2% of the total shares of Company voting stock outstanding as of the date hereof, in substantially the form attached as Exhibit C to this Agreement.

     (b) Upon execution of this Agreement, Parent shall cause each of Andrew B. Shelton and Houston H. Harte to execute and deliver an irrevocable proxy in favor of the Company with respect to the voting stock of Parent held by such persons equal to approximately 28.2% of the total shares of Parent voting stock as of the date hereof in substantially the form attached as Exhibit D to this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          HARTE-HANKS COMMUNICATIONS, INC.

                                          By:      /s/  LARRY FRANKLIN
                                                       Larry Franklin
                                               President and Chief Executive
                                                           Officer

                                          HHD ACQUISITION CORP.

                                          By:      /s/  LARRY FRANKLIN
                                                       Larry Franklin
                                                         President

                                          DIMARK, INC.

                                          By:     /s/  THOMAS E. GARVEY
                                                      Thomas E. Garvey
                                                          Chairman

                                                                       EXHIBIT A

                         COMPANY AFFILIATE'S AGREEMENT

Harte-Hanks Communications, Inc.
200 Concord Plaza Drive
Suite 800
San Antonio, Texas 78216

Ladies and Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of DiMark, Inc., a New Jersey corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Harte-Hanks Communications, Inc., a Delaware corporation ("Parent"), HHD Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company dated as
of February   , 1996 (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into the Company (the "Merger"), I will be entitled to receive shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock"), in exchange for shares of common stock, no par value, of the Company ("the Company Common Stock") owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger as determined pursuant to the Merger Agreement.

     I further understand that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the SEC has issued certain guidelines that should be followed to ensure the pooling of the entities.

     In consideration of the agreements contained herein, Parent's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that (i) I will not make any sale, transfer or other disposition of the Company Common Stock owned by me during the period commencing 30 days before the Effective Time and ending at the earlier of the Effective Time and the termination of the Merger Agreement, and
(ii) I will not make any sale, transfer or other disposition of Parent Common Stock owned by me after the Effective Time until such time as financial statements that include at least 30 days of combined operations of the Company and Parent after the Merger shall have been publicly reported, unless I shall have delivered to Parent prior to any such sale, transfer or other disposition, a written opinion from KPMG Peat Marwick, independent public accountants for Parent, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to Parent, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC and (iii) I will not make any sale, transfer or other disposition of any shares of Parent Common Stock received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations. I have been advised that the issuance of the shares of Parent Common Stock pursuant to the Merger will have been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised, and I agree, that since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Parent Common Stock received by me pursuant to the Merger can be sold by me only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

     I also understand and agree that stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Common Stock to be received by me pursuant to the Merger and that there will be

                            Exhibit A-1 to Appendix A
placed on the certificates representing such shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance as follows:

          "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and [Parent], a copy of which agreement is on file at the principal offices of such company."

     It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if I shall have delivered to Parent an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act.

     By its execution hereof, Parent agrees that it will, as long as I own any Parent Common Stock to be received by me pursuant to the Merger, the resale of which remains subject to Rule 145 under the Securities Act, take all reasonable efforts to make timely filings with the SEC of all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:
                                            Date:
                                            Address:

ACCEPTED this        day
of             , 1996

Harte-Hanks Communications, Inc.

By:
--------------------------------------
    Name:
    Title:

                            Exhibit A-2 to Appendix A

                                                                       EXHIBIT B

                          PARENT AFFILIATE'S AGREEMENT

Harte-Hanks Communications, Inc.
200 Concord Plaza Drive
Suite 800
San Antonio, Texas 78216

Ladies and Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of Harte-Hanks Communications, Inc., a Delaware corporation ("Parent"), as that term is defined in Rule 1-02 of Regulation S-X of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC").

     I understand that, pursuant to the terms and subject to the conditions of
that certain Agreement and Plan of Merger dated as of February   , 1996 (the
"Merger Agreement") by and among Parent, HHD Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and DiMark, Inc., a New Jersey corporation ("the Company"), Merger Sub will be merged with and into the Company (the "Merger") at the Effective Time (as defined in the Merger Agreement).

     I further understand that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the SEC has issued certain guidelines that should be followed to ensure the pooling of the entities.

     In consideration of the agreements contained herein, Parent's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that (i) I will not make any sale, transfer or other disposition of Parent Common Stock (as defined in the Merger Agreement) owned by me during the period commencing 30 days before the Effective Time and ending at the earlier of the Effective Time and the termination of the Merger Agreement, and (ii) I will not make any sale, transfer or other disposition of Parent Common Stock owned by me after the Effective Time until such time as financial statements that include at least 30 days of combined operations of the Company and Parent after the Merger shall have been publicly reported, unless I shall have delivered to Parent prior to any such sale, transfer or other disposition, a written opinion from KPMG Peat Marwick, independent public accountants for Parent, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to Parent, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

                                          Very truly yours,

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:
                                            Date:
                                            Address:

                            Exhibit B-1 to Appendix A

                                                                       EXHIBIT C

                                                                          , 1996

RE:  IRREVOCABLE PROXY

Ladies and Gentlemen:

     In connection with the execution of that certain merger agreement by and among Harte-Hanks Communications, Inc., HHD Acquisition Corp., and DiMark, Inc.
(the "Company") dated February   , 1996 (the "Merger Agreement"), the
undersigned ("Grantor") hereby irrevocably appoints (*) (or its designees), with full power of substitution, as proxy for the Grantor to vote the shares of common stock ("Common Stock") of the Company which the Grantor is entitled to vote (the "Proxy Shares"), for and in the name, place and stead of the Grantor, at any meeting of the holders of shares of Company Common Stock or any adjournments or postponements thereof or pursuant to any consent in lieu of a meeting, or otherwise, with respect only to the approval of the Merger Agreement, any matters related to or in connection with the proposed merger and any corporate action the consummation of which would violate, frustrate the purposes of, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement (including without limitation any proposal to amend the articles of incorporation or by-laws of the Company or approve any merger, consolidation, sale or purchase of any assets, issuance of Company Common Stock or any other equity security of the Company (or a security convertible into an equity security of the Company), reorganization, recapitalization, liquidation or winding up of or by the Company). The undersigned represents and warrants that the undersigned has all necessary power and authority to deliver this proxy.

     This proxy is coupled with an interest and is expressly made irrevocable and will expire on the earliest to occur of (i) the closing of the transaction contemplated by the Merger Agreement, (ii) the termination of the Merger Agreement pursuant to its terms, or (iii) July 31, 1996.

     This proxy shall be filed with the Secretary of the Company.

                                          --------------------------------------

                                          Printed Name
                                                      --------------------------

                                          No. of Proxy Shares

                                                      --------------------------

                            Exhibit C-1 to Appendix A

                                                                       EXHIBIT D

                                                                          , 1996

RE: IRREVOCABLE PROXY

Ladies and Gentlemen:

     In connection with the execution of that certain merger agreement by and among Harte-Hanks Communications, Inc. ("Parent"), HHD Acquisition Corp. and
DiMark, Inc. dated February   , 1996 (the "Merger Agreement"), the undersigned
("Grantor") hereby irrevocably appoints (*) (or its designees), with full power of substitution, as proxy for the Grantor to vote the shares of common stock ("Common Stock") of Parent, which the Grantor is entitled to vote (the "Proxy Shares"), for and in the name, place and stead of the Grantor, at any meeting of the holders of shares of Parent Common Stock or any adjournments or postponements thereof or pursuant to any consent in lieu of a meeting, or otherwise, with respect only to the approval of the issuance of Parent Common Stock pursuant to the Merger Agreement (the "Stock Issuance"), any matters related to or in connection with the Stock Issuance and any corporate action the consummation of which would violate, frustrate the purposes of, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement (including without limitation any proposal to amend the certificate of incorporation or by-laws of Parent or approve any merger, consolidation, sale or purchase of any assets, issuance of Parent Common Stock or any other equity security of Parent (or a security convertible into an equity security of Parent), reorganization, recapitalization, liquidation or winding up of or by Parent). The undersigned represents and warrants that the undersigned has all necessary power and authority to deliver this proxy.

     This proxy is coupled with an interest and is expressly made irrevocable and will expire on the earliest to occur of (i) the closing of the transaction contemplated by the Merger Agreement, (ii) the termination of the Merger Agreement pursuant to its terms, or (iii) July 31, 1996.

     This proxy shall be filed with the Secretary of Parent.

                                          --------------------------------------

                                          Printed Name
                                                      --------------------------

                                          No. of Proxy Shares

                                                      --------------------------

                            Exhibit D-1 to Appendix A

                                                                      APPENDIX B

                                      LOGO

                                                                February 4, 1996

Board of Directors
Harte-Hanks Communications, Inc.
200 Concord Plaza Drive, Suite 800
San Antonio, Texas 78291

Gentleman:

     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Harte-Hanks Communications, Inc. (the "Company") of the consideration to be paid by the Company pursuant to the terms of the Merger Agreement dated as February 4, 1996, between the Company and DiMark, Inc. ("DiMark") (the "Agreement").

     Pursuant to the Agreement, each share of common stock of DiMark will be converted into the right to receive 0.656 shares of common stock of the Company, $1.00 par value of the Company.

     In arriving at our opinion, we have reviewed the Agreement, and the financial and other information that was publicly available or furnished to us by the Company and DiMark, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of DiMark prepared by the management of DiMark and certain financial projections of the Company prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and DiMark with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of DiMark, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information that was available to us from public sources, that was provided to us by the Company and DiMark or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and DiMark as to the future operating and financial performance of the Company and DiMark. We have not assumed any responsibility for making any independent evaluation of DiMark assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company's common stock will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transactions.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:     /s/  LOUIS P. FRIEDMAN
                                                     Louis P. Friedman
                                                     Managing Director

                                                                      APPENDIX C

LOGO

                                                    Dated as of February 3, 1996

Board of Directors of Dimark, Inc.
2050 Cabot Boulevard West
Langhorne, PA 19047
Attention: Thomas E. Garvey
           Chairman

Dear Sirs:

     Dimark, Inc. ("Dimark" or the "Company") has entered into an Agreement and Plan of Merger dated as of February 5, 1996 (the "Merger Agreement") by and among the Company, Harte-Hanks Communications, Inc. ("HH") and its wholly owned subsidiary, HHD Acquisition Corp. ("MergerCo."). Pursuant to the Merger Agreement, MergerCo. will merge with and into the Company (the "Merger"). Pursuant to the Merger Agreement, the stockholders of the Company (the "Public Stockholders") will receive, for each share of Dimark Common Stock held by the Public Stockholders, .656 shares of HH Common Stock. You have requested our opinion as to whether the consideration to be received by the Public Stockholders in the Merger is fair, from a financial point of view, to the Public Stockholders.

     Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. In addition, Alex. Brown & Sons Incorporated regularly publishes research reports regarding the direct marketing, business services and media and communications industries, and businesses and securities of publicly owned companies in those industries. We are rendering the opinion set forth herein to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services. In addition, Alex. Brown will receive a fee for its services to the Company in connection with the Merger, contingent upon consummation of the Merger. Alex. Brown in the past has provided financial advisory services to the Company and received as compensation warrants to purchase the Company's common stock. In the ordinary course of its business, Alex. Brown and its affiliates may actively trade the debt and equity securities of the Company and HH for their own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.

     In connection with our opinion, we have reviewed the Merger Agreement, certain publicly available financial information concerning the Company and HH and certain non-public information, including financial forecasts, furnished to us concerning the Company and HH. We have also held discussions with members of the senior management of the Company and HH regarding their respective businesses and prospects. In addition, we have (i) reviewed the reported price and trading activity for the common stock of the Company and HH, (ii) reviewed certain financial and stock market information for the Company and HH, and similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain selected business combinations, and (iv) performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

     We have not independently verified the information described above, and for purposes of this opinion, and with your consent, have assumed the accuracy, completeness and fairness thereof. With respect to financial forecasts and other information relating to the prospects of the Company and HH, we have assumed that such forecasts and other information were reasonably prepared and reflect the best currently available estimates and good faith judgments of the managements of the Company and HH, respectively, as to the likely future financial performance of the Company and HH. In addition, we have not conducted a physical inspection of the properties or facilities or made an independent evaluation or appraisal of the assets of the Company or HH, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on the prices of securities at the time of our opinion, as well as financial, economic, monetary, political, market, and other conditions as they exist and can be evaluated as of the date of this letter. We are not expressing any opinion as to the prices at which HH Common Stock will trade subsequent to the Merger. We have made no independent investigation of any legal matters affecting any of the Company or HH, and have assumed the correctness of all legal and accounting advice given to such parties and the Board of Directors, including advice as to the accounting and tax consequences of the Merger to the Company and the Public Stockholders.

     It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without Alex. Brown's prior written consent.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter, the consideration to be received by the Public Stockholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Stockholders.

                                          Very truly yours,

                                          Alex. Brown & Sons Incorporated

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Harte-Hanks' Amended and Restated Certificate of Incorporation provides that no director of Harte-Hanks will be personally liable to Harte-Hanks or any of its stockholders for monetary damages arising from the director's breach of the duty of care as a director with certain limited exceptions.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

     Harte-Hanks' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

     Harte-Hanks maintains a policy of liability insurance to insure its officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of Harte-Hanks.

     Insofar as indemnification by Harte-Hanks for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Harte-Hanks pursuant to the foregoing provisions, Harte-Hanks has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
  NUMBER                          DESCRIPTION OF EXHIBITS
---------- ----------------------------------------------------------------------
     2.1   -- Agreement and Plan of Merger dated February 4, 1996 by and among
              Harte-Hanks Communications, Inc., HHD Acquisition Corp. and DiMark,
              Inc. (contained in Appendix A to the Joint Proxy
              Statement/Prospectus and incorporated herein by reference)
     3.1   -- Harte-Hanks Communications, Inc. Amended and Restated Certificate
              of Incorporation(1)
     3.2   -- Harte-Hanks Communications, Inc. Amended and Restated Bylaws(1)
    *5.1   -- Opinion of Hughes & Luce, L.L.P. re Legality
    *5.2   -- Opinion of Hughes & Luce, L.L.P. re Tax Matters
    *5.3   -- Opinion of Mesirov Gelman Jaffe Cramer & Jamieson

 EXHIBIT
  NUMBER                          DESCRIPTION OF EXHIBITS
---------- ----------------------------------------------------------------------
    *9.1   -- Irrevocable Proxy dated February 4, 1996 executed by Thomas E.
              Garvey in favor of Harte-Hanks Communications, Inc.
    *9.2   -- Irrevocable Proxy dated February 4, 1996 executed by Michael L.
              Wert in favor of Harte-Hanks Communications, Inc.
    *9.3   -- Irrevocable Proxy dated February 4, 1996 executed by Stephen C.
              Marcus in favor of Harte-Hanks Communications, Inc.
    *9.4   -- Irrevocable Proxy dated February 4, 1996 executed by Stephen C.
              Marcus as trustee for the Marcus Family Foundation in favor of
              Harte-Hanks Communications, Inc.
    *9.5   -- Irrevocable Proxy dated February 4, 1996 executed by Houston H.
              Harte in favor of DiMark, Inc.
    *9.6   -- Irrevocable Proxy dated February 4, 1996 executed by Andrew B.
              Shelton in favor of DiMark, Inc.
    10.1   -- Harte-Hanks Communications, Inc. 1991 Stock Option Plan(2)
    10.2   -- Amendment to Harte-Hanks Communications, Inc. 1991 Stock Option
              Plan(3)
    10.3   -- Amendment No. 2 to Harte-Hanks Communications, Inc. 1991 Stock
              Option Plan(1)
   *10.4   -- Harte-Hanks Communications, Inc. 1996 Incentive Compensation Plan
   *10.5   -- Harte-Hanks Communications, Inc. Deferred Compensation Plan for
              Management Bonuses
   *10.6   -- Form of Employment Agreement between DiMark, Inc., Thomas E. Garvey and Harte-Hanks Communications, Inc.
   *10.7   -- Form of Employment Agreement between DiMark, Inc., Michael Wert and
              Harte-Hanks Communications, Inc.
   *10.8   -- Form of Employment Agreement between Mars Graphic Services, Inc.,
              Stephen C. Marcus and Harte-Hanks Communications, Inc.
   *10.9   -- Form of Employment Agreement between Employer and Employees
   *13.1   -- Annual Report to Stockholders
   *21.1   -- Subsidiaries
   *23.1   -- Consent of Hughes & Luce, L.L.P. (contained in Exhibit 5.1)
   *23.2   -- Consent of Mesirov Gelman Jaffe Cramer & Jamieson (contained in
              Exhibit 5.3)
   *23.3   -- Consent of KPMG Peat Marwick LLP
   *23.4   -- Consent of Arthur Andersen LLP
   *23.5   -- Consent of Donaldson, Lufkin & Jenrette Securities Corporation
   *23.6   -- Consent of Alex. Brown & Sons Incorporated
   *24.1   -- Powers of Attorney (included on the signature page of this
              Registration Statement)

---------------
 *  Filed herewith

(1) Filed as an Exhibit to the Company's Registration Statement on Form S-2, Registration No. 33-69202, and incorporated herein by reference.

(2) Filed as an Exhibit to the Report of the Company on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.

(3) Filed as an Exhibit to the Report of the Company on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes

          (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) and 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 28, 1996.

                                            HARTE-HANKS COMMUNICATIONS, INC.

                                            By:    /s/  LARRY FRANKLIN
                                                ------------------------------
                                                        Larry Franklin
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     Know all men by these presents, that each of the undersigned hereby constitutes and appoints Larry Franklin his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement, and to file the same with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on March 28, 1996 by the following persons in the capacities indicated.

                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------
          /s/  LARRY FRANKLIN                   Director, President and Chief Executive
--------------------------------------------        Officer
               Larry Franklin

        /s/  DR. PETER T. FLAWN                 Director
--------------------------------------------
             Dr. Peter T. Flawn

       /s/  CHRISTOPHER M. HARTE                Director
--------------------------------------------
            Christopher M. Harte

          /s/  EDWARD H. HARTE                  Director
--------------------------------------------
               Edward H. Harte

         /s/  HOUSTON H. HARTE                  Chairman, Board of Directors
--------------------------------------------
              Houston H. Harte

         /s/  JAMES L. JOHNSON                  Director
--------------------------------------------
              James L. Johnson

         /s/  ANDREW B. SHELTON                 Director
--------------------------------------------
              Andrew B. Shelton

        /s/  RICHARD L. RITCHIE                 Senior Vice President, Finance, Chief
--------------------------------------------        Financial and Accounting Officer
             Richard L. Ritchie

                               INDEX TO EXHIBITS

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                            NUMBERED
  NUMBER                           DESCRIPTION OF EXHIBITS                            PAGES
---------- -----------------------------------------------------------------------------------
     2.1   -- Agreement and Plan of Merger dated February 4, 1996 by and among
              Harte-Hanks Communications, Inc., HHD Acquisition Corp. and DiMark,
              Inc. (contained in Appendix A to the Joint Proxy Statement/Prospectus
              and incorporated herein by reference)
     3.1   -- Harte-Hanks Communications, Inc. Amended and Restated Certificate of
              Incorporation(1)
     3.2   -- Harte-Hanks Communications, Inc. Amended and Restated Bylaws(1)
    *5.1   -- Opinion of Hughes & Luce, L.L.P. re Legality
    *5.2   -- Opinion of Hughes & Luce, L.L.P. re Tax Matters
    *5.3   -- Opinion of Mesirov Gelman Jaffe Cramer & Jamieson
    *9.1   -- Irrevocable Proxy dated February 4, 1996 executed by Thomas E. Garvey in favor of Harte-Hanks Communications, Inc.
    *9.2   -- Irrevocable Proxy dated February 4, 1996 executed by Michael L. Wert in favor of Harte-Hanks Communications, Inc.
    *9.3   -- Irrevocable Proxy dated February 4, 1996 executed by Stephen C.
              Marcus in favor of Harte-Hanks Communications, Inc.
    *9.4   -- Irrevocable Proxy dated February 4, 1996 executed by Stephen C.
              Marcus as trustee for the Marcus Family Foundation in favor of
              Harte-Hanks Communications, Inc.
    *9.5   -- Irrevocable Proxy dated February 4, 1996 executed by Houston H. Harte in favor of DiMark, Inc.
    *9.6   -- Irrevocable Proxy dated February 4, 1996 executed by Andrew B.
              Shelton in favor of DiMark, Inc.
    10.1   -- Harte-Hanks Communications, Inc. 1991 Stock Option Plan(2)
    10.2   -- Amendment to Harte-Hanks Communications, Inc. 1991 Stock Option
              Plan(3)
    10.3   -- Amendment No. 2 to Harte-Hanks Communications, Inc. 1991 Stock Option
              Plan(1)
   *10.4   -- Harte-Hanks Communications, Inc. 1996 Incentive Compensation Plan
   *10.5   -- Harte-Hanks Communications, Inc. Deferred Compensation Plan for
              Management Bonuses
   *10.6   -- Form of Employment Agreement between DiMark, Inc., Thomas E. Garvey and Harte-Hanks Communications, Inc.
   *10.7   -- Form of Employment Agreement between DiMark, Inc., Michael Wert and
              Harte-Hanks Communications, Inc.
   *10.8   -- Form of Employment Agreement between Mars Graphic Services, Inc.,
              Stephen C. Marcus and Harte-Hanks Communications, Inc.
   *10.9   -- Form of Employment Agreement between Employer and Employee
   *13.1   -- Annual Report to Stockholders
   *21.1   -- Subsidiaries
   *23.1   -- Consent of Hughes & Luce, L.L.P. (contained in Exhibit 5.1)
   *23.2   -- Consent of Mesirov Gelman Jaffe Cramer & Jamieson (contained in
              Exhibit 5.3)
   *23.3   -- Consent of KPMG Peat Marwick LLP